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As filed with the Securities and Exchange Commission on March 5, 2002

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OVERSTOCK.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware	5999	87-0634302
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Overstock.com, Inc.
6322 South 3000 East, Suite 100
Salt Lake City, Utah 84121
(801) 947-3100
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Patrick Byrne
President and Chief Executive Officer
Overstock.com, Inc.
6322 South 3000 East, Suite 100
Salt Lake City, Utah 84121
(801) 947-3100
(Name and address, including zip code, of agent for service)

Copies to:

Robert G. O'Connor, Esq.	Robert S. Townsend, Esq.
David R. Bowman, Esq.	Russell J. Wood, Esq.
Wilson Sonsini Goodrich & Rosati	Harrison S. Clay, Esq.
Professional Corporation	Morrison & Foerster LLP
2795 E. Cottonwood Parkway, Suite 300	425 Market Street
Salt Lake City, Utah 84121	San Francisco, California 94105
(801) 993-6400	(415) 268-7000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 145 under the Securities Act of 1933, check the following box./ /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.0001 par value	$36,800,000	$3,386

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.

        Overstock.com, Inc. hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Overstock.com, Inc. shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MARCH 5, 2002.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Overstock.com, Inc. Shares of Common Stock

This is our initial public offering and no public market currently exists for our shares. We expect that the public offering price will be between $ and $ per share. This price may not reflect the market price of our shares after our offering.
THE OFFERING	PER SHARE		TOTAL

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Overstock	$	$

We have granted the underwriter the right to purchase up to additional shares from us within 30 days after the date of this prospectus to cover any over-allotments. The underwriter expects to deliver shares of common stock to purchasers on , 2002.
Proposed Nasdaq National Market Symbol: OSTK

OpenIPO: The method of distribution being used by the underwriter in this offering differs somewhat from that traditionally employed in firm commitment underwritten public offerings. In particular, the public offering price and allocation of shares will be determined primarily by an auction process conducted by the underwriter and other securities dealers participating in this offering. A more detailed description of this process, known as an OpenIPO, is included in "Plan of Distribution."

    This offering involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2002

[INSIDE FRONT COVER OF PROSPECTUS]

        [Description of Artwork]

        The page is divided into four equally sized quadrants with a small box in the center with the logo of Overstock.com. Under the logo are the words "Name Brands At Clearance Prices."

        Above the four quadrants, the phrase "Great Prices on Brand Name Merchandise" appears.

        The upper left quadrant is a view of our Website with the red Overstock.com logo and various search mechanisms present at the top. The view of the main portion of the Web page displays various products and categories of products for sale. The upper right quadrant is a view of a different page of our B2B Website.

        The lower left quadrant is divided into nine equal squares, each of which has a picture of a product. The top three products, from left to right, are a camera, a VCR with a remote control, and a pair of in-line roller skates. The middle three products, from left to right, are a coffee maker, a diamond ring and a notebook computer. The bottom three products, from left to right, are a blue jacket, two pillows and a watch.

        The lower right quadrant is divided into two equal triangles by a diagonal line moving from the lower left corner of the quadrant up to the upper right corner of the quadrant. The upper left triangle of this quadrant contains a picture of a customer service representative. The lower left triangle of this quadrant contains a picture of our warehouse.

        You should rely only on the information contained in this prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

        Overstock.com and Overstockb2b.com are trademarks of Overstock.com, Inc. The Overstock.com logo is also a trademark of Overstock.com, Inc. Other service marks, trademarks and trade names referred to in this prospectus are property of their respective owners.

PROSPECTUS SUMMARY

        The following prospectus summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and our Financial Statements and Notes thereto appearing elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully.

Overstock.com, Inc.

        We are a leading online "closeout" retailer offering discount brand-name merchandise for sale over the Internet. Our merchandise offerings include bed-and-bath goods, kitchenware, watches, jewelry, electronics, sporting goods and designer accessories. We offer our customers an opportunity to shop for bargains conveniently, while offering our suppliers an alternative inventory liquidation distribution channel. We typically offer approximately 4,000 products in 13 categories on our Websites, www.overstock.com and www.overstockb2b.com. We continually add new, limited inventory products to our Websites in order to create an atmosphere that encourages customers to visit frequently and purchase products before our inventory sells out.

        The traditional liquidation market for closeout merchandise has high information asymmetries among buyers and sellers that permit liquidation brokers to profit from market inefficiencies and, we believe, to generate some of the highest returns on capital in the retail industry. Overstock utilizes the Internet to reduce these asymmetries and inefficiencies. Overstock's business platform has four components. We have a "direct" business, in which we buy and take possession of excess inventory for resale. We also have our "partner" business, in which we receive a commission for selling other parties' excess inventory on our Websites. While we call this our "partner" business, these arrangements are not contractually binding and often change. For both our direct and partner models we have a consumer and a business-to-business ("B2B") sales channel. Therefore, our business consists of four combinations of these components: direct consumer, direct B2B, partner consumer and partner B2B.

        We believe our business offers liquidation advantages for our manufacturers and shopping advantages for our customers, as listed below:

Advantages for Manufacturers	Advantages for Customers
• Limited sales channel conflict	• Discount prices
• Single point of distribution	• High quality and broad selection
• Improved control of distribution	• Convenient access
• Improved transaction experience	• Dedicated customer service

        Our objective is to leverage the Internet to become the dominant closeout solution for holders of brand-name merchandise, allowing them to dispose of that excess merchandise discretely and with high recovery values. We are pursuing this objective through the following key strategies:

  •
  Establish strong relationships with manufacturers;

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  Optimize inventory management through the use of technology;

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  Optimize marketing initiatives through the use of technology;

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  Maintain low customer acquisition costs;

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  Aggressively grow our B2B business; and

  •
  Deliver superior customer service.

        Our products are organized into 13 different departments. As of December 31, 2001 these were:

Bed, Bath & Linens	Home & Garden Décor
Books, Movies & Music	Housewares & Appliances
Computer & Home Office	Jewelry & Watches
Electronics & Cameras	Luggage & Business
Fashion & Accessories	Sports Gear
Gifts & Gadgets	Toys & Dolls
Handmade Designs/Worldstock

        Each of these departments has multiple categories and subcategories that further organize the products offered within that department.

        When customers place orders on our Websites, orders are fulfilled either directly from our Salt Lake City, Utah warehouse or from one of our partners. We monitor both sources for accurate order fulfillment and timely shipment. We generally charge $3.95 for basic ground shipping, but customers can also choose from various expedited shipping services at their expense.

        Historically, we have not focused our marketing efforts on national print and media campaigns. Instead, we have focused primarily on online campaigns that we believe are the most cost-effective means to direct visitors to our Websites. We have also recently established a B2B sales force to grow this part of our business aggressively.

        We have a limited operating history, a history of significant losses and we expect to encounter risks and uncertainties frequently faced by early stage companies in rapidly evolving markets. The online liquidation services market is new, rapidly evolving, intensely competitive and has relatively low barriers to entry, as new competitors can launch new Websites at relatively low cost. We believe that competition in the online liquidation market is based predominantly on price, product quality and selection, shopping convenience, customer service, and brand recognition, all of which are difficult to achieve and maintain. Our liquidation services compete with other online retailers and traditional liquidation "brokers," some of which may specifically adopt our methods and target our customers.

        Our principal executive offices are at 6322 South 3000 East, Suite 100, Salt Lake City, Utah 84121 and our telephone number is (801) 947-3100. We were initially formed as a limited liability company in Utah under the name D2-Discounts Direct, LLC in May 1997. In December 1998, we reorganized as a Utah corporation under the name D-2 Discounts Direct, Inc. In May 1999, we changed our name to deals.com, inc. In October 1999, we changed our name to Overstock.com, Inc. We will reincorporate in to Delaware prior to the closing of this offering. Our Website addresses are www.overstock.com and www.overstockb2b.com. The information contained on our Websites is not part of this prospectus.

The Offering

Common stock offered	shares
Common stock to be outstanding after this offering	shares
Use of proceeds
We expect to use the net proceeds from the offering for marketing and related expenditures to expand our business, capital expenditures, working capital, debt reduction and other general corporate purposes.
Proposed Nasdaq National Market symbol	OSTK

        The number of shares of common stock to be outstanding after this offering is based on 315,772,984 shares outstanding as of December 31, 2001. This number does not include the following:

  •
  32,912,241 shares of our common stock subject to options issued at a weighted average exercise price of $0.17 under our stock option plans as of December 31, 2001;

  •
  31,801,634 shares of our common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $0.20 per share as of December 31, 2001;

  •
  6,628,794 shares of our common stock reserved for issuance under our 1999 Stock Option Plan as of December 31, 2001;

  •
  9,613,328 shares of common stock reserved for issuance under our 2001 Stock Purchase Plan as of December 31, 2001;

  •
  up to            shares that could be sold to the underwriters upon exercise of their option to purchase additional shares to cover over-allotments; and

  •
  The sale on March 4, 2002 of 27,166,936 shares of our Series A preferred stock and the conversion on a one-for-one basis of our Series A preferred stock into shares of our common stock upon completion of this offering.

        Except as otherwise noted, the information in this prospectus assumes the following:

  •
  our reincorporation in to the State of Delaware which will be completed prior to the closing of this offering;

  •
  the filing of our Amended and Restated Certificate of Incorporation in the State of Delaware; and

  •
  the adoption of our Amended and Restated Bylaws.

        This offering will be made through the OpenIPO process, in which the allocation of shares and the public offering price are primarily based on an auction in which prospective purchasers are required to bid for the shares. This process is described under "Plan of Distribution." Except as otherwise indicated, the information in this prospectus assumes no exercise of the underwriters' over-allotment option.

        The terms "Overstock," "we," "us" and "our" as used in this prospectus refer to Overstock.com, Inc.

Summary Financial Data

        The following table sets forth summary consolidated, pro forma and other financial information of Overstock.

	Year ended December 31,
	1999	2000	2001
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Direct revenue	$1,835	$21,762	$35,243
Partner revenue	—	867	3,965
Warehouse revenue	—	2,894	795

Total revenue	1,835	25,523	40,003
Cost of goods sold	2,029	27,812	34,640

Gross profit (loss)	(194)	(2,289)	5,363
Operating expenses:
Selling, general and administrative expenses	8,178	18,932	15,874
Amortization of goodwill	—	226	3,056

Operating loss	$(8,372)	$(21,447)	$(13,567)

Net loss	$(8,357)	$(21,312)	$(13,806)

Net loss attributable to common shares	$(8,361)	$(21,521)	$(14,202)

Net loss per common share	$(0.16)	$(0.13)	$(0.05)
Weighted average common shares outstanding	51,139	167,821	311,674
	As of December 31, 2001
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$3,729	$10,336	—
Working capital	3,071	9,678	—
Total assets	21,714	28,321	—
Total indebtedness	4,677	4,677	—
Redeemable securities	5,176	11,783	—
Shareholders' equity	6,088	6,088	—

        The pro forma information above reflects the proceeds of $6,607,000 from the sale of 27,166,936 shares of Series A preferred stock on March 4, 2002.

        The pro forma as adjusted information above gives effect to our receipt of the estimated proceeds from the sale of            shares of common stock in this offering at an assumed price of $    per share.

RISK FACTORS

        Any investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, and all other information contained in this prospectus, before you decide whether to purchase our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also become important factors that may harm our business. The occurrence of any of the following risks could harm our business. The trading price of our common stock could decline due to any of these risks and uncertainties, and you may lose part or all of your investment.

Risks Relating to Overstock

Because we have a limited operating history, we expect to encounter risks and difficulties frequently faced by early stage companies in rapidly evolving markets.

        We have a limited operating history on which to base an evaluation of our business and prospects. We originally incorporated in May 1997 and began posting a list of our merchandise on our Website in August 1998. In March 1999, we launched the first version of our Website through which customers could purchase products. Because of this limited operating history, you must consider the risks and difficulties frequently encountered by early-stage companies like us in new and rapidly evolving markets, such as online commerce, in general, and Internet-based merchandise liquidation in particular. Because of our limited operating history, it is difficult to assess whether we will successfully execute our business strategy, manage growth, and address the market risks that we face in a rapidly developing market.

We have a history of significant losses. If we do not achieve or maintain profitability, our financial condition and our stock price could suffer.

        We have a history of losses and we may continue to incur operating and net losses for the foreseeable future. We incurred net losses of $13.8 million in the fiscal year ended December 31, 2001. As of December 31, 2001, our accumulated deficit was $44.1 million. We will need to generate significant revenues to achieve and maintain profitability, and we may not be able to do so. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations, our financial results would be severely harmed.

        We will continue to incur significant operating expenses and capital expenditures as we:

  •
  enhance our distribution and order fulfillment capabilities;

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  further improve our order processing systems and capabilities;

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  develop enhanced technologies and features;

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  expand our customer service capabilities to better serve our customers' needs;

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  increase our general and administrative functions to support our operations; and

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  increase our sales and marketing activities.

        Because we will incur many of these expenses before we receive any revenues from our efforts, our losses may be greater than the losses we would incur if we developed our business more slowly. In addition, we may find that these efforts are more expensive than we currently anticipate, which would further increase our losses. Also, the timing of these expenses may contribute to fluctuations in our quarterly operating results.

We have grown quickly and if we fail to manage our growth, our ability to generate new revenues and maintain profitability would be harmed.

        We have rapidly and significantly expanded our operations, and anticipate that further significant expansion will be required to address potential growth in our customer base and market opportunities. This expansion has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. From December 1999 to January 31, 2002, we expanded from 40 to 147 employees. A member of our senior management joined us within the last nine months, and some officers have no prior senior management experience at public companies. Our new employees include a number of key managerial, technical and operations personnel who have not yet been fully integrated into our operations, and we expect to add additional key personnel in the near future. To manage the expected growth of our operations and personnel, we will be required to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls, and to expand, train and manage our already growing employee base. If we are unable to manage growth effectively, our business, prospects, financial condition and results of operations will be seriously harmed.

Our quarterly operating results are volatile and may adversely affect our stock price.

        Our future revenues and operating results are likely to vary significantly from quarter to quarter due to a number of factors, many of which are outside our control, and any of which could severely harm our business. As a result, we believe that quarterly comparisons of our operating results are not necessarily meaningful and that you should not rely on the results of one quarter as an indication of our future performance. Factors that could cause our quarterly operating results to fluctuate include:

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  our inability to retain existing customers and suppliers or to obtain new customers and suppliers;

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  our inability to obtain new customers at a reasonable cost, retain existing customers or encourage repeat purchases;

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  decreases in the number of visitors to our Websites or the inability to convert these visitors into customers;

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  our failure to offer an appealing mix of products;

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  our inability to adequately maintain, upgrade and develop the systems used to process customers' orders and payments or our computer network;

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  the existence of one or more warehouse sales;

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  the introduction of new Websites, services or products by us or by our competitors;

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  price competition that results in lower profit margins or losses;

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  our inability to obtain specific products and brands or unwillingness of suppliers to sell their products to us;

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  unanticipated fluctuations in the amount of consumer spending on our products, which tend to be discretionary spending items;

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  increases in the cost of advertising;

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  increases in the amount and timing of operating costs and capital expenditures relating to expansion of our operations;

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  unexpected increases in shipping costs or delivery times, particularly during the holiday season;

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  technical difficulties, system security breaches, system downtime or Internet slowdowns;

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  our inability to manage inventory levels or control inventory theft;

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  our inability to manage distribution operations or provide adequate levels of customer service;

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  an increase in the level of our product returns;

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  government regulations related to use of the Internet for commerce;

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  unfavorable economic conditions specific to the Internet, e-commerce or the merchandise liquidation industry;

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  the timing and uncertainty of our advertising and sponsorship sales cycles;

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  the level of Internet usage;

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  our ability to attract, integrate and retain qualified personnel;

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  our ability to successfully integrate operations and technologies from acquisitions or other business combinations; and

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  the amount and timing of operating costs and capital expenditures relating to the expansion of our business operations and infrastructure.

        Our limited operating history and the rapidly evolving nature of our industry make forecasting quarterly operating results difficult. Accordingly, we base our expenses in large part on our operating plans and future revenue projections. Many of our expenses are fixed in the short term, and we may not be able to quickly reduce spending if our revenues are lower than we project. Therefore, any significant shortfall in revenues would likely harm our business, operating results and financial condition.

        It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. If this occurs, the price of our common stock may decline.

The loss of key personnel or any inability to attract and retain additional personnel could affect our ability to successfully grow our business.

        Our performance is substantially dependent on the continued services and on the performance of our senior management and other key personnel, particularly Patrick Byrne, our President, Chief Executive Officer and Chairman of the Board. Our performance also depends on our ability to retain and motivate other officers and key employees. The loss of the services of any of our executive officers or other key employees for any unforeseen reason, including without limitation, illness or call to military service could harm our business, prospects, financial condition and results of operations. We do not have long-term employment agreements with any of our key personnel and we do not maintain "key person" life insurance policies. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly-skilled technical, managerial, editorial, merchandising, marketing and customer service personnel. Competition for such personnel is intense, and we cannot assure you that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. Our failure to retain and attract the necessary technical, managerial, editorial, merchandising, marketing and customer service personnel could harm our business, prospects, financial condition and results of operations.

Our operating results may fluctuate depending on the season, and such fluctuations may affect our stock price.

        We expect to experience fluctuations in our operating results because of seasonal fluctuations in traditional retail patterns. Sales in the retail and wholesale industry tend to be significantly higher in the fourth calendar quarter of each year than in the preceding three quarters due primarily to increased shopping activity during the holiday season. As a result, our operating results in one or more future quarters may fall below the expectations of securities analysts and investors and, consequently, our stock price may decline.

We are partially dependent on third parties to fulfill a number of our retail functions. If such parties are unwilling or unable to continue providing services to us, our business could be seriously harmed.

        During 2001 we had relationships with approximately 130 third parties whose products we offer for sale on our Websites. We refer to these third parties as "partners" in this prospectus for purposes of description only, and we expressly disclaim any partnership or joint venture relationship between Overstock and any of these third parties. We depend on our partners to manage the fulfillment and distribution of their respective products purchased on our Websites. These products currently account for approximately half of the products available on our Websites. We do not have any long-term agreements with any of these third parties. If we do not maintain our existing or build new relationships with partners on acceptable commercial terms, we may not be able to continue to offer a broad selection of merchandise at low prices, and customers may refuse to shop at our Websites. In addition, manufacturers may decide, for reasons outside our control, not to offer particular products for sale on the Internet. If we are unable to supply products to our customers, or if other product manufacturers refuse to allow their products to be sold via the Internet, our business would suffer severely.

        In addition, we rely on our partners to conduct a number of other traditional retail operations with respect to purchases from their respective inventories, including maintaining inventory and preparing merchandise for shipment to individual customers. We also have no effective means to ensure that our partners will continue to perform these services to our satisfaction or on commercially reasonable terms. Our customers could become dissatisfied and cancel their orders or decline to make future purchases if our partners are unable to deliver products on a timely basis. If our customers become dissatisfied with the services provided by our partners, our reputation and the Overstock brand could suffer.

We rely on our relationships with manufacturers, retailers and other suppliers to obtain sufficient quantities of quality merchandise on acceptable terms. If we fail to maintain our supplier relationships on acceptable terms, our sales and profitability could suffer.

        Our contracts or arrangements with suppliers do not guarantee the availability of merchandise, establish guaranteed prices or provide for the continuation of particular pricing practices. Our current suppliers may not continue to sell their excess inventory to us on current terms or at all, and we may not be able to establish new supply relationships. In most cases, our relationships with our suppliers do not restrict the suppliers from selling their respective excess inventory to other traditional or online merchandise liquidators, which could in turn limit the selection of products available on our Websites. If we are unable to develop and maintain relationships with suppliers that will allow us to obtain sufficient quantities of merchandise on acceptable commercial terms, such inability could harm our business, results of operation and financial condition.

Our business may be harmed by the listing or sale by our partners of pirated, counterfeit or illegal items.

        We have received in the past, and we anticipate we will receive in the future, communications alleging that certain items listed or sold through our Websites infringe third-party copyrights, trademarks and tradenames or other intellectual property rights. These and future claims could result in increased costs of doing business through legal expenses, adverse judgment or settlement or require us to change our business practices in expensive ways. In addition, litigation could result in interpretations of the law that require us to change our business practices or otherwise increase our costs.

        In addition, we may be unable to prevent our partners from listing unlawful goods, and we may be subject to allegations of civil or criminal liability for unlawful activities carried out by our partners through our Websites. In the future, we may implement measures to protect against these potential liabilities that could require us to spend substantial resources and/or to reduce revenues by discontinuing certain service offerings. Any costs incurred as a result of liability or asserted liability relating to the sale of unlawful goods or the unlawful sale of goods could harm our business.

Our business may be harmed by fraudulent activities on our Websites

        Our future success will depend largely upon our partners reliably delivering and accurately representing their listed goods. We have received in the past, and anticipate that we will receive in the future, communications from customers who did not receive goods that they purchased. We also periodically receive complaints from our customers as to the quality of the goods purchased and services rendered. Negative publicity generated as a result of fraudulent or deceptive conduct by our partners could damage our reputation and diminish the value of our brand name. We expect to continue to receive from customers requests for reimbursement or threats of legal action against us if no reimbursement is made.

We depend upon third-party delivery services to deliver our products to our customers on a timely and consistent basis. A deterioration in our relationship with any one of these third parties could decrease our ability to track shipments, cause shipment delays, and increase our shipping costs and the number of damaged products.

        Although we operate our own fulfillment center, we rely upon multiple third parties for the shipment of our products. Because we do not have a written long-term agreement with any of these third parties, we cannot be sure that these relationships will continue on terms favorable to us, if at all. If our relationships with these third parties are terminated or impaired or if these third parties are unable to deliver products for us, whether through labor shortage, slow down or stoppage, deteriorating financial or business condition or for any other reason, we would be required to use alternative carriers for the shipment of products to our customers. We may be unable to engage alternative carriers on a timely basis or upon terms favorable to us. Changing carriers would likely have a negative effect on our business, operating results and financial condition. Potential adverse consequences include:

  •
  reduced visibility of order status and package tracking;

  •
  delays in order processing and product delivery;

  •
  increased cost of delivery, resulting in reduced gross margins; and

  •
  reduced shipment quality, which may result in damaged products and customer dissatisfaction.

Our operating results depend on our Websites, network infrastructure and transaction-processing systems. Capacity constraints or system failures would harm our business, results of operations and financial condition.

        Any system interruptions that result in the unavailability of our Websites or reduced performance of our transaction systems would reduce our transaction volume and the attractiveness of the services that we provide to our partners and suppliers and would seriously harm our business, operating results and financial condition.

        We use internally developed systems for our Websites and certain aspects of transaction processing, including customer profiling and order verifications. We have experienced periodic systems interruptions due to server failure, which we believe will continue to occur from time to time. If the volume of traffic on our Websites or the number of purchases made by customers substantially increases, we will need to further expand and upgrade our technology, transaction processing systems and network infrastructure. We have experienced and expect to continue to experience temporary capacity constraints due to sharply increased traffic during sales or other promotions, which cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and delays in reporting accurate financial information.

        Our transaction processing systems and network infrastructure may be unable to accommodate increases in traffic in the future. We may be unable to project accurately the rate or timing of traffic increases or successfully upgrade our systems and infrastructure to accommodate future traffic levels on our Websites. In addition, we may be unable to upgrade and expand our transaction processing systems in an effective and timely manner or to integrate any newly developed or purchased functionality with our existing systems. Any inability to do so may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment or delays in reporting accurate financial information.

We may be unable to manage expansion into new business areas which could harm our business operations and reputation.

        Our long-term strategic plan involves expansion into the B2B merchandise liquidation market, entering into agreements to provide products and services to retail chains and other businesses, such as our agreement with Safeway Stores, Inc. and possible expansion into additional markets. We cannot assure you that our efforts to expand our business in this manner will succeed. To date, we have expended significant financial and management resources developing our B2B operations, and our failure to succeed in this market or other markets may harm our business, prospects, financial condition and results of operation. In addition, we may choose to expand our operations by developing new Websites, promoting new or complementary products or sales formats, expanding the breadth and depth of products and services offered or expanding our market presence through relationships with third parties. In addition, we may pursue the acquisition of new or complementary businesses or technologies, although we have no present understandings, commitments or agreements with respect to any material acquisitions or investments. We cannot assure you that we would be able to expand our efforts and operations in a cost-effective or timely manner or that any such efforts would increase overall market acceptance. Furthermore, any new business or Website we launch that is not favorably received by consumers could damage our reputation or the Overstock brand. Expansion of our operations in this manner would also require significant additional expenses and development and would strain our management, financial and operational resources. The lack of market acceptance of such efforts or our inability to generate satisfactory revenues from such expanded services or products to offset their cost could harm our business, prospects, financial condition and results of operations.

We may not be able to compete successfully against existing or future competitors.

        The online liquidation services market is new, rapidly evolving and intensely competitive. Barriers to entry are minimal, and current and new competitors can launch new Websites at a relatively low cost. Our consumer Website currently competes with:

  •
  other online liquidation e-tailers, such as SmartBargains;

  •
  traditional liquidators, such as Ross Stores, Inc. and TJX Companies, Inc.; and

  •
  online retailers and marketplaces such as Amazon.com., Inc., Buy.com., Inc. and eBay, Inc. which have discount departments.

        Our B2B Website competes with liquidation "brokers" and retailers and online market places such as eBay, Inc.

        We expect the online liquidation services market to become even more competitive as traditional liquidators and online retailers continue to develop services that compete with our services. In addition, manufacturers and retailers may decide to create their own Websites to sell their own excess inventory and the excess inventory of third parties. Competitive pressures created by any one of our competitors, or by our competitors collectively, could severely harm our business, prospects, financial condition and results of operations.

        Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could harm our business, prospects, financial condition and results of operations. For example, to the extent that we enter new lines of businesses such as third-party logistics, online auction services or discount brick and mortar retail, we would be competing with large established businesses such as APL Logistics, Ltd., eBay, Inc., Ross Stores, Inc. and TJX Companies, Inc., respectively.

        Many of our current and potential competitors described above have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. In addition, online retailers and liquidation e-tailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies. Some of our competitors may be able to secure merchandise from manufacturers on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to Website and systems development than we do. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. We cannot assure you that we will be able to compete successfully against current and future competitors.

A significant number of merchandise returns could harm our business, financial condition and results of operations.

        We allow our customers to return products. Our ability to handle a large volume of returns is unproven. Although we have recently implemented policies designed to reduce the number of product returns, we cannot assure you that these policies will be successful, nor can we assure you that these policies will not result in customer dissatisfaction and fewer return customers. If merchandise returns are significant, our business, financial condition and results of operations could be harmed.

If the products that we offer on our Websites do not reflect our customers' tastes and preferences, our sales and profit margins would decrease.

        Our success depends in part on our ability to offer products that reflect consumers' tastes and preferences. Consumers' tastes are subject to frequent, significant and sometimes unpredictable changes. Because the products that we sell typically consist of manufacturers' and retailers' excess inventory, we have limited control over the specific products that we are able to offer for sale. If our merchandise fails to satisfy customers' tastes or respond to changes in customer preferences, our sales could suffer and we could be required to mark down unsold inventory which would depress our profit margins. In addition, any failure to offer products in line with customers' preferences could allow our competitors to gain market share. This could have an adverse effect on our business, results of operations and financial condition.

If we fail to attract customers to our Websites on cost-effective terms, our business, financial condition and operating results will suffer.

        Our success depends on our ability to attract customers on cost-effective terms. We have relationships with online services, search engines, directories and other Websites and e-commerce businesses to provide content, advertising banners and other links that direct customers to our Websites. We expect to rely on these relationships as significant sources of traffic to our Websites and to generate new customers. Current economic conditions have reduced the demand for these advertising-related services. As a result, we have been able to negotiate these online relationships on terms we consider cost effective. As general economic conditions improve, we anticipate that similar relationships with search engines and online services will become more expensive. If we are unable to develop or maintain these relationships on acceptable terms, our ability to attract new customers and our financial condition could be harmed. Further, many of the parties with which we may have online-advertising arrangements could provide advertising services for other online or traditional retailers and merchandise liquidators. As a result, these parties may be reluctant to enter into or maintain relationships with us. Failure to achieve sufficient traffic or generate sufficient revenue from purchases originating from third parties may result in termination of these relationships by these third parties. Without these relationships, our revenues, business, financial condition and results of operations could suffer.

If the single facility where substantially all of our computer and communications hardware are located fails, our business, results of operations and financial condition will be harmed.

        Our success, and, in particular, our ability to successfully receive and fulfill orders and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Substantially all of our computer and communications hardware is located at a single leased facility in Salt Lake City, Utah. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, break-ins, earthquake and similar events. We do not presently have redundant systems in multiple locations or a formal disaster recovery plan and our business interruption insurance may be insufficient to compensate us for losses that may occur. Despite the implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of critical data or the inability to accept and fulfill customer orders. The occurrence of any of the foregoing risks could harm our business, prospects, financial condition and results of operations.

We may be unable to protect our proprietary technology or keep up with that of our competitors.

        Our success depends to a significant degree upon the protection of our software and other proprietary intellectual property rights. We may be unable to deter misappropriation of our proprietary information, detect unauthorized use and take appropriate steps to enforce our intellectual property rights. In addition, our competitors could, without violating our proprietary rights, develop technologies that are as good as or better than our technology.

        Our failure to protect our software and other proprietary intellectual property rights or to develop technologies that are as good as our competitors' could put us at a disadvantage to our competitors. In addition, the failure of our partners to protect their intellectual property rights, including their domain names, could impair our operations. These failures could harm our business, results of operations and financial condition.

If we do not respond to rapid technological changes, our services could become obsolete and we could lose customers.

        To remain competitive, we must continue to enhance and improve the functionality and features of our e-commerce businesses. We may face material delays in introducing new services, products and enhancements. If this happens, our customers may forgo the use of our Websites and use those of our competitors. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services using new technologies or if new industry standards and practices emerge, our existing Websites and our proprietary technology and systems may become obsolete. Our failure to respond to technological change could harm our business, prospects, financial condition and results of operations.

Issuances of our securities are subject to federal and state securities laws, and certain holders of common stock issued by us in prior offerings may be entitled to rescind their purchases.

        Issuances of securities are subject to federal and state securities laws. From November 1999 through September 2000, we offered and sold common stock to investors in various states. Certain of those offerings may not have complied with various requirements of applicable state securities laws. In such situations a number of remedies may be available to regulatory authorities and the investors who purchased common stock in those offerings, including, without limitation, a right of rescission. As a result, certain investors in our common stock may be entitled to return their shares to Overstock and receive back from us the full price they paid, plus interest, an estimated aggregate amount of approximately $5.2 million (based on interest calculated through December 31, 2001).

We face risks relating to our inventory.

        We directly purchase some of the merchandise that we sell on our Websites. We assume the inventory damage, theft and obsolescence risks, as well as price erosion risks for products that we purchase directly. These risks are especially significant because some of the merchandise we sell at our Websites are characterized by rapid technological change, obsolescence and price erosion (for example, computer hardware, software and consumer electronics).

        In the recent past, we have recorded charges for obsolete inventory and have had to sell certain merchandise at a discount or loss. It is impossible to determine with certainty whether an item will sell for more than the price we pay for it. Because we rely heavily on purchased inventory, our success will depend on our ability to liquidate our inventory rapidly, the ability of our buying staff to purchase inventory at attractive prices relative to its resale value and our ability to manage customer returns and the shrinkage resulting from theft, loss and misrecording of inventory. If we are unsuccessful in any of these areas, we may be forced to sell our inventory at a discount or loss.

We may be liable if third parties misappropriate our customers' personal information.

        If third parties are able to penetrate our network security or otherwise misappropriate our customers' personal information or credit card information, or if we give third parties improper access to our customers' personal information or credit card information, we could be subject to liability. This liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. This liability could also include claims for other misuses of personal information, including unauthorized marketing purposes. These claims could result in litigation. Liability for misappropriation of this information could adversely affect our business. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if government agencies investigate our privacy practices.

        We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information such as customer credit card numbers. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms that we use to protect customer transaction data. If any such compromise of our security were to occur, it could harm our reputation, business, prospects, financial condition and results of operations. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. We cannot assure you that our security measures will prevent security breaches or that failure to prevent such security breaches will not harm our business, prospects, financial condition and results of operations.

We may expand our business internationally, causing our business to become increasingly susceptible to numerous international business risks and challenges that could affect our profitability.

        In the future, we may expand into international markets. International sales and transactions are subject to inherent risks and challenges that could adversely affect our profitability, including:

  •
  the need to develop new supplier and manufacturer relationships;

  •
  unexpected changes in international regulatory requirements and tariffs;

  •
  difficulties in staffing and managing foreign operations;

  •
  longer payment cycles from credit card companies;

  •
  greater difficulty in accounts receivable collection;

  •
  potential adverse tax consequences;

  •
  price controls or other restrictions on foreign currency; and

  •
  difficulties in obtaining export and import licenses.

        To the extent we generate international sales and transactions in the future, any negative impact on our international business could negatively impact our business. In particular, gains and losses on the conversion of foreign payments into United States dollars may contribute to fluctuations in our results of operations and fluctuating exchange rates could cause reduced gross revenues and/or gross margins from non-dollar-denominated international sales.

We are subject to intellectual property litigation.

        Third parties have, from time to time, claimed and may claim in the future that we have infringed their past, current or future intellectual property rights. We may become more vulnerable to such claims as laws such as the Digital Millennium Copyright Act are interpreted by the courts. We may be increasingly subject to infringement claims as the number of services and competitors in our segment grow. These claims, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays, require expensive changes in our methods of doing business or require us to enter into costly royalty or licensing agreements, if available. As a result, these claims could harm our business.

We may be subject to product liability claims that could be costly and time consuming.

        We sell products manufactured by third parties, some of which may be defective. If any product that we sell were to cause physical injury or injury to property, the injured party or parties could bring claims against us as the retailer of the product. Our insurance coverage may not be adequate to cover every claim that could be asserted. If a successful claim were brought against us in excess of our insurance coverage, it could adversely affect our business. Even unsuccessful claims could result in the expenditure of funds and management time and could have a negative impact on our business.

Risks Relating to the Internet Industry

        Our success is tied to the continued use of the Internet and the adequacy of the Internet infrastructure.

        Our future revenues and profits, if any, substantially depend upon the continued widespread use of the Internet as an effective medium of business and communication. Factors which could reduce the widespread use of the Internet include:

  •
  actual or perceived lack of security of information or privacy protection;

  •
  possible disruptions, computer viruses or other damage to the Internet servers or to users' computers; and

  •
  excessive governmental regulation.

Customers may be unwilling to use the Internet to purchase goods.

        Our long-term future depends heavily upon the general public's willingness to use the Internet as a means to purchase goods. The failure of the Internet to develop into an effective commercial tool would seriously damage our future operations. E-commerce is a relatively new concept, and large numbers of customers may not begin or continue to use the Internet to purchase goods. The demand for and acceptance of products sold over the Internet are highly uncertain, and most e-commerce businesses have a short track record. If consumers are unwilling to use the Internet to conduct business, our business may not develop profitably.

The security risks of e-commerce may discourage customers from purchasing goods from us.

        In order for the e-commerce market to develop successfully, we and other market participants must be able to transmit confidential information securely over public networks. Third parties may have the technology or know-how to breach the security of customer transaction data. Any breach could cause customers to lose confidence in the security of our Websites and choose not to purchase from our Websites. If someone is able to circumvent our security measures, he or she could destroy or steal valuable information or disrupt our operations. Concerns about the security and privacy of transactions over the Internet could inhibit the growth of the Internet and e-commerce. Our security measures may not effectively prohibit others from obtaining improper access to our information. Any security breach could expose us to risks of loss, litigation and liability and could seriously disrupt our operations.

Credit card fraud could adversely affect our business.

        We do not carry insurance against the risk of credit card fraud, so the failure to adequately control fraudulent credit card transactions could reduce our net revenues and our gross margin. We have implemented technology to help us detect the fraudulent use of credit card information. However, we may in the future suffer losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder's signature. If we are unable to detect or control credit card fraud, our liability for these transactions could harm our business, results of operation or financial condition.

If one or more states successfully assert that we should collect sales or other taxes on the sale of our merchandise or the merchandise of our partners that we offer for sale on our Websites, our business could be harmed.

        We do not currently collect sales or other similar taxes for physical shipments of goods into states other than Utah. One or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us and other out-of-state companies that engage in online commerce. Our business could be adversely affected if one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our merchandise.

Existing or future government regulation could harm our business.

        We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards conducting business on the Internet. However, due to the increasing popularity and use of the Internet, many laws and regulations relating to the Internet are being debated at the state and federal levels. These laws and regulations could cover issues such as user privacy, freedom of expression, pricing, fraud, quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy could also harm our business. For example, United States and foreign laws regulate our ability to use customer information and to develop, buy and sell mailing lists. The vast majority of these laws were adopted prior to the advent of the Internet, and do not contemplate or address the unique issues raised thereby. Those laws that do reference the Internet, such as the Digital Millennium Copyright Act, are only beginning to be interpreted by the courts and their applicability and reach are therefore uncertain. These current and future laws and regulations could harm our business, results of operation and financial condition.

Laws or regulations relating to user information and online privacy may adversely affect the growth of our Internet business or our marketing efforts.

        We are subject to increasing regulation at the federal and state levels relating to online privacy and the use of personal user information. Several states have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has adopted regulations regarding the collection and use of personal identifying information obtained from children under 13. In addition, bills pending in Congress would extend online privacy protections to adults. Laws and regulations of this kind may include requirements that we establish procedures to disclose and notify users of privacy and security policies, obtain consent from users for collection and use of information, or provide users with the ability to access, correct and delete personal information stored by us. Even in the absence of those regulations, the Federal Trade Commission has settled several proceedings resulting in consent decrees in which Internet companies have been required to establish programs regarding the manner in which personal information is collected from users and provided to third parties. We could become a party to a similar enforcement proceeding. These regulatory and enforcement efforts could also harm our ability to collect demographic and personal information from users, which could be costly or harm our marketing efforts.

Risks Relating to this Offering of Our Securities

Our management has broad discretion as to the use of the net proceeds from this offering.

        Our management has broad discretion as to the use of the net proceeds that we will receive from this offering. We cannot assure you that management will apply these funds effectively, nor can we assure you that the net proceeds from this offering will be invested in a manner yielding a favorable return.

New investors in our common stock will experience immediate and substantial dilution of approximately $    per share.

        The initial public offering price is substantially higher than the book value per share of our common stock. Investors purchasing common stock in this offering will, therefore, incur immediate dilution of $            in net tangible book value per share of common stock. This dilution figure deducts the estimated underwriting discounts and commissions and estimated offering expenses payable from the initial public offering price. Investors will incur additional dilution upon the exercise of outstanding stock options.

Market prices of technology and e-commerce companies have been highly volatile and the market for our stock may be volatile as well.

        The stock markets have experienced significant price and trading volume fluctuations, and the market prices of technology and e-commerce companies generally have been extremely volatile and have recently experienced sharp share price and trading volume changes in the first days and weeks after the securities were released for public trading. Investors may not be able to resell their shares at or above the initial public offering price. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial cost and a diversion of management's attention and resources.

Our directors, executive officers and significant stockholders will continue to hold a substantial portion of our stock after this offering, which may lead to conflicts with other stockholders over corporate governance.

        Following the completion of this offering, our directors, executive officers and current holders of 5% or more of our outstanding common stock will beneficially own approximately            % of our outstanding common stock, including warrants and stock options exercisable within 60 days after                        , 2002.                        will beneficially own approximately            % of our outstanding common stock after this offering. These stockholders, acting together, and Haverford Internet, LLC, acting alone, will be able to significantly influence all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as mergers or other business combinations. This control may delay, deter or prevent a third party from acquiring or merging with us, which in turn could reduce the market price of our common stock.

Our stock price may be volatile because of factors beyond our control, and you may lose all or a part of your investment.

        Our shares have not previously been publicly traded. Following this offering, the market price of our common stock may experience a substantial decline. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which are beyond our control, including:

  •
  changes in securities analysts' recommendations or estimates of our financial performance;

  •
  changes in market valuations of similar companies; and

  •
  announcements by us or our competitors of significant contracts, new products, acquisitions, commercial relationships, joint ventures or capital commitments.

We may need additional financing and may not be able to raise additional financing on favorable terms or at all, which could increase our costs and limit our ability to grow.

        We anticipate that we may need to raise additional capital in the future to continue our longer-term expansion plans, to respond to competitive pressures or to respond to unanticipated requirements. We cannot be certain that we will be able to obtain additional financing on commercially reasonable terms or at all. Our failure to obtain additional financing or our inability to obtain financing on acceptable terms could require us to limit our plans for expansion, incur indebtedness that has high rates of interest or substantial restrictive covenants, issue equity securities that will dilute your holdings or discontinue a portion of our operations.

We do not intend to pay dividends on our non-redeemable common stock, and you may lose the entire amount of your investment.

        We have never declared or paid any cash dividends on our non-redeemable common stock and do not intend to pay dividends on our non-redeemable common stock for the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Therefore, you will not receive any funds without selling your shares. We cannot assure that you will receive a positive return on your investment when you sell your shares or that you will not lose the entire amount of your investment.

Our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and the Delaware General Corporation Law contain anti-takeover provisions which could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

        Several provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of our company even if that change in control would be beneficial to our stockholders. For example, only one-third of our board of directors will be elected at each of our annual meetings of stockholders, which will make it more difficult for a potential acquirer to change the management of our company, even after acquiring a majority of the shares of our common stock. These provisions, which cannot be amended without the approval of two-thirds of our stockholders, could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of our common stock. In addition, our board of directors, without further stockholder approval, may issue preferred stock, with such terms as the board of directors may determine, that could have the effect of delaying or preventing a change in control of our company. The issuance of preferred stock could also adversely affect the voting powers of the holders of common stock, including the loss of voting control to others. We are also afforded the protections of Section 203 of the Delaware General Corporation Law, which could delay or prevent a change in control of our company or could impede a merger, consolidation, takeover or other business combination involving our company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

There may be sales of substantial amounts of our common stock after this offering, which could cause our stock price to fall.

        Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. After this offering,             shares of common stock will be outstanding, excluding exercises of options or warrants after                        , 2002. All of the shares sold in this offering will be freely tradable, except for shares purchased by holders subject to lock-up agreements or our registration rights agreement or by any of our existing "affiliates," as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders. The remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws, our registration rights agreement or lock-up agreements with WR Hambrecht+Co. that restrict holders' ability to transfer their stock for 180 days after the date of this prospectus. Of these shares,            will be available for sale in the public market as of the date of this prospectus;            will be available for sale in the public market 90 days after the date of this prospectus;                        will be available for sale in the public market 180 days after the date of this prospectus; and                        will be available for sale in the public market at various times thereafter. WR Hambrecht+Co. may, however, waive the 180-day lock-up period at any time for any stockholder. Sales of a substantial number of shares of our common stock within a short period of time after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance and include, but are not limited to, statements concerning:

  •
  the anticipated benefits and risks of our partner relationships, business relationships and acquisitions;

  •
  our ability to attract certain retail and business customers;

  •
  the anticipated benefits and risks associated with our business strategy;

  •
  our future operating results and the future value of our common stock;

  •
  the anticipated size or trends of the market segments in which we compete and the anticipated competition in those markets;

  •
  potential government regulation; and

  •
  our future capital requirements and our ability to satisfy our capital needs.

        Furthermore, in some cases, you can identify forward-looking statements by terminology such as may, will, could, should, expect, plan, intend, anticipate, believe, estimate, predict, potential or continue, the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section above. These factors may cause our actual results to differ materially from any forward-looking statement.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in our expectations.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the                         shares of common stock in this offering will be approximately $     million, based on an assumed initial public offering price of $    .    per share and after deducting the underwriting commissions and discounts and estimated offering expenses payable by us, or $     million if the underwriters' over-allotment option is exercised in full.

        The principal purpose of this offering is to create a public market for our common stock. We intend to use approximately $3.0 million of the net proceeds of this offering to repay indebtedness from a line of credit, which matures on June 1, 2002 and bears a per annum interest rate equal to 3.5% plus the rate of interest announced from time to time by Wells Fargo Bank & Company (or any successor bank thereto) as its "Prime Rate". We expect to use the balance of the net proceeds of this offering for working capital, marketing and other general corporate purposes. In addition, we may use a portion of the net proceeds to acquire complementary technologies or businesses. However, we currently have no commitments or agreements and are not involved in any negotiations with respect to any such transactions. Pending such uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. We cannot predict whether the proceeds invested will yield a favorable return.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on shares of our non-redeemable common stock. We currently intend to retain our earnings for future growth and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual and legal restrictions and other factors the board deems relevant.

CAPITALIZATION

        The following table sets forth our capitalization at December 31, 2001:

  •
  On an actual basis;

  •
  On a pro forma basis to give effect to:

  •
  the sale on March 4, 2002 of 27,166,936 shares of our Series A preferred stock for $6,607,000.

  •
  On a pro forma as adjusted basis to reflect:

  •
  the receipt of the net proceeds from the sale of            shares of common stock offered by us at an assumed initial public offering price of $            per share, after deducting underwriting discounts and commissions and estimated offering expenses;

  •
  the repayment of existing indebtedness in the amount of $3,000,000; and

  •
  the conversion of all of our outstanding shares of Series A preferred stock into common stock upon the completion of this offering.

        You should read the information below in conjunction with the Consolidated Financial Statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	As of December 31, 2001
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except share data)
Cash and cash equivalents	$3,729	$10,336	$

Total indebtedness	$4,677	$4,677

Redeemable securities:
Series A redeemable preferred stock, no par value, 50,000,000 shares authorized, 27,167,000 shares issued and outstanding	$—	$6,607
Redeemable common stock, no par value, 23,593,000 shares issued and outstanding	5,176	5,176
Shareholders' equity:
Common stock, no par value, 450,000,000 shares authorized, 293,180,000 shares issued	52,287	58,894
Accumulated deficit	(44,084)	(50,691)
Unearned stock-based compensation	(2,015)	(2,015)
Treasury stock, 1,000,000 shares at cost	(100)	(100)

Total redeemable securities and shareholders' equity	$11,264	$17,871

Total capitalization	$15,941	$22,548

        In addition to the shares of common stock to be outstanding after this offering, we may issue additional shares of common stock under the plans and arrangements listed below.

DILUTION

        Our pro forma net tangible book value at December 31, 2001 would have been approximately $            million, or $    .    per share, after giving effect to:

  •
  the sale on March 4, 2002 of 27,166,936 shares of our Series A preferred stock for $6,607,000;

  •
  the repayment of existing indebtedness in the amount of $            ; and

  •
  the conversion of all outstanding shares of our Series A preferred stock into shares of common stock upon completion of this offering.

        Pro forma net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the total number of shares of our common stock outstanding. After giving effect to the sale of            shares of our common stock in this offering at an assumed initial public offering price of $    .    per share, and after deducting underwriting commissions and discounts and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at December 31, 2001 would have been approximately $            million, or $        per share. This represents an immediate increase in net tangible book value of $        per share to existing stockholders and an immediate dilution of $        per share to new investors purchasing shares of our common stock in this offering.

        The following table illustrates the per share dilution to the new investors:

Assumed public offering price per share	$
Pro forma net tangible book value per share as of January 31, 2001	$
Increase in net tangible book value per share attributable to this offering	$
Pro forma net tangible book value per share as adjusted after offering	$
Dilution per share to new investors in this offering	$

        If the underwriters exercise their over-allotment option in full, there will be an increase in pro forma net tangible book value to $         per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $         to new investors.

        The following table summarizes, on a pro forma basis as of December 31, 2001, the total number of stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors in this offering before deducting the underwriting commissions and discounts and estimated offering expenses payable by us:

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors

Total		100.0%			$100.0%

        If the underwriters exercise their over-allotment option in full, our existing stockholders would own    % and our new investors would own    % of the total number of shares of our common stock outstanding after this offering.

        Assuming the exercise in full of all options and warrants outstanding and exercisable as of December 31, 2001, the average price per share paid by our existing stockholders would be reduced by $        per share to $        per share.

SELECTED FINANCIAL DATA

        The following selected consolidated financial data as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001, are derived from our consolidated financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this prospectus. The consolidated financial data as of December 31, 1997, 1998 and 1999 and for each of the two years in the period ended December 31, 1998, are derived from consolidated financial statements, which have been audited but are not contained herein. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related notes thereto included elsewhere in this prospectus.

	Year Ended December 31,
	1997	1998	1999	2000	2001
	(in thousands, except per share data)
Consolidated Statements of Operations:
Direct revenue	$739	$584	$1,835	$21,762	$35,243
Partner revenue	—	—	—	867	3,965
Warehouse revenue	—	—	—	2,894	795

Total revenue	739	584	1,835	25,523	40,003
Cost of goods sold	665	525	2,029	27,812	34,640

Gross profit (loss)	74	59	(194)	(2,289)	5,363

Operating expenses:
Sales and marketing expenses	68	340	4,948	11,376	5,798
General and administrative expenses	651	1,099	3,230	7,556	10,076
Amortization of goodwill	—	—	—	226	3,056

Total operating expenses	719	1,439	8,178	19,158	18,930

Operating loss	(645)	(1,380)	(8,372)	(21,447)	(13,567)
Interest income	—	—	52	241	461
Interest expense	(16)	(55)	(37)	(73)	(729)
Other income (expense), net	—	26	—	(33)	29

Net loss	(661)	(1,409)	(8,357)	(21,312)	(13,806)
Deemed dividend on redeemable common stock	—	—	(4)	(209)	(396)

Net loss attributable to common shares	$(661)	$(1,409)	$(8,361)	$(21,521)	$(14,202)

Net loss per common share	—	$(0.06)	$(0.16)	$(0.13)	$(0.05)
Weighted average common shares outstanding	—	25,440	51,139	167,821	311,674
	As of December 31,
	1997	1998	1999	2000	2001
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$25	$—	$2,563	$8,348	$3,729
Working capital	(707)	(639)	1,253	6,440	3,071
Total assets	71	104	5,735	30,401	21,714
Total indebtedness	432	300	378	3,591	4,677
Redeemable securities	—	—	505	4,830	5,176
Shareholders' equity/members' deficit	(661)	(839)	1,834	12,449	6,088

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our Consolidated Financial Statements and the related Notes thereto. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions, as set forth under "Special Note Regarding Forward-Looking Statements." Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth in the following discussion and under "Risk Factors," "Business" and elsewhere in this prospectus.

Overview

        We are a leading online "closeout" retailer offering discount brand name merchandise, including bed-and-bath goods, kitchenware, watches, jewelry, electronics, sporting goods and designer accessories. Our company, based in Salt Lake City, Utah, was founded in 1997, and we launched our first Website in March 1999.

        Our revenue is comprised of direct revenue, partner revenue and warehouse revenue. No single customer accounts for more than 1% of our total revenue. Direct revenue includes sales made to individual consumers and businesses, which are fulfilled from our warehouse in Salt Lake City, Utah. We generate business-to-business (B2B) sales when we contact retailers by phone and offer them our merchandise below wholesale prices, allowing them an opportunity to be more price-competitive in their local markets. After we establish a relationship with a B2B client, the client often places subsequent orders directly through our B2B Website. Our B2B calling effort began in October 2001, so our historical direct revenue has predominantly been based on individual consumer purchases made directly through our consumer Website. In February 2002, we implemented a policy intended to reduce the number of returned products. This new policy provides that we will not accept product returns initiated more than fifteen days after purchase.

        Our partner revenue is derived from two sources, consumer partner revenue and B2B partner revenue. Consumer partner revenue is generated when we receive commissions for selling the merchandise of other retailers, cataloguers or manufacturers ("partners") through our consumer Website. We do not own or physically handle the merchandise for these transactions, as our partners ship the products directly to the end customer. Similar to the manner in which we generate consumer partner revenue, we generate B2B partner revenue when we receive commissions for selling the merchandise of partners through our B2B Website. No partner accounts for more than 5% of the partner products sold through our Websites.

        Our warehouse revenue is derived from sales that liquidate residual products from large bulk purchases of inventory. These products cannot be economically sold on our Websites due to their low price points, bulk, irregular size or other factors. Warehouse sales are held in various physical locations when sufficient residual product has been accumulated. We held our first warehouse sale from November 2000 to January 2001, primarily to liquidate residual products from the purchase of the entire inventory of a distressed toy retailer. We initiated a second warehouse sale in February 2002, primarily to liquidate residual products from our acquisition of Gear.com. These sales have occurred in Salt Lake City, Utah, and may occur in other locations in the future.

        Cost of goods sold for direct revenue primarily consists of the cost of the product, as well as inbound and outbound freight, fixed warehouse costs, warehouse handling costs, credit card fees, and customer service costs. For partner revenue, cost of goods sold includes credit card fees and customer service costs. As partner revenue grows in relation to direct sales, gross margins improve because partner commissions have higher gross margins than direct sales. However, B2B gross margins are typically less than individual consumer gross margins. Therefore, future overall gross margins will be impacted by the blend of net revenues from these sales channels.

        Sales and marketing expenses consist primarily of advertising, public relations and promotional expenditures, as well as payroll and related expenses for personnel engaged in marketing and selling activities.

        General and administrative expenses consist of wages and benefits for executive, accounting and administrative personnel, rents and utilities, travel and entertainment, depreciation and amortization and other general corporate expenses.

        Amortization of goodwill results from the acquisition of Gear.com, Inc. in November 2000. We acquired Gear.com for 58.2 million shares of our common stock resulting in $6.1 million of goodwill.

        We have recorded no provision or benefit for federal and state income taxes as we have incurred net operating losses for each period since inception. As of December 31, 2001, we had $54.4 million of net operating loss carryforwards, of which $18.2 million is subject to limitation. These net operating loss carryforwards will begin to expire in 2018. We have provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability (see Note 17 of Notes to Financial Statements).

        Both direct and partner revenue are seasonal, with revenues historically being the highest in the fourth quarter, reflecting higher consumer holiday spending. We anticipate this will continue in the foreseeable future. With the exception of our acquisition of Gear.com, we have achieved our historical growth from internal operations.

Critical Accounting Policies

        Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Our critical accounting policies are as follows:

  •
  revenue recognition;

  •
  estimating valuation allowances and accrued liabilities, specifically, the reserve for returns and the allowance for obsolete and damaged inventory;

  •
  accounting for income taxes; and

  •
  valuation of long-lived and intangible assets and goodwill.

        Revenue recognition.    We derive our revenue from three sources: (i) direct revenue, which are individual sales made to consumers and businesses; (ii) partner revenue, which includes consumer partner revenue and B2B partner revenue; and (iii) warehouse revenue, derived from liquidation sales of residual products from large bulk purchases of inventory. Both direct revenue and partner revenue are recorded net of returns as well as coupons redeemed by customers. As described below, significant management judgments and estimates must be made and used in connection with the revenue recognized in any accounting period.

        For sales transactions, we comply with the provisions of Staff Accounting Bulletin 101 "Revenue Recognition" which states that revenue should be recognized when the following four revenue recognition criteria are met: (1) persuasive evidence of an arrangement exists; (2) the product has been shipped and the customer takes ownership and assumes the risk of loss; (3) the selling price is fixed or determinable; and (4) collection of the resulting receivable is reasonably assured. We generally require payment by credit card at the point of sale. Any amounts received prior to when we ship the goods to customers are deferred.

        Reserve for returns and the allowance for obsolete and damaged inventory.    Our management must make estimates of potential future product returns related to current period revenue. Management analyzes historical returns, current economic trends and changes in customer demand and acceptance of our products when evaluating the adequacy of the sales returns and other allowances in any accounting period. The reserve for returns was $496,000 as of December 31, 2001.

        Overstock writes down its inventory for estimated obsolescence or damage equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Our inventory balance was $7.6 million, net of allowance for obsolescence or damaged inventory of $943,000 as of December 31, 2001.

        Accounting for income taxes.    Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. As of December 31, 2001, we have recorded a full valuation allowance of $21.8 million against our net deferred tax asset balance due to uncertainties related to our deferred tax assets as a result of our history of operating losses. The valuation allowance is based on our estimates of taxable income by jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to change the valuation allowance, which could materially impact our financial position and results of operations.

        Valuation of long-lived and intangible assets and goodwill.    Overstock records an asset impairment charge when it believes an asset has experienced a decline in value that is other than temporary. Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover the carrying value of the asset that may not be reflected in an asset's current carrying value, thereby possibly requiring an impairment charge in the future. Net intangible assets, long-lived assets and goodwill amounted to $8.4 million as of December 31, 2001.

Results of Operations

        The following table sets forth our results of operations expressed as a percentage of total revenue for 1999, 2000 and 2001.

	Year ended December 31,
	1999	2000	2001
	(as a percentage of total revenue)
Direct revenue	100.0%	85.3%	88.1%
Partner revenue	—	3.4	9.9
Warehouse revenue	—	11.3	2.0

Total revenue	100.0	100.0	100.0
Cost of goods sold	110.6	109.0	86.6

Gross profit (loss)	(10.6)	(9.0)	13.4

Operating expenses:
Sales and marketing expenses	269.6	44.6	14.5
General and administrative expenses	176.0	29.6	25.2
Amortization of goodwill	—	0.9	7.6

Total operating expenses	445.6	75.1	47.3

Operating loss	(456.2)	(84.1)	(33.9)
Interest income	2.8	0.9	1.2
Interest expense	(2.0)	(0.3)	(1.8)
Other income (expense), net	—	(0.1)	0.1

Net loss	(455.4)%	(83.6)%	(34.4)%

Comparison of Years Ended December 31, 2000 and 2001

  Revenue

        Direct revenue is comprised of the selling price of merchandise that we sell and fullfill. Partner revenue is generated when we receive commissions for selling the partner merchandise through our Websites. Both direct revenue and partner revenue are recorded net of returns as well as coupons redeemed by customers. Total revenue grew from $25.5 million in 2000, to $40.0 million in 2001, representing growth of 57%. During this same period, direct revenue increased from $21.8 million to $35.2 million or a 61% growth, and partner revenue grew from $867,000 to $4.0 million representing growth of 361%. Warehouse revenue was $2.9 million in 2000 and $795,000 in 2001, resulting from a warehouse sale we held from November 2000 to January 2001. The increase in total revenue was due primarily to an increase in the number of both direct and partner orders and in the average order size. Also, since we began making partner sales in May 2000, there are four additional months of partner revenue in 2001 compared to 2000. The gross merchandise sales of goods sold directly by us and on behalf of our partners were $36.1 million in 2000 and $69.3 million in 2001, an increase of 92%.

  Cost of Goods Sold

        Cost of goods sold consists primarily of the costs of merchandise sold to customers, fixed warehouse costs, warehouse handling costs, outbound and inbound shipping costs, credit card fees and customer service costs. Cost of goods sold increased in absolute dollars from $27.8 million, or 109% of total revenue in 2000, to $34.6 million, or 87% of total revenue in 2001. The decrease in cost of goods sold as a percentage of total revenue in 2001 compared to 2000 was a result of economies of scale achieved through an increased number of sales transactions and efficiencies in operations. These efficiencies include, but are not limited to, efficiencies in the actual costs paid to suppliers for goods, freight and handling costs, the costs of customer service and returns.

  Operating Expenses

        Sales and marketing.    Sales and marketing expenses decreased from $11.4 million in 2000, to $5.8 million in 2001. The decrease in marketing costs in both absolute dollars and as a percentage of total revenue as compared to 2000 was due to more effective and targeted marketing spending, reduced off-line spending and a decrease in online advertising rates. Sales and marketing expenses were 45% and 15% of total revenue for 2000 and 2001, respectively.

        General and administrative.    General and administrative expenses increased from $7.6 million in 2000, to $10.1 million in 2001 representing 30% and 25% of total revenue, respectively. The increase in absolute dollars was due primarily to new business development and the staffing necessary to manage and support our growth. General and administrative personnel increased from 46 employees at the end of 2000, to 65 employees at the end of 2001. The decrease in general and administrative expense as a percentage of total revenue was a result of economies of scale achieved through increased sales volume and the allocation of general and administrative expenses over a substantially larger revenue base.

        Amortization of goodwill.    Amortization of goodwill increased from $226,000, in 2000, to $3.1 million in 2001. This increase was due to a full year of amortization in 2001, compared to just one month's amortization in 2000. From November 28, 2000, the date of the Gear.com acquisition, to December 2001, $3.3 million of the total goodwill of $6.1 million was amortized. Effective January 2002, under Statement of Financial Accounting Standards (SFAS) No. 142, the remaining goodwill will no longer be amortized but will be evaluated periodically for impairment.

  Other Expenses

        Income taxes.    We incurred net operating losses in 2000 and 2001, and consequently paid insignificant amounts of federal, state and foreign income taxes. As of December 31, 2001, we had $54.4 million of net operating loss carryforwards, of which $18.2 million is subject to limitation. These net operating loss carryforwards will begin to expire in 2018.

Comparison of Years Ended December 31, 1999 and 2000

        The trends discussed in the comparisons of operating results for 2000 and 2001 generally apply to the comparison of results of operations for 1999 and 2000, except for differences discussed below.

  Revenue

        Our direct revenue increased from $1.8 million in 1999, to $21.8 million in 2000. Commission revenue from our partners commenced in May of 2000. Warehouse revenue was $2.9 million and resulted from the warehouse sale that commenced in November 2000. No warehouse sales were held in 1999. The gross merchandise sales of goods sold directly by us and on behalf of our partners were $2.5 million in 1999, and $36.1 million in 2000.

  Cost of Goods Sold

        Cost of goods sold.    Our cost of goods sold increased from $2.0 million in 1999, to $27.8 million in 2000. As a percentage of total revenue, cost of goods sold decreased slightly from 111% to 109%.

  Operating Expenses

        Sales and marketing.    Our sales and marketing expenses increased from $4.9 million in 1999, to $11.4 million in 2000. The increase reflects the hiring of additional sales and marketing personnel in connection with the building of our operations. Sales and marketing expenses accounted for 270% of total revenue in 1999 and 45% of total revenue in 2000. The increase in the aggregate dollar value of advertising expenses was primarily attributable to expansion of our online and print advertising, public relations, other promotional expenditures and related expenses required in promoting the Overstock brand, as well as increased personnel.

        General and administrative.    General and administrative expenses increased from $3.2 million in 1999 to $7.6 million in 2000. These costs represented 176% of total revenue in 1999 and 30% of total revenue in 2000.

Quarterly Results of Operations

        The following table sets forth our unaudited quarterly results of operations data for the eight most recent quarters for the period ended December 31, 2001, as well as such data expressed as a percentage of our total revenue for the periods presented. The information in the table below should be read in conjunction with our Financial Statements and the Notes thereto included elsewhere in this prospectus. We have prepared this information on the same basis as the Financial Statements and the information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for the quarters presented. Our quarterly operating results have varied substantially in the past and may vary substantially in the future. You should not draw any conclusions about our future results from the results of operations for any particular quarter.

	Three Months Ended
	Mar. 31, 2000	Jun. 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	Jun. 30, 2001	Sept. 30, 2001	Dec. 31, 2001
	(in thousands, except per share data)
Consolidated Statements of Operations:
Direct revenue	$2,257	$3,737	$4,106	$11,662	$8,282	$6,709	$7,860	$12,392
Partner revenue	—	58	233	576	501	698	884	1,882
Warehouse revenue	—	—	—	2,894	795	—	—	—

Total revenue	2,257	3,795	4,339	15,132	9,578	7,407	8,744	14,274
Cost of goods sold	2,835	4,531	5,031	15,415	8,549	6,658	7,744	11,689

Gross profit (loss)	(578)	(736)	(692)	(283)	1,029	749	1,000	2,585

Operating expenses:
Sales and marketing expenses	4,376	1,581	2,279	3,140	1,414	1,713	1,233	1,438
General and administrative expenses	1,532	1,810	1,592	2,622	2,194	2,280	2,544	3,058
Amortization of goodwill	—	—	—	226	774	764	759	759

Total operating expenses	5,908	3,391	3,871	5,988	4,382	4,757	4,536	5,255

Operating loss	(6,486)	(4,127)	(4,563)	(6,271)	(3,353)	(4,008)	(3,536)	(2,670)
Interest income	23	61	67	90	72	315	26	48
Interest expense	(8)	(11)	(17)	(37)	(62)	(104)	(278)	(285)
Other income (expense), net	3	6	(34)	(8)	7	14	(2)	10

Net loss	(6,468)	(4,071)	(4,547)	(6,226)	(3,336)	(3,783)	(3,790)	(2,897)
Deemed dividend on redeemable common stock	(16)	(36)	(57)	(100)	(98)	(99)	(99)	(100)

Net loss attributable to common shares	$(6,484)	$(4,107)	$(4,604)	$(6,326)	$(3,434)	$(3,882)	$(3,889)	$(2,997)

Net loss per common share	$(0.07)	$(0.03)	$(0.03)	$(0.02)	$(0.01)	$(0.01)	$(0.01)	$(0.01)
Weighted average common shares outstanding	96,596	132,073	180,258	261,195	300,302	312,764	316,622	316,773

	Three Months Ended
	Mar. 31, 2000	Jun. 30, 2000	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	Jun. 30, 2001	Sept. 30, 2001	Dec. 31, 2001
	(as a percentage of total revenue)
Consolidated Statements of Operations:
Direct revenue	100.0%	98.5%	94.6%	77.1%	86.5%	90.6%	89.9%	86.8%
Partner revenue	—	1.5	5.4	3.8	5.2	9.4	10.1	13.2
Warehouse revenue	—	—	—	19.1	8.3	—	—	—

Total revenue	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0
Cost of goods sold	125.6	119.4	115.9	101.9	89.3	89.9	88.6	81.9

Gross profit (loss)	(25.6)	(19.4)	(15.9)	(1.9)	10.7	10.1	11.4	18.1

Operating expenses:
Sales and marketing expenses	193.9	41.7	52.5	20.8	14.8	23.1	14.1	10.1
General and administrative expenses	67.9	47.7	36.7	17.3	22.9	30.8	29.1	21.4
Amortization of goodwill	—	—	—	1.5	8.1	10.3	8.7	5.3

Total operating expenses	261.8	89.4	89.2	39.6	45.8	64.2	51.9	36.8

Operating loss	(287.4)	(108.8)	(105.1)	(41.5)	(35.1)	(54.1)	(40.5)	(18.7)
Interest income	1.0	1.6	1.5	0.6	0.8	4.3	0.3	0.3
Interest expense	(0.4)	(0.3)	(0.4)	(0.2)	(0.6)	(1.4)	(3.2)	(2.0)
Other income (expense), net	0.1	0.2	(0.8)	(0.1)	0.1	0.2	(0.0)	0.1

Net loss	(286.7)%	(107.3)%	(104.8)%	(41.2)%	(34.8)%	(51.0)%	(43.4)%	(20.3)%

        Our direct revenue and partner revenue have increased in every quarter on a year-over-year basis. Warehouse revenue has occurred in the quarters ended December 31, 2000 and March 31, 2001 as the result of a single warehouse sale that began in November 2000 and ended in January 2001. The general increase in total revenue is due to the expansion of our customer base as we attracted more visitors to our Websites, as well as repeat purchases from these customers. We have experienced significant seasonality in our business, reflecting a combination of seasonal fluctuations in Internet usage and traditional retail seasonality patterns. Internet usage and the rate of Internet growth may be expected to decline during the summer. Further, sales in the traditional retail industry are significantly higher in the fourth calendar quarter of each year than in the preceding three quarters. Partner revenue increased during the past several quarters due to the implementation and expansion of our partner program.

        Cost of goods sold as a percentage of total revenue has decreased on a quarterly basis from 126% to 82% of total revenue during the eight quarters ended December 31, 2001. This improvement is a result of efficiencies in the cost paid to suppliers for products and the economies of scale resulting from the increased number of sales transactions as well as efficiencies in operations.

        Total operating expenses as a percentage of total revenue have decreased on a year-over-year basis each quarter during 2001 as compared to 2000 as a result of economies of scale achieved through increased sales volume. In the near future, we expect to continue to devote substantial resources to the expansion of our sales and marketing efforts, and expect that total operating expenses may increase in absolute dollars in future periods. These expenses as a percentage of total revenue will vary depending on the level of revenue obtained.

        Due to the foregoing factors, in one or more future quarters our operating results may fall below the expectations of securities analysts and investors. In such an event, the trading price of our common stock would likely be materially adversely affected.

Effect of Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but will rather be tested at least annually for impairment. We will adopt SFAS No. 142 for the fiscal year beginning January 1, 2002. Adoption of this statement is not expected to have a material impact on our financial position or results of operations. Under this pronouncement, the remaining goodwill will not be amortized, but will be evaluated periodically for impairment.

        FASB also issued SFAS No. 143, "Accounting for Asset Retirement Obligations," that is applicable to financial statements issued for fiscal years beginning after June 15, 2002. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets. We anticipate the provisions of this Standard will not have a significant effect on our financial position or operating results.

        In August 2001, the FASB issued SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement is effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS No. 144 on January 1, 2002. Adoption of this statement is not expected to have a material impact on our financial position or results of operations.

Liquidity and Capital Resources

        We have funded our operations through December 31, 2001 primarily through private sales of equity securities, warrants to purchase our common stock and promissory notes totaling $43.0 million, a $6.0 million line-of-credit with a related party and through capital equipment leases.

        Our operating activities resulted in net cash outflows of $22.4 million for the year ended December 31, 2000 and in net cash outflows of $10.5 million for the year ended December 31, 2001. Uses of cash during the year ended December 31, 2000 were principally for net losses, as well as changes in accounts receivable, inventory and accounts payable. Uses of cash for the year ended December 31, 2001 were principally for net losses, offset by depreciation and amortization, and changes in inventory, prepaid expenses, accounts payable and accrued liabilities.

        Our investing activities resulted in net cash inflows of $236,000 for the year ended December 31, 2000, with $3.5 million received in the Gear.com acquisition offset by $3.3 million in capital asset expenditures. Investing activities resulted in net cash outflows of $1.7 million for capital and long-term asset expenditures during the year ended December 31, 2001.

        Financing activities provided cash of $27.9 million in the year ended December 31, 2000, primarily related to issuance of common stock for cash of $25.1 million and borrowings of $3.0 million from a bank. For the fiscal year ended December 31, 2001, financing activities provided net cash of $7.5 million principally from the issuance of common stock for cash of $6.3 million and borrowings of $4.5 million from a related party, offset by a $3.0 million repayment of a note payable.

        On March 4, 2002, we sold 27,166,936 shares of our Series A redeemable, convertible, preferred stock at $0.2432 per share for $6,607,000. As the fair value of the common stock to be received upon conversion of the preferred stock is greater than the conversion price of the preferred stock at the date the preferred stock was issued, a beneficial conversion feature results in a non-cash charge of approximately $6.6 million to be recorded in the first quarter of 2002.

        The following tables summarize our contractual obligations and other commercial commitments as of December 31, 2001, and the effect such obligations and commitments are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period (in thousands)
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long-term debt	$—	$—	$—	$—	$—
Capital lease obligations	469	290	179	—	—
Operating leases	4,798	1,260	3,210	303	25

Total contractual cash obligations	$5,267	$1,550	$3,389	$303	$25

	Amount of Commitment Expiration Per Period (in thousands)
Other Commercial Commitments	Total Amounts Committed	Less than 1 year	1-3 years	4-5 years	Over 5 years
Lines of credit	$13,000	$13,000	$—	$—	$—
Redeemable common stock	5,176	1,151	1,420	2,605	—

Total commercial commitments	$18,176	$14,151	$1,420	$2,605	$—

        The estimated amount of redeemable common stock is based solely on the statute of limitations of the various states in which stockholders may have rescission rights and may not reflect the actual results. We do not have any unconditional purchase obligations, other long-term obligations, standby letters of credit, guarantees, standby repurchase obligations or other commercial commitments.

        In July 2001, Patrick Byrne, our President and Chief Executive Officer, who is also a significant beneficial owner of our stock, agreed to personally guarantee our merchant account with a bank. The bank agreed to accept this personal guarantee in lieu of a demand deposit of $1,000,000 with the bank. If Dr. Byrne were to revoke his guarantee, we may be required to post a demand deposit with the bank.

        Management believes that the cash currently on hand, as supplemented by the March 2002 proceeds from the sale of Series A preferred stock and the available lines of credit, will be sufficient to continue operations through 2002. However, there can be no assurance that if additional financing is necessary it will be available, or, if available, that such financing can be obtained on satisfactory terms. We believe that the current investors will continue to support the business if and when cash needs arise. However, failure to generate sufficient revenues or raise additional capital could have a material adverse effect on our ability to continue as a going concern and to achieve our intended business objectives.

        A portion of our cash may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, we may evaluate potential acquisitions of businesses, products or technologies. We have no current plans, agreements or commitments, and are not currently engaged in any negotiations with respect to any such transaction.

Quantitative and Qualitative Disclosures about Market Risk

        We do not use derivative financial instruments in our investment portfolio and have no foreign exchange contracts. Our financial instruments consist of cash and cash equivalents, trade accounts and contracts receivable, accounts payable and long-term obligations. We consider investments in highly-liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents. Our exposure to market risk for changes in interest rates relates primarily to our short-term investments and short-term obligations; thus, fluctuations in interest rates would not have a material impact on the fair value of these securities.

        At December 31, 2001, we had $3.7 million in cash and cash equivalents. At that same date, we also had total notes payable of $4.3 million. A hypothetical 10% increase or decrease in interest rates would not have a material impact on our earnings or loss, or the fair market value or cash flows of these instruments.

BUSINESS

        The following description of our business contains forward-looking statements relating to future events or our future financial or operating performance that involve risks and uncertainties, as set forth under "Special Note Regarding Forward-Looking Statements." Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the heading "Risk Factors" and elsewhere in this prospectus.

Overview

        We are a leading online "closeout" retailer offering discount brand-name merchandise, including bed-and-bath goods, kitchenware, watches, jewelry, electronics, sporting goods and designer accessories. The traditional liquidation market for this merchandise has high information asymmetries among buyers and sellers that permit liquidation brokers to profit from market inefficiencies and, we believe, generate some of the highest returns on capital in the retail industry. Overstock was founded in 1997 to reduce these asymmetries and inefficiencies. In our "direct" business, we purchase inventory from manufacturers, liquidation wholesalers and distressed businesses, then resell it via our Websites. Our "partner" business provides a marketplace through which other owners of inventory can discretely liquidate their own excess. The goods being liquidated move through our consumer and B2B Websites. Our consumer Website (Overstock.com) is an easy-to-use, attractive Website that allows consumers to find, compare and purchase products quickly and efficiently, 24 hours a day. Our B2B Website (Overstockb2b.com) is similar, offering other businesses the same products our consumer site does, but with bulk discounts for multiple quantities. With both sites, we believe the frequent addition of new, limited inventory products creates an atmosphere that encourages customers to visit our Websites frequently and to purchase products before our inventory sells out. In addition, from time to time, we also liquidate residual products from large bulk purchases through warehouse sales. We believe we provide great values on an excellent selection of merchandise, enabling us to acquire customers relatively inexpensively.

Industry Overview

        Manufacturers and retailers traditionally hold inventory to buffer against uncertain demand within their normal, "inline" sales channels. Inline sales channels are manufacturers' primary distribution channels, which are characterized by regularly placed orders by established retailers at or near wholesale prices. In recent years, several dynamics have shifted inventory risk from retailers to manufacturers, including:

  •
  dominant retailers insist on just-in-time deliveries from manufacturers;

  •
  dominant retailers often demand to cancel orders mid-production and return unsold merchandise;

  •
  style, color or model changes can quickly turn inventory into closeout merchandise;

  •
  incorrect estimates of consumer demand lead to overproduction; and

  •
  changes in a retailer's financial situation or strategy results in cancelled orders.

        The disposal of excess, or overstock, inventory represents a substantial burden for many manufacturers, especially those who produce high-quality branded merchandise. Manufacturers seek to avoid liquidating through traditional retail channels where the manufacturer's discounted products would compete with other products side by side. This can result in weaker pricing and decreased brand strength, and is known as channel conflict or sales channel pollution. As a result, many manufacturers turn to a fragmented market of liquidation wholesalers, known as "jobbers," and discount retailers.

These liquidation channels provide manufacturers limited control of distribution and are, we believe, unreliable and expensive to manage when compared with their inline channels.

        Despite the challenges encountered by manufacturers in the liquidation market, the proliferation of outlet malls, wholesale clubs and discount chains is evidence of the strong level of consumer demand for discount and closeout merchandise. Consumers face, however, several difficulties in shopping for closeout and overstock merchandise, including:

  •
  unpredictable product selection;

  •
  remote locations and limited shopping hours, making "treasure hunting" burdensome and infrequent for most consumers; and

  •
  poor customer service and in-store experience.

        In addition, small retailers are under competitive pressure from large national retailers. Small retailers generally do not have leverage with manufacturers; consequently, they often pay full wholesale prices and receive inferior service. We believe that small retailers generally do not have access to the liquidation market, as jobbers are most often interested in liquidating large volumes of merchandise, rather than the small quantities appropriate for mom-and-pop retailers.

        Taken together, we believe these features of fragmented supply, fragmented demand and non-transparent pricing combine to create an inefficient market.

The Overstock Solution

        Overstock utilizes the Internet to reduce the information asymmetries of the traditional liquidation market. We provide consumers and businesses with quick and convenient access to high-quality, brand-name merchandise at discount prices. Overstock's platform consists of four business components. We have a "direct" business, in which we buy and take possession of excess inventory for resale. We also have our "partner" business, in which we allow holders of excess inventory to post products electronically on our Websites, where their appearance is indistinguishable from our direct products. In such partner relationships, Overstock processes the sale, while order fulfillment is performed by the partner. We receive a commission for partner products sold through our Websites. For both our direct and partner models we have a consumer and B2B sales channel. Therefore, our business consists of four components: direct consumer, direct B2B, partner consumer and partner B2B.

        Overstock provides manufacturers with a one-stop liquidation channel to sell both large and small quantities of excess and closeout inventory without disrupting sales through traditional channels. Key advantages for manufacturers liquidating through Overstock include:

  •
  Resolution of channel conflict. Channel conflicts arise when a manufacturer's excess inventory is sold through the same channel as their other product offerings. Since excess inventory is usually sold at a discount, sales of the manufacturer's other product offerings may be impacted as a consumer in a retail store may opt for the excess product or become confused by the pricing and model discrepancies. By using Overstock, manufacturers have an alternative and independent channel where they can sell excess inventory without the fear of hindering the sale of their other products.

  •
  Single point of distribution. Manufacturers often use multiple liquidation sources to clear their excess inventory. Multiple sources create additional logistics issues that they would rather avoid. By using Overstock, manufacturers have a single source for the distribution of excess inventory.

  •
  Improved control of distribution. By using Overstock, manufacturers can monitor what kind of customer, whether individual consumer or small retailer, ultimately purchases their merchandise.

    In addition, a manufacturer can request that its products be offered in only one of our sales channels in order to avoid sales channel pollution.

  •
  Improved transaction experience. By having a reliable inventory clearing channel, manufacturers are able to more quickly and easily dispense of their excess merchandise.

        Overstock also offers consumers a compelling alternative for bargain shopping. Key advantages for consumers include:

  •
  High quality and broad product selection. Most of the merchandise offered on our Websites is from well-known, brand-name manufacturers. We typically have approximately 4,000 product offerings, divided among 13 categories.

  •
  Convenient access on a secure site. Our customers are able to access and purchase our products 24 hours a day from the convenience of their home or office. Further, we do not sell any personal information about our customer base to third parties.

  •
  Superior customer service and shopping experience. We employ 35 customer service representatives to assist customers by telephone and email. Additionally, we continually update and monitor our Websites to enhance the shopping experience for our customers.

        We also offer small businesses and retailers a compelling method for obtaining products for resale. We believe that small businesses and retailers can secure lower prices and better service through us than they typically receive from manufacturers or other distributors. We believe we are able to offer these advantages as a result of our aggregation of demand, access to the liquidation market from which small businesses and retailers are often excluded, and our commitment to customer service. We are able to offer small businesses and retailers the opportunity to buy products in small bulk loads, because our warehouse receiving operations resemble those of a jobber's and our warehouse shipment operations resemble that of a catalogue fulfillment center.

Business Strategy

        Our objective is to leverage the Internet to become the dominant closeout solution for holders of brand-name merchandise, allowing them to dispose of that merchandise discretely and with high recovery values. We are pursuing this objective through the following key strategies:

  •
  Establish strong relationships with manufacturers. With the growth in the scale of our operations, we believe we are quickly becoming the ideal liquidation channel for manufacturers and distributors. With scale comes the ability to buy in size, and we believe manufacturers appreciate our ability to liquidate their products without disturbing their traditional channels. Generally, manufacturers do not want their product offerings sold as heavily discounted, closeout products in brick-and-mortar retailers, as is common today. We believe that as manufacturers learn of our capabilities, they will increasingly recognize the attractiveness of Overstock as the liquidation solution of choice. This reputation gives us access to recognized name brands, reasonable payment terms, and a consistent flow of merchandise from key vendors.

  •
  Optimize inventory management through the use of technology. Our merchandise buyers are supported by proprietary software that provides nearly instantaneous information on product sales, margins and inventory levels. This technology enables us to make informed decisions and quickly change prices in an effort to maximize sales volume, gross profits and return on inventory capital.

  •
  Optimize marketing initiatives through the use of technology. Our marketing team is supported by proprietary software that enhances the level of service provided to our customers and takes advantage of the unique characteristics of online distribution. Our software provides us immediate feedback on the effectiveness of various marketing campaigns, allowing us to optimize our marketing expenditures. We have begun increasing the personalization of our Websites to each individual customer in order to enhance their shopping experience.

  •
  Maintain low customer acquisition costs. By focusing the vast majority of our marketing budget on targeted online campaigns with quantifiable results, we have been able to drive substantial amounts of traffic to our Websites and dramatically increase the total number of customers at a customer acquisition price that we consider cost effective. We believe our continued emphasis on quantifiable results will further reduce our per customer acquisition costs.

  •
  Aggressively grow our B2B business. We believe we offer our B2B customers a compelling opportunity for purchasing bulk inventory online at low prices with high-quality service. We are discovering that the small retail market is underserved by existing liquidators and we are quickly working to take advantage of this significant opportunity. We have a dedicated B2B Website, as well as a dedicated B2B sales team, whose sole purpose is to further develop this business. We have grown the sales team from 5 members as of December 31, 2001, to 21 members as of January 31, 2002.

  •
  Deliver superior customer service. Overstock maintains the infrastructure necessary to process and fulfill orders on an accurate, timely and reliable basis. In 2000, we opened our 175,000 square foot leased warehouse in Salt Lake City, Utah to help ensure the highest level of customer service. We strive to improve our product offerings, the look and feel of our Websites and the quality of our customers' shopping experience. We believe we are building strong, long-lasting customer relationships, increasing repeat purchases and generating higher average order sizes.

Strategic Relationships

        Manufacturer Relationships.    It is difficult to establish closeout buying relationships with manufacturers. Trust and experience gained through past interactions are important. In our effort to establish Overstock as the primary excess merchandise distribution channel for manufacturers and liquidation wholesalers, we offer a unique distribution channel that provides pricing transparency and sales channel visibility to the manufacturer. We believe this eliminates sales channel pollution for the manufacturer. Our supplier relationships provide us with products including, but not limited to, the following brand names:

Canon	Helly Hanson	Olympus
Cuisinart	Hewlett-Packard Company	Oriental Weavers
Croscill	Hitachi	Panasonic
DeLonghi Group	Hoover	Rawlings Sporting Goods
Eureka	Kenneth Cole	Spalding Sports Worldwide
Farberware	Krups	Springs
Field Crest	Liz Claiborne	Thomson Multimedia
Fuji Photo Film	Martex	Wilson Sporting Goods
General Electric	NordicWare	Yashica

        Partner programs. We currently have approximately 130 partners that post approximately 2,000 products on our Websites. These partners, whether e-tailers, catalogers or manufacturers, have their own fulfillment capabilities and utilize our "discount" channel to liquidate their products without disturbing their own "full-price" distribution channel. As compensation for our services, we receive a commission. The benefits to the partners are substantial as our traffic permits them to liquidate large amounts of inventory. As part of this program, we tightly monitor partner performance, assist partners with fulfillment procedures and, when necessary, remove poorly performing partners from the site. Our partnership program has enabled us to increase our product offerings, expand our customer base and earn sales commissions.

        In addition, we have an agreement with Safeway Stores, Inc. to provide discounted merchandise to be sold within their stores. Currently, we are supplying certain stores in Northern California. We hope this relationship will expand to include more merchandise within more stores. In the future, we hope to develop similar relationships with other retailers.

Sales and Marketing

        Historically, we have not focused our marketing efforts on national print and media campaigns. Instead, we have focused primarily on online campaigns that we believe are the most cost-effective means to direct visitors to our Websites.

        B2B.    As of January 31, 2002, we had a dedicated sales force of 21 people who primarily interact with small regional or local retailers to alert them to the opportunity they have to purchase merchandise at prices that are below wholesale, and which we believe are often lower than the prices paid by the larger retailers with whom they compete.

        Consumer.    We focus on cost-effective methods to target our consumer audience. Almost all of our advertising budget is spent exclusively on online campaigns that produce measurable results, and we seek to identify and eliminate campaigns that do not meet our performance hurdle of first-buy profitability.

Products

  Online Products

        Our products are organized into 13 different product departments. As of December 31, 2001, our product departments were:

Bed, Bath & Linens	Home & Garden Décor
Books, Movies & Music	Housewares & Appliances
Computer & Home Office	Jewelry & Watches
Electronics & Cameras	Luggage & Business
Fashion & Accessories	Sports Gear
Gifts & Gadgets	Toys & Dolls
Handmade Designs/Worldstock

        Each of these departments has multiple categories that more specifically define the products offered within that department. For example, as of December 31, 2001, we had the following product categories within the "Electronics & Cameras" department:

Audio	Telephones
Cameras	Video
Optics

        Each category has several subcategories that further detail the product contained within. For example, under the "Video" category, we have the subcategories of "Camcorders", "Televisions", "VCRs & DVDs" and "View All Video".

        Individual products can be accessed and viewed from the category or subcategory pages. These specific product pages include detailed product descriptions, a color picture and pricing information.

        The number of total products we offer has grown from less than 100 in 1999, to more than 4,000 products, as of December 31, 2001 (excluding media products such as books, DVDs and CDs). As the number of products and product categories change throughout the year, we periodically reorganize our departments and/or categories to better reflect our current product availability.

Fulfillment Operations

        When customers place orders on our Websites, orders are fulfilled either directly from our Salt Lake City, Utah warehouse or by one of our partners. We monitor both sources for accurate order fulfillment and timely shipment. We currently charge $3.95 for basic ground shipping, but customers can choose from various expedited shipping services at their expense.

        Direct fulfillment.    During 2001, we fulfilled approximately 55% of all orders through our leased 175,000 square foot Salt Lake City, Utah warehouse where we store approximately 2,000 products. We operate the warehouse with an automated Warehouse Management System (WMS) that tracks receiving, distributes order-fulfillment assignments to warehouse workers and obtains rates for various shipping options to ensure low-cost outbound shipping. Our Websites relay orders to the WMS throughout each business day, and the WMS in turn confirms to our Websites shipment of each order. Customers track the shipping status of their packages through links we provide on our Websites. We guarantee order shipments within two business days of order placement, but most orders ship within one business day. The warehouse team ships between 8,000 and 10,000 orders each week using a single shift, five days per week. We also process returns of direct merchandise in the Salt Lake City, Utah warehouse. We estimate we could increase our capacity in the warehouse by at least 3-5 times if necessary, through the use of additional shifts and additional staff on each shift.

        Partner Fulfillment.    During 2001, approximately 45% of our orders was for inventory owned and shipped by our partners. We currently manage approximately 130 partners who collect their orders through our Websites. The partners perform essentially the same operations as our core warehouse: order picking, shipping, and reverse logistics processing. Partners relay shipment confirmations to our Websites, where customers can review shipping and tracking information. From a customer's point of view, shipping from our warehouse or a partner warehouse is indistinguishable.

Customer Service

        We are committed to superior customer service. We staff our customer service department with dedicated professionals who respond to phone and email inquiries on products, ordering, shipping status, and returns. Our customer service staff process 3,000 to 5,000 calls per week. The same staff processes 8,000 to 12,000 email messages each week, with less than a 24-hour turnaround time. We use automated email and phone systems to route traffic to appropriate customer service representatives.

Technology

        We use our internally developed Websites and a combination of proprietary technologies and commercially available licensed technologies and solutions to support our operations. We use the services of XO Communications, Inc. and Genuity Inc. to obtain connectivity to the Internet over two DS-3 lines. We currently store our data on an Oracle database running on Hewlett-Packard "N Class' computer hardware, which is backed up by a high-speed redundant EMC Corporation storage system. Currently, we use twenty-six Dell PowerEdge servers, which are connected to the Oracle database and operate in a multi-processing Linux environment designed to accommodate large volumes of Internet traffic. During the 2001 holiday shopping season, our Internet systems operated at 25% of their capacity. In addition, we have installed 12 Web servers and implemented "relief valve" functionality with technology provided by Akamai Technologies, Inc. to off-load transactions during extreme loads.

        We are currently enhancing the reporting capabilities of our Websites to improve our understanding of our customers' needs and site behavior. Our Internet systems include redundant hardware on mission critical components and are located in our Salt Lake City, Utah facility.

Competition

        The online liquidation services market is new, rapidly evolving, intensely competitive and has relatively low barriers to entry, as new competitors can launch new Websites at relatively low cost. We believe that competition in the online liquidation market is based predominantly on:

  •
  price;

  •
  product quality and selection;

  •
  shopping convenience;

  •
  customer service; and

  •
  brand recognition.

        Our liquidation services compete with other online retailers and traditional liquidation "brokers," some of which may specifically adopt our methods and target our customers. We currently or potentially compete with a variety of companies that can be divided into several broad categories:

  •
  liquidation e-tailers such as SmartBargains;

  •
  online retailers with discount tabs such as Amazon.com, Inc., eBay, Inc. and Buy.com, Inc.; and

  •
  traditional liquidators such as Ross Stores, Inc. and TJX Companies, Inc.

        As the market for online liquidation grows, we believe that companies involved in online retail, as well as traditional retailers and liquidation brokers, will increase their efforts to develop services that compete with our online services. We also face potential competition from Internet companies not yet focused on the liquidation market, and from retail companies not yet operating online. We are unable to anticipate which other companies are likely to offer services in the future that will compete with the services we provide.

        In addition, many of our current and potential competitors have greater brand recognition, longer operating histories, larger customer bases and significantly greater financial, marketing and other resources than us, and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Some of our competitors could enter into exclusive distribution arrangements with our vendors and deny us access to their products, devote greater resources to marketing and promotional campaigns and devote substantially more resources to their Website and systems development than our company. New technologies and the continued enhancement of existing technologies also may increase competitive pressures on our company. We cannot assure you that we will be able to compete successfully against current and future competitors or address increased competitive pressures. See "Risk Factors."

Intellectual Property

        We regard our domain names and similar intellectual property as critical to our success. We rely on a combination of laws and contractual restrictions with our employees, customers, suppliers, affiliates and others to establish and protect our proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our intellectual property without authorization. In addition, we cannot assure you that others will not independently develop substantially similar intellectual property. Although we are pursuing the registration of our key trademarks in the United States, some of our trade names are not eligible to receive trademark protection. In addition, effective trademark protection may not be available or may not be sought by us in every country in which our products and services are made available online, including the United States.

        From time to time, we may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by our company. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could materially harm our business. See "Risk Factors."

Government Regulation

        All of our services are subject to federal and state consumer protection laws and regulations prohibiting unfair and deceptive trade practices. These consumer protection laws could result in substantial compliance costs and could interfere with the conduct of our business.

        Although there are very few laws and regulations directly applicable to the protection of consumers engaging in Internet commerce, it is possible that legislation will be enacted in this area. This legislation could cover such topics as permissible online content and user privacy (including the collection, use, retention and transmission of personal information provided by an online user). Furthermore, the growth and demand for online commerce could result in more stringent consumer protection laws that impose additional compliance burdens on online companies.

        Moreover, in many states, there is currently great uncertainty whether or how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and commercial online services. These issues may take years to resolve. For example, tax authorities in a number of states, as well as a Congressional advisory commission, are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes. New legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the Internet and commercial online services could result in significant additional taxes on our business. These taxes could have an adverse effect on our cash flows and results of operations. Furthermore, there is a possibility that we may be subject to significant fines or other payments for any past failures to comply with these requirements.

Employees

        As of January 31, 2002, we had 147 full-time employees, including 35 in customer service, 29 in order fulfillment, 10 in information technology and Web store production, 4 in sales and marketing, 29 in merchandising, 7 in finance, 21 in B2B sales, 7 in business development and 5 in our general and administrative department. We have never had a work stoppage, and none of our employees is represented by a labor union. We consider our employee relationships to be positive.

Facilities

        We lease 22,000 square feet of office space for our corporate headquarters and customer service operations in Salt Lake City, Utah, and we lease a 175,000 square foot warehouse and distribution facility also in Salt Lake City, Utah. We believe these facilities will be sufficient for our needs for at least the next twelve months.

Legal Proceedings

        From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. Our operations are subject to federal, state and local laws and regulations.

MANAGEMENT

        The following table sets forth certain information with respect to our executive officers and directors as of December 31, 2001:

Executive Officers And Directors	Age	Position
Patrick Byrne	39	President, CEO, Chairman of the Board of Directors
Jason Lindsey	32	Chief Financial Officer, Assistant Secretary and Director
Douglas Greene	40	Chief Technology Officer
Jim Hyde	34	Vice President of Operations
Trey Baker	43	Vice President of Merchandising
John Pettway	38	Secretary and Director
John J. Byrne(2)	69	Director
Gordon Macklin (1)(2)	73	Director
Gary Kennedy (1)(2)	48	Director

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

        Patrick Byrne has served as our President, Chief Executive Officer and a Director since October 1999, and as Chairman of the Board since February 2001. From September 1997 to May 1999, Dr. Byrne served as President and CEO of Fechheimer Brothers, Inc., a manufacturer and distributor of uniforms and a subsidiary of Berkshire Hathaway Inc. From 1995 until its sale in September 1999, Dr. Byrne was Chairman, President and CEO of Centricut, LLC, a manufacturer and distributor of industrial torch parts. From 1994 to the present, Dr. Byrne has served as a Manager of the Haverford Group, an investment company and an affiliate of Overstock. Dr. Byrne currently serves as a Director of White Mountains Insurance Group, an insurance company. Dr. Byrne has a Bachelor of Arts degree in Chinese studies from Dartmouth College, a Master's degree from Cambridge University as a Marshall Scholar, and a Ph.D. in philosophy from Stanford University. Dr. Byrne is the son of John Byrne, who is a member of our Board of Directors.

        Jason Lindsey has served as our Chief Financial Officer since June 9, 1999, as a Director since June 22, 1999, and as Assistant Secretary since October 1999. From June 1998 to the present, Mr. Lindsey has served as Controller of the Haverford Group, an investment company and an affiliate of Overstock, although he currently devotes substantially all of his time to Overstock. Prior to joining the Haverford Group, Mr. Lindsey was an auditor with PricewaterhouseCoopers LLP from January 1996 to June 1998. Mr. Lindsey has a Bachelor of Arts and a Master's degree in accounting from Utah State University.

        Douglas Greene has served as our Chief Technology Officer since June 2000, and Vice President of Software Development since April 1999. From February 1996 to November 1998, Mr. Greene served as Manager of Internet Development for Human Affairs International, an insurance company. Mr. Greene served as President of Great Lakes Software, Inc., a software company, from 1994 to 1996.

        Jim Hyde has served as our Vice President of Operations since June 2001. Prior to joining the Company, Dr. Hyde served as Vice President of Applications Development at TenFold Corporation, a software applications company, from October 1998 to June 2001. From July 1995 to September 1998, Dr. Hyde was a Project Manager with Sarcos Research Corporation, a robotics research company. Dr. Hyde holds B.S. and Ph.D. degrees in Mechanical Engineering from Stanford University and a M.S. degree in Mechanical Engineering from Massachusetts Institute of Technology.

        Trey Baker has served as our Vice President of Merchandising since December 1999. From October 1998 to August 1999, Mr. Baker served as President of Seven Seas Home Accents, a home furnishings supplier to department and specialty stores. Mr. Baker held buying positions with Tuesday Morning, a closeout retailer from December 1997 to October 1998 and with Wal-Mart Stores from June 1996 to October 1997. Mr. Baker served as Vice President of Merchandise for 50-Off Stores, an apparel and home goods closeout retailer, from July 1991 to May 1996. Mr. Baker has a Bachelor of Science degree in Business Management from the University of Central Florida.

        John Pettway has served part-time as our Secretary since October 23, 1999 and has been a Director since June 22, 1999. Mr. Pettway has also been a Manager, Chief Financial Officer and in-house counsel of the Haverford Group, an investment company and an affiliate of Overstock, since 1994. Mr. Pettway is a CPA with a Bachelor of Science in accounting from the University of Maryland and a J.D. from the University of Baltimore.

        John J. Byrne has served as a Director of Overstock since October 1999. Mr. Byrne has served as Chairman of the Board of White Mountains Insurance Group, Ltd., a financial services holding company, since 1985 and was its Chief Executive Officer and President from 1985 until his retirement in 1997. Prior to that he served as Chairman and CEO of GEICO from 1976 to 1985. From June 2001 until December 2001 Mr. Byrne served as Chairman of OneBeacon Insurance Group. Earlier in his career, Mr. Byrne spent eight years with the Travelers Insurance Companies, most recently as Executive Vice President. Mr. Byrne currently is a Director of Terra Nova (Bermuda) Holdings. Mr. Byrne currently serves as an Overseer of the Amos Tuck School of Business Administration of Dartmouth College and the Rutgers University Foundation and is a member of the Stanford Graduate School of Business Advisory Council and the Standard Research Institute Advisory Council. Mr. Byrne has a Bachelor of Science from Rutgers University, a graduate degree in Mathematics from the University of Michigan and is a Member of the American Academy of Actuaries. John Byrne is the father of Patrick Byrne, who is a Director, President, and Chief Executive Officer of the Company.

        Gordon Macklin has served as a Director of Overstock since October 1999. Mr. Macklin served as Chairman, President and CEO of White River Corporation, an information services company, from October 1993 to July 1998. Mr. Macklin was Chairman of Hambrecht and Quist Group, a venture capital and investment banking company, from 1987 until 1992. From 1970 to 1987 Mr. Macklin served as President of the National Association of Securities Dealers, Inc. Mr. Macklin serves as a director for Martek Biosciences Corporation; MedImmune, Inc.; White Mountains Insurance Group, Ltd.; Worldcom, Inc.; Spacehab, Inc.; and is a director, trustee or managing general partner of 48 of the investment companies in the Franklin Templeton Group of Funds. Mr. Macklin has a Bachelor of Arts in Economics from Brown University.

        Gary Kennedy is a private investor who has been serving as a Director of Overstock since October 1999. Mr. Kennedy's most recent position was with TenFold Corporation, a software application developer. In addition to being the initial investor in TenFold, Mr. Kennedy was the President and CEO from 1996 to 2001. From 1993 to 1996 Mr. Kennedy served as a Mission President for the Church of Jesus Christ of Latter-Day Saints in Sao Paulo, Brazil. From 1990 to 1993 he served as President, Chief Executive Officer and Chairman of PRC, Inc., a systems integration company and wholly-owned subsidiary of Black and Decker. Prior to joining PRC, Mr. Kennedy served in various sales and management positions at Oracle Corporation from 1982 until 1990 including Regional Manager, National Sales Manager, Senior Vice President and General Manager of US Operations, and President of Oracle USA. Prior to joining Oracle, Mr. Kennedy served as a Marketing Manager for Intel Corporation. Mr. Kennedy holds a B.A. in finance from the University of Utah and a Masters in Business Administration from Northwestern University's Kellogg Graduate School of Management. Mr. Kennedy is Chairman of the Board of Agilite Corporation. He is also a director of iDirect, Inc.

        Our board of directors appoints our executive officers who serve until their successors have been duly elected and qualified. Other than between Patrick Byrne and John J. Byrne, there are no family relationships among any of our directors or officers.

Audit Committee

        We have established an audit committee, which consists of Mr. Kennedy, Mr. Macklin and one additional member to be selected by our board of directors. The audit committee is responsible for reviewing and monitoring our financial statements and internal accounting procedures, recommending the selection of independent auditors by our board, evaluating the scope of the annual audit, reviewing audit results, consulting with management and our independent auditor prior to presentation of financial statements to stockholders and, as appropriate, initiating inquiries into aspects of our internal accounting controls and financial affairs.

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee consists of Mr. Kennedy, Mr. Macklin and Mr. John Byrne. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our directors, officers and other employees and administering various incentive compensation and benefit plans. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company's board of directors or compensation committee.

Director Compensation

        We reimburse our non-employee directors for out-of-pocket expenses incurred in connection with attending board and committee meetings. No member of our board of directors currently receives any additional cash compensation. In the past, we have granted non-employee directors options to purchase our common stock under our 1999 Stock Option Plan for their service on our board of directors. Historically, our non-employee directors have received an initial option to purchase 600,000 shares of our common stock and a secondary option to purchase an additional 200,000 shares of our common stock.

Executive Compensation

        The following table summarizes information concerning the compensation awarded to, earned by, or paid for services rendered to Overstock in all capacities during the year ended December 31, 2001, by our Chief Executive Officer and our four other most highly compensated executive officers whose salary and bonus for fiscal 2001 exceeded $100,000. We refer to these executives as our named executive officers elsewhere in this prospectus.

Summary Compensation Table

							Long Term Compensation	All Other Compensation
		Annual Compensation
							Securities Underlying Options	Life Insurance Premiums
Name and Principal Position	Year	Salary			Bonus
Patrick Byrne President and Chief Executive Officer	2001 2000	$	— —		$	— —	1,000,000 600,000	$ — —
Jason Lindsey (1) Chief Financial Officer and Assistant Secretary	2001 2000 1999		116,363 76,925 10,625	(2)		— — —	2,700,000 100,000 —	2,550(6 3,050(6 —	) )
Douglas Greene Chief Technology Officer	2001 2000 1999		137,500 109,583 66,000	(3)		— — —	2,000,000 400,000 2,500	— — —
Jim Hyde Vice President of Operations	2001		71,634	(4)		—	700,000	—
Trey Baker Vice President of Merchandising	2001 2000 1999		86,750 78,787 22,750	(5)		— — —	1,400,000 60,000 40,000	2,790(6 1,879(6 —	) )

(1)
During each of 1999, 2000 and 2001, Mr. Lindsey was employed by Overstock and Haverford Internet, L.C. During each of 2000 and 2001 Mr. Lindsey devoted substantially all of his time to Overstock. During 1999, 2000 and 2001, Mr. Lindsey received other compensation from Haverford of approximately $210,000, $230,000 and $200,000, respectively.

(2)
Mr. Lindsey's annual salary as of December 31, 2001 is $140,000.

(3)
Mr. Greene's annual salary as of December 31, 2001 is $145,000.

(4)
Mr. Hyde's annual salary as of December 31, 2001 is $150,000.

(5)
Mr. Baker's annual salary as of December 31, 2001 is $100,000.

(6)
Amounts represent our matching contributions to the 401(k) plan account for such executive officers.

2001 Option Grants

        The following table summarizes the stock options granted to each named executive officer during the year ended December 31, 2001, including the potential realizable value over the 10-year term of the options, which is based on assumed rates of stock appreciation of 5% and 10%, compounded annually and subtracting from that result the aggregate option exercise price. These assumed rates of appreciation comply with the rules of the SEC and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock.

        During the year ended December 31, 2001, we granted options to purchase up to an aggregate of 28,919,980 shares to employees, directors and consultants under our Amended and Restated 1999 Stock Option Plan.

Individual Grants
	Number of Securities Underlying Options Granted				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Options Terms
Name		Percent of Total Options Granted to Employees	Exercise Price Per Share	Expiration Date
					5%	10%
Patrick Byrne	1,000,000	3.6%	$0.1787	07/30/11	$112,383	$284,802
Jason Lindsey	2,400,000 300,000	8.6 1.1	0.1787 0.10	02/21/06 10/29/06	118,492 8,288	261,836 18,315
Douglas Greene	2,000,000 300,000	7.2 1.1	0.1787 0.10	02/21/06 10/29/06	98,743 8,288	218,196 18,315
Jim Hyde	500,000 200,000	1.0 0.8	0.1787 0.10	07/30/06 10/29/06	24,686 5,526	54,549 12,210
Trey Baker	150,000 600,000	0.5 2.1	0.1787 0.10	07/30/06 10/29/06	7,406 16,577	16,365 36,631

Aggregate Option Exercises and Option Values

        The following table sets forth certain information regarding unexercised options held as of December 31, 2001, by each of the named executive officers. None of the named executive officers excercised any stock options during the year ended December 31, 2001.

        There was no public trading market for our common stock as of December 31, 2001. Accordingly, these values have been calculated on the basis of the initial public offering price of $            , less the applicable exercise price per share, multiplied by the number of shares issued or issuable, as the case may be, on the exercise of the option. All options were granted under our Amended and Restated 1999 Stock Option Plan or our 2001 Stock Plan.

	Number of Securities Underlying Unexercised Options at December 31, 2001		Value of Unexercised In-the- Money Options at December 31, 2001
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick Byrne	276,000	1,324,000	$	$
Jason Lindsey	56,000	2,744,000
Douglas Greene	217,550	2,582,450
Jim Hyde	0	700,000
Trey Baker	46,300	1,453,700

  Amended and Restated 1999 Stock Option Plan

        Our Amended and Restated 1999 Stock Option Plan was adopted by our board of directors on May 1, 1999, and approved by our stockholders in October 5, 1999. Our Amended and Restated 1999 Stock Option Plan provides for the grant of incentive stock options to our employees, and the grant of nonstatutory stock options to our employees, directors and consultants. We have reserved an aggregate of 50,000,000 shares of our common stock for issuance under this plan. As of December 31, 2001, 324,206 shares had been issued pursuant to the exercise of options, options to purchase 28,047,000 shares of common stock were outstanding, and 6,628,794 shares were available for future grant. Our Amended and Restated 1999 Stock Option Plan will terminate as of this initial public offering and we will not grant any additional options under the plan. Instead we will grant options under our 2002 Stock Plan. The Amended and Restated 1999 Stock Option Plan provides that after termination of service, an optionee may exercise his or her option to the extent it was exercisable on the date of such termination for a certain period of time. Generally, if termination is due to death or disability, the option will remain exercisable for twelve (12) months from the date of such termination. If termination is due to an optionee's misconduct, the option will terminate and cease to be outstanding. In all other cases, the option will generally remain exercisable for a period of three (3) months following termination.

        The Amended and Restated 1999 Stock Option Plan provides that in the event of the sale, transfer or other disposition of all or substantially all of our assets in our complete liquidation or dissolution, or a merger or consolidation in which more than 50% of our total combined voting power is transferred to persons different from the persons holding those securities immediately prior to such merger or consolidation, the outstanding options under the plan may be assumed by the successor entity or, in the administrator's discretion, the vesting of all outstanding options may be accelerated so that the options become fully vested and exercisable immediately prior to such transaction. In addition, the administrator may accelerate the vesting of assumed options in the event the optionee is involuntarily terminated within eighteen (18) months following such transaction. After such an involuntary termination, the accelerated options will remain exercisable for one (1) year from the date of termination or the expiration of the option term, whichever is shorter. In the event of the direct or indirect acquisition by any person of beneficial ownership representing more than 50% of the total combined voting power of our outstanding securities, or a change in the composition of the board over a period of thirty-six (36) consecutive months, or less, in which a majority of the board members cease to be incumbent directors, or were not elected by at least a majority of the incumbent directors, the administrator has the discretion to accelerate the vesting of any outstanding options so that the options become fully vested and exercisable upon such occurrence, or to condition such option acceleration on an optionee's involuntary termination within a period of up to 18 months following such change in control.

2001 Stock Purchase Plan

        Our 2001 Stock Purchase Plan was adopted by our board of directors on January 24, 2001. Our 2001 Stock Purchase Plan allows selected employees, directors and consultants to purchase shares of our stock. We have reserved an aggregate of 10,000,000 shares of our common stock for issuance under this plan. As of December 31, 2001, 386,672 shares had been purchased, and 9,613,328 shares were available for future purchase. Our 2001 Stock Purchase Plan will terminate as of this initial public offering and we will not grant any additional stock purchase rights under this plan. Instead we will grant options and stock purchase rights under our 2002 Stock Plan.

        The 2001 Stock Purchase Plan provides that in the event of the sale, transfer or other disposition of all or substantially all of our assets in our complete liquidation or dissolution, or a merger or consolidation in which more than 50% of our total combined voting power is transferred to persons different from the persons holding those securities immediately prior to such merger or consolidation, or the direct or indirect acquisition by any person of beneficial ownership representing more than 50% of the total combined voting power of our outstanding securities, the board, in its sole discretion, may elect to accelerate any unvested shares.

2002 Stock Plan.

        Prior to the completion of this offering we will adopt our 2002 Stock Plan. Our 2002 Stock Plan will provide for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants.

        Number of Shares of Common Stock Available under the 2002 Stock Plan.    Prior to the completion of this offering we will reserve a total of                        shares of our common stock for issuance pursuant to the 2002 Stock Plan, plus (i) any shares which have been reserved but not issued under our Amended and Restated 1999 Stock Option Plan as of the date of stockholder approval of this plan, (ii) any shares reserved but not issued under our 2001 Stock Purchase Plan as of the date of stockholder approval of this plan, and (iii) any shares returned to the Amended and Restated 1999 Stock Option Plan and the 2001 Stock Purchase Plan. In addition, our 2002 Stock Plan will provide for annual increases in the number of shares available for issuance under our 2002 Stock Plan on the first day of each fiscal year, beginning with our fiscal year 2003, equal to the lesser of            % of the outstanding shares of common stock on the first day of the applicable fiscal year,                         shares, or another amount as our board may determine.

        Administration of the 2002 Stock Plan.    Our board of directors or, with respect to different groups of optionees, different committees appointed by our board, will administer the 2002 Stock Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The administrator will have the power to determine the terms of the options and stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and stock purchase rights and the form of consideration payable upon exercise.

        Options.    The administrator will determine the exercise price of options granted under the 2002 Stock Plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code and all incentive stock options, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten (10) years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five (5) years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

        No optionee may be granted an option to purchase more than                        shares in any fiscal year. In connection with his or her initial service as an employee, an optionee may be granted an additional option to purchase up to                        shares.

        After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for twelve (12) months. In all other cases, the option will generally remain exercisable for three (3) months. However, an option may never be exercised later than the expiration of its term.

        Stock Purchase Rights.    Stock purchase rights, which represent the right to purchase our common stock, may be issued under our 2002 Stock Plan. The administrator will determine the purchase price of stock purchase rights granted under our 2002 Stock Plan. Unless the administrator determines otherwise, a restricted stock purchase agreement, an agreement between us and an optionee which governs the terms of stock purchase rights, will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for shares we repurchase will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The administrator determines the rate at which our repurchase option will lapse.

        Automatic Option Grants to Outside Directors.    Our 2002 Stock Plan will also provide for the automatic grant of options to our non-employee directors. Each non-employee director will receive an initial option to purchase                        shares when such person first becomes a non-employee director (except for those directors who become non-employee directors by ceasing to be employee directors) on or after the date of this initial public offering. In addition, beginning in 2003 non-employee directors who have been directors for at least 6 months will receive a subsequent option to purchase                        shares following each annual meeting of our stockholders.

        Transferability of Options and Stock Purchase Rights.    Our 2002 Stock Plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option or stock purchase right during his or her lifetime.

        Adjustments upon Change in Control.    Our 2002 Stock Plan will provide that in the event of a change of control, the successor corporation will assume or substitute each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of fifteen (15) days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the fifteen (15)-day period. In the event an outside director is terminated, other than pursuant to a voluntary resignation, following a change in control in which outstanding options were assumed or substituted, his or her options will fully vest and become immediately exercisable.

        Amendment and Termination of our 2002 Stock Plan.    Our 2002 Stock Plan will automatically terminate in 2012, unless we terminate it sooner. In addition, the administrator has the authority to amend, suspend or terminate the 2002 Stock Plan provided such amendment does not impair the rights of any optionee.

Agreements with Certain Executive Officers

        We are a party to a Severance Package Agreement with Scott Stuart, our Director of Logistics, dated as of June 17, 1999. Pursuant to the terms of the agreement, Mr. Stuart is entitled to a lump sum payment in the amount of $100,000 if (i) he is terminated without "Cause" (as defined in the agreement), or (ii) he terminates his employment with us following any reduction in his salary or duties and responsibilities. In the event of either (i) or (ii) above, Mr. Stuart will continue to be covered under all of our health and major medical plans then in effect for a period of one year. In addition, all stock options granted to Mr. Stuart will immediately vest and will be exercisable for a period of one year.

        We are a party to a Severance Package Agreement with Douglas Greene, our Chief Technology Officer, dated as of June 17, 1999. Pursuant to the terms of the agreement, Mr. Greene is entitled to a lump sum payment in the amount of $75,000 if (i) he is terminated without "Cause" (as defined in the agreement), or (ii) he terminates his employment with us following any reduction in his salary or duties and responsibilities. In the event of either (i) or (ii) above, Mr. Greene will continue to be covered under all of our health and major medical plans then in effect for a period of one year. In addition, all stock options granted to Mr. Greene will immediately vest and will be exercisable for a period of one year.

Limitations on Directors' Liability and Indemnification

        Our Amended and Restated Certificate of Incorporation and Bylaws limit the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following acts:

  •
  any breach of their duty of loyalty to the corporation or its stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions; and

  •
  any transaction from which the director derived an improper personal benefit.

        Such limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

        In addition and in accordance with Delaware law, our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether indemnification would be permitted under Delaware law.

        Prior to the completion of this offering, we will enter into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Amended and Restated Certificate of Incorporation and Bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Overstock, arising out of such person's services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Haverford Internet, LLC

        The following table summarizes private placement transactions in which we sold shares of common stock to Haverford Internet, LLC, an affiliate of the Company. Haverford Internet, LLC is owned and controlled by Patrick Byrne, our President and Chief Executive Officer, John Pettway, our Secretary, and Jason Lindsey, our Chief Financial Officer. Patrick Byrne owns approximately 90% of the interest in Haverford Internet, LLC, John Pettway owns approximately 5.25% and Jason Lindsey owns approximately 4.25% of the interest.

Date	Number of shares of common stock	Aggregate consideration
September 24, 1999	4,974,562	$598,960.87
October 7, 1999	9,092,170	$1,142,292.03
October 8, 1999	4,545,535	$571,077.19
December 15, 1999	5,026,032	$1,256,508.00
December 15, 1999	473,811	$118,452.75
May 1, 2000	10,618,300	$2,654,575.00
May 1, 2000	804,000	$201,000.00
May 15, 2000	22,488,028	$5,622,007.00
September 21, 2000	37,453,647	$5,618,047.00
February 2, 2001	22,383,884	$4,000,000.00

        On March 4, 2002 we sold 4,111,842 shares of our Series A preferred stock to Haverford Internet, LLC for aggregate consideration of $1,000,000.00.

        In connection with certain of the transactions listed above, we also issued to Haverford Internet, LLC warrants to purchase an aggregate of 17,840,994 shares of common stock at a weighted average exercise price of approximately $0.19. In addition, Haverford Internet, a holder of greater than 5% of our common stock, and certain of its affiliates have provided us with certain management and administrative services. In consideration for these services, we have paid Haverford Internet $120,000, $241,000 and $251,000 in 1999, 2000 and 2001, respectively.

Transactions with Haverford Utah, LLC

        The following table summarizes private placement transactions in which we sold shares of common stock to Haverford Utah, LLC, an affiliate of the Company that is owned and controlled by John Byrne, a Director of the Company. John Byrne, the father of Patrick Byrne, our President and Chief Executive Officer, owns approximately 64% of the interest in Haverford Utah, LLC and John Pettway, our Secretary, owns approximately 8.9%. Patrick Byrne also serves as Vice President for Haverford Utah, LLC.

Date	Number of Shares	Aggregate Consideration
November 24, 1999	900,000	$225,000.00
May 15, 2000	1,871,056	$467,764.00

        In connection with issuance on May 15, 2000, we also issued to Haverford Utah, LLC a warrant to purchase 467,764 shares of common stock at an exercise price of approximately $0.25.

Transactions with High Meadows Finance, LC

        In March 2001, the Company entered into a credit agreement with High Meadows Finance L.C. Under the terms of the agreement, High Meadows Finance L.C. which is majority owned and controlled by Patrick Byrne, John Byrne, III, the brother of Patrick Byrne, and John J. Byrne who is a Director and the father of Patrick Byrne. In connection with the credit agreement, High Meadows purchased 5,595,971 shares of common stock for an aggregate consideration of $1.0 million. In addition, we paid High Meadows an initial set-up fee of $5,000 and are required to pay a $10,000 annual servicing fee. Amounts borrowed under the agreement bear interest at 3.5 percentage points above prime rate of interest.

Transactions with Norwich Associates, LC

        On or about September 17, 2001, we entered into an agreement with Norwich Associates, LC, our affiliate, which established a line of credit pursuant to which we can borrow up to $7.0 million from Norwich. In connection with this agreement and as part of the transaction, we issued 300,000 shares of common stock to Norwich as an origination fee and agreed to pay a $5,000 setup fee and is required to pay Norwich a $10,000 annual service fee. Norwich is owned and controlled by High Meadows Finance, LC and Haverford Utah, LC, each of which is affiliated with Patrick Byrne, our President and Chief Executive Officer and John J. Byrne, a Director on our board.

Other Transactions

        In July 2001, Patrick Byrne, our President and Chief Executive Officer, agreed to personally guarantee our merchant account with a bank. The bank agreed to accept this personal guarantee in lieu of a demand deposit of $1.0 million with the bank. In exchange for his personal guarantee, we compensated our Chief Executive Officer with options to purchase 1.0 million shares of our common stock. These options vest over a three-year period based on the renewal of the guarantee.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2001, by the following individuals or groups:

  •
  Each person or entity who is known by us to own beneficially more than 5% of our outstanding common stock;

  •
  Each of the named executive officers;

  •
  Each of our directors; and

  •
  All directors and executive officers as a group.

        Except as otherwise noted, the address for each holder of more than 5% of our common stock is c/o Overstock.com, Inc., 6322 South 3000 East, Suite 100, Salt Lake City, Utah 84121. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Percentage ownership before the offering is based on 315,772,984 shares of common stock outstanding as of December 31, 2001. Percentage ownership after the offering includes the             common shares that will be outstanding immediately following the completion of this offering, including the conversion of 27,166,936 shares of Series A preferred stock into common stock. Shares of common stock subject to options, warrants or other rights to acquire stock that are currently exercisable or exercisable within 60 days of December 31, 2001 are deemed outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

			Percentage of Shares Outstanding
Beneficial Owner (Name and Address)	Number of Shares Beneficially Owned		Before Offering	After Offering
5% Stockholders
Haverford Internet, LLC. and related entities(1) 700 Bitner Road, Park City, Utah 84098	165,895,081	(1)	49.7%	.	%
Amazon.com, Inc. NV Investment Holdings, Inc. 1200 12th Ave. S., Ste. #1200 Seattle, WA 98144	23,947,452		7.6	.
Directors and Named Executive Officers
Patrick Byrne	172,091,052	(2)	51.5	.
Jason Lindsey	166,647,465	(3)	49.8	.
John Pettway	182,078,141	(4)	54.6	.
John J. Byrne	29,279,794	(5)	9.2	.
Gary Kennedy	9,534,114	(6)	3.0	.
Gordon Macklin	7,904,651	(7)	2.5	.
All directors and executive officers as a group (9 persons)	214,700,074	(8)	63.0	.

(1)
Includes 17,840,994 shares issuable upon exercise of currently exercisable warrants. Patrick Byrne, our President, Chief Executive Officer and Chairman of our board of directors, holds a 90% ownership interest in and controls Haverford Internet, LLC. John Pettway, our Secretary and a member of our board of directors, holds a 5.25% ownership interest in Haverford Internet, LLC. Jason Lindsey, our Chief Financial Officer, holds a 4.25% ownership interest in Haverford Internet, LLC.

(2)
Patrick Byrne's shares include 300,000 shares issuable upon exercise of options exercisable within 60 days of December 31, 2001. Patrick Byrne's shares also include 165,895,081 shares held by Haverford Internet, LLC; 5,595,971 shares held by High Meadows Finance, L.C.; and 300,000 shares held by Norwich Associates, L.P. Patrick Byrne disclaims beneficial ownership of the shares held by Haverford Internet, LLC; High Meadows Finance, L.C.; and Norwich Associates, L.P. except to the extent of his pecuniary interests in each entity respectively.

(3)
Mr. Lindsey's shares include 732,000 shares issuable upon exercise of options exercisable within 60 days of December 31, 2001 and 165,895,081 shares held by Haverford Internet, LLC. Mr. Lindsey disclaims beneficial ownership of the shares held by Haverford Internet, LLC except to the extent of his pecuniary interest therein.

(4)
Mr. Pettway's shares include 60,000 shares issuable upon exercise of options exercisable within 60 days of December 31, 2001; 165,895,081 shares held by Haverford Internet, LLC; 10,227,089 shares held by Haverford Utah, LLC; 5,595,971 shares held by High Meadows Finance, L.C.; and 300,000 shares held by Norwich Associates, L.P. Mr. Pettway disclaims beneficial ownership of the shares held by Haverford Internet, LLC; Haverford Utah, LLC; High Meadows Finance, L.C.; and Norwich Associates, L.P. except to the extent of his pecuniary interest in each entity respectively.

(5)
John J. Byrne's shares include 2,631,347 shares issuable upon exercise currently of exercisable warrants; 10,227,089 shares held by Haverford Utah, LLC; 5,595,971 shares held by High Meadows Finance, L.C.; and 300,000 shares held by Norwich Associates, L.P. John J. Byrne disclaims beneficial ownership of the shares held by Haverford Utah, LLC; High Meadows Finance, L.C.; and Norwich Associates, L.P. except to the extent of his pecuniary interest in each entity respectively.

(6)
Mr. Kennedy's shares include 400,000 shares issuable upon exercise of options exercisable within 60 days of December 31, 2001 and 802,984 shares issuable upon exercise of currently exercisable warrants.

(7)
Mr. Macklin's shares include 400,000 shares issuable upon exercise of options exercisable within 60 days of December 31, 2001; 802,103 shares issuable upon exercise of currently exercisable warrants and shares and warrants held by the Macklin Family Limited Partnership I, the Macklin Family Limited Partnership II, the Gordon Macklin Family Trust and the Marilyn C. Macklin, Family Trust.

(8)
Includes a total of 3,266,050 shares issuable upon exercise of options granted to our executive officers and directors that are exercisable within 60 days of December 31, 2001 and 23,098,358 shares issuable upon exercise of currently exercisable warrants.

DESCRIPTION OF CAPITAL STOCK

General

        At the closing of this offering, we will be authorized to issue                          shares of common stock, $0.0001 par value, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

        The following description of our capital stock is a summary, it is not complete and is subject to and qualified in its entirety by our Amended and Restated Certificate of Incorporation and Bylaws, a copy of each of which has been filed as an exhibit to the registration statement of which this prospectus forms a part, and the provisions of applicable Delaware law.

        Our Amended and Restated Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors, which may have the effect of delaying, deferring or preventing a future takeover or change in control of Overstock unless such takeover or change in control is approved by our board of directors.

Common Stock

        As of December 31, 2001, there were 315,772,984 shares of common stock outstanding, which were held of record by 242 stockholders. After this offering, there will be              shares of common stock outstanding, or                          shares if the underwriters exercise their over-allotment option in full.

        Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock do not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive such dividends as may be declared from time to time by our board of directors out of funds legally available therefor, subject to the terms of any existing or future agreements between Overstock and our debtholders. We have never declared or paid cash dividends on our capital stock, expect to retain future earnings, if any, for use in the operation and expansion of its business, and do not anticipate paying any cash dividends in the foreseeable future.

        In the event of liquidation, dissolution or winding up of Overstock, holders of common stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of the holders of any preferred stock then outstanding. Holders of common stock have no preemptive or other subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common are, and the common stock to be outstanding on completion of this offering will be fully paid and nonassessable.

Preferred Stock

        Effective immediately prior to the completion of this offering, each outstanding share of preferred stock will be converted into one share of common stock. Following such conversion, our Amended and Restated Certificate of Incorporation will contain no references to the prior series of preferred stock, and                  shares of undesignated preferred stock will be authorized.

        Our board of directors will have the authority, without any further vote or action by our stockholders, to issue from time to time the preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of Overstock without further action by the stockholders. We have no current plans to issue any shares of preferred stock.

Registration Rights

        After this offering, the holders of an aggregate of 28,164,333 shares of our common stock will be entitled to certain rights with respect to registration of such shares under the Securities Act of 1933, as amended, or the Securities Act. These shares are referred to as registrable securities. Such holders possess registration rights under the terms of an Investor Rights Agreement dated March 4, 2002. Under the terms of the Investor Rights Agreement and beginning 180 days after the completion of this offering, if we propose to register any shares of our capital stock under the Securities Act, holders of the then outstanding registrable securities will be entitled to notice of the registration and have the right to include their shares in the registration. However, the underwriters have the right to limit the number of shares included in any such registration. Holders of at least twenty percent of the outstanding registrable securities will also have the right to require us, on no more than two occasions, to file a registration statement under the Securities Act to register all or any part of their shares of common stock, subject to certain conditions and limitations. We may in certain circumstances defer these registrations, and the underwriters have the right to limit the number of shares included in these registrations. Further the holders may require us to register all or any portion of their registrable securities on Form S-3, when such form becomes available to us, subject to conditions and limitations.

        All holders of registrable securities have agreed not to exercise their registration rights until 180 days following the date of this prospectus without the prior written consent of WR Hambrecht+Co.

Warrants

        As of December 31, 2001 warrants to purchase an aggregate of 31,801,634 shares of our common stock at a weighted average exercise price per share of $0.1975 were issued and outstanding.

Antitakeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws and Delaware Law

        Certain provisions of our Amended and Restated Certificate of Incorporation and Bylaws could make the following more difficult:

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  acquisition of Overstock by means of a tender offer;

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  acquisition of Overstock by means of a proxy contest or otherwise; and

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  the removal of our incumbent officers and directors.

        These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Overstock to first negotiate with our board of directors. We believe that the benefits of increased protection resulting from our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Overstock outweigh the disadvantages of discouraging such proposals because we believe that the negotiation of such proposals could result in an improvement of their terms.

        Stockholder Meetings.    Our Bylaws provide that only the board of directors, the Chairman of the board, the Chief Executive Officer or the President of Overstock may call special meetings of stockholders.

        Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

        Elimination of Stockholder Action By Written Consent.    Our charter documents eliminate the right of stockholders to act by written consent without a meeting.

        Election and Removal of Directors.    Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. For more information on our classified board of directors, see the section entitled "Management—Board of Directors." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Overstock because it generally makes it more difficult for stockholders to replace a majority of the directors.

        Elimination of Cumulative Voting.    Our charter documents do not provide for cumulative voting in the election of directors.

        Undesignated Preferred Stock.    The ability to authorize undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Overstock. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Overstock.

        Amendment of Charter Provisions.    The amendment of the above provisions relating to the election and removal of directors and stockholder meetings requires approval by holder of at least 66 2/3% of our outstanding common stock.

        Delaware Anti-Takeover Statute.    We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed "interested stockholders" of certain Delaware corporations from engaging in a "business combination" with certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, for three years following the date that such persons became interested stockholders. In general, an "interested stockholder" is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have the effect of delaying, deferring or preventing a change of control of Overstock with respect to transactions not approved in advance by our board of directors.

        The provisions of Delaware law and our Amended and Restated Certificate of Incorporation and Bylaw could have the effect of discouraging others from attempting unsolicited takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored unsolicited takeover attempts. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Nasdaq National Market Listing

        We have applied for listing our shares on the Nasdaq National Market under the symbol "OSTK"

Transfer Agent

        The Transfer Agent and Registrar for the common stock is Equiserve Trust Company, N.A. The Transfer Agent's address is c/o Shareholder Services, 150 Royal Street, Canton, MA 02021.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock, and no predictions can be made regarding the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time.

        Upon the completion of this offering, we will have            shares of our common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except than any shares held by our "affiliates." As that term is defined in Rule 144 promulgated under the Securities Act, may only be sold in compliance with the limitations described below. The remaining shares of our commons tock will be deemed "restricted securities" as defined under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which are summarized below. Subject to the lock-up agreements described in "Underwriting" and the provision of Rule 144 and 701, additional shares will be available for sale in the public market as follows:

Eligibility of Restricted Shares For Sale in Public Market

Days after Date of this Prospectus	Shares Eligible for Sale	Comment
Upon completion of offering		Shares sold in offering.
Upon completion of offering		Shares saleable under Rule 144(k) or Rule 701 that are not subject to lock-up.
90 days		Shares saleable under Rule 144(k) or Rule 701 that are not subject to lock-up.
180 days		Shares that become saleable under Rule 144 or 144(k) upon expiration of lock-up.
Thereafter		Restricted securities held for one year or less.

        As of December 31, 2001,                          shares were reserved for issuance under the            Stock Option Plan, of which options to purchase              shares were then outstanding. Additionally, on              2002, our Board of Directors approved the adoption of the 2002 Stock Plan and reserved                          shares for issuance under the 2002 Stock Plan. As of                         , 2002 options to purchase              shares under the            Stock Plan were outstanding. Beginning 180 days after the effective date, approximately              shares issuable upon the exercise of vested options under the            Stock Option Plan and the 2002 Stock Plan will become eligible for sale.

        We intend to file, within 180 days after the date of this prospectus, a Form S-8 registration statement under the Securities Act to register shares issued pursuant to restricted stock purchase agreements entered into pursuant to the 1999 Stock Option Plan, shares issued in connection with option exercises and shares reserved for issuance under the 2001 Stock Option Plan, the 2002 Stock Plan and the 2002 Employee Stock Purchase Plan. Shares of common stock issued pursuant to the restricted stock agreements under the 1999 Stock Option Plan or upon exercise of options issued under the 2001 Stock Option Plan, the 2002 Stock Plan and the 2002 Employee Stock Purchase Plan after the effective date of the Form S-8 will be available for sale in the public market, subject to Rule 144 volume limitations applicable to affiliates and lock-up agreements.

Lock-Up Agreements

        All officers and directors and certain other securityholders have agreed pursuant to certain "lock-up" agreements that they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible or exchangeable for common stock, or warrants or other rights to purchase common stock for a period of 180 days after the transfer or date of this prospectus without the prior written consent of WR Hambrecht+Co.

PLAN OF DISTRIBUTION

        In accordance with the terms of the underwriting agreement between WR Hambrecht+Co, LLC and us, WR Hambrecht+Co will purchase from us            shares of common stock at the public offering price less the underwriting discounts and commissions described on the cover page of this prospectus.

        The underwriting agreement provides that the obligations of WR Hambrecht+Co are subject to conditions, including the absence of any material adverse change in our business, and the receipt of certificates, opinions and letters from us, counsel and independent accountants. Subject to those conditions, WR Hambrecht+Co is committed to purchase all of the shares of our common stock offered by this prospectus if any of the shares are purchased.

        WR Hambrecht+Co proposes to offer the shares of our common stock directly to the public at the offering price set forth on the cover page of this prospectus, as this price is determined by the OpenIPO process described below, and to certain dealers at this price less a concession not in excess of $    per share. Any dealers that participate in the distribution of our common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discount, commission or concession received by them and any provided by the sale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. After completion of the initial public offering of the shares, the public offering price and other selling terms may be changed by WR Hambrecht+Co. WR Hambrecht+Co has informed us that it does not intend discretionary sales to exceed 5% of the shares of the common stock offered by this prospectus.

        The following table shows the per share and total underwriting discount to be paid to WR Hambrecht+Co by us in connection with this offering. The underwriting discount has been determined through negotiations between WR Hambrecht+Co and us, and has been calculated as a percentage of the offering price. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Per Share	No Exercise	Full Exercise
Public offering price
Underwriting discounts
Proceed, before expenses, to us

        The expenses of the offering, exclusive of the underwriting discounts, will be approximately $            . These fees and expenses are payable entirely by us. These fees include, among other things, our legal and accounting fees, printing expenses, expenses incurred in connection with meetings with potential investors, filing fees of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., fees of our transfer agent and registrar and the listing fees of the Nasdaq National Market.

        An electronic prospectus is available on the Website maintained by WR Hambrecht+Co and may also be made available on Websites maintained by selected dealers. Other than the prospectus in electronic format, the information on these Websites is not part of this prospectus and has not been approved or endorsed by us.

The OpenIPO Auction Process

        The distribution method being used in this offering is known as the OpenIPO auction, which differs from methods traditionally used in underwritten public offerings. In particular, the public offering price and the allocation of shares are determined primarily by an auction conducted by WR Hambrecht+Co. All qualified individual and institutional investors may place bids in an OpenIPO auction and investors submitting valid bids have an equal opportunity to receive an allocation of shares.

        The following describes how WR Hambrecht+Co and some selected dealers conduct the auction process and confirm bids from prospective investors:

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  Before the registration statement relating to this offering becomes effective, WR Hambrecht+Co and participating dealers solicit bids from prospective investors through the Internet and by telephone and facsimile. The bids specify the number of shares of our common stock the potential investor proposes to purchase and the price the potential investor is willing to pay for the shares. These bids may be above or below the range set forth on the cover page of the prospectus. The minimum size of any bid is 100 shares.

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  The shares offered by this prospectus may not be sold, nor may offers to buy be accepted, prior to the time that the registration statement filed with the Securities and Exchange Commission becomes effective. A bid received by WR Hambrecht+Co involves no obligation or commitment of any kind prior to the closing of the auction. Bids can be modified or revoked at any time prior to the closing of the auction.

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  Approximately two business days prior to the registration statement being declared effective, prospective investors receive, by e-mail, telephone or facsimile, a notice indicating the proposed effective date.

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  After the registration statement relating to this offering has become effective, potential investors who have submitted bids to WR Hambrecht+Co are contacted by e-mail, telephone or facsimile. Potential investors are advised that the registration statement has been declared effective and are requested to confirm their bids.

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  The auction closes after the registration statement becomes effective at a time agreed to by us and WR Hambrecht+Co. The actual time at which the auction closes is determined by us and WR Hambrecht+Co based on general market conditions during the period after the registration statement becomes effective. After the registration statement has been declared effective, the public offering price of the common stock may be set at a price that is outside the range set forth on the cover of the prospectus.

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  All bids that are not confirmed before the time specified by WR Hambrecht+Co, or if the time is not specified, by the close of the auction, are deemed withdrawn.

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  Once a potential investor affirmatively confirms its previous bid, the confirmation remains valid unless subsequently withdrawn by the potential investor. Potential investors are able to withdraw their bids at any time before the close of the auction by notifying WR Hambrecht+Co or a participating dealer.

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  If the public offering price range is changed before or after a potential investor affirmatively confirms a bid, or if the public offering price is outside the public offering range previously provided to the potential investor in the prospectus, WR Hambrecht+Co and participating dealers notify potential investors of the change and that offers will not be accepted until the potential investor has again reconfirmed its bid regardless of whether the potential investor's initial bid was above, below or at the public offering price.

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  Following the closing of the auction, WR Hambrecht+Co determines the highest price at which all of the shares offered, including shares that may be purchased by WR Hambrecht+Co to cover any over-allotments, may be sold to potential investors. This price, which is called the "clearing price," is determined based on the results of all valid bids at the time the auction is closed. The clearing price is not necessarily the public offering price, which is set as described in "Determination of Public Offering Price" below. The public offering price determines the allocation of shares to potential investors, with all bids submitted at or above the public offering price receiving a pro rata portion of the shares bid for.

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  Once the auction closes and a clearing price is set as described below, WR Hambrecht+Co accepts the bids from those bidders whose bid is at or above the public offering price but may allocate to a prospective investor fewer shares than the number included in the investor's bid.

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  Bidders receiving a pro rata portion of the shares bid receive an allocation of shares on a round lot basis, rounded to multiples of 100 or 1000 shares, depending on the size of the bid. No bids are rounded to a round lot higher than the original bid size. Because bids may be rounded down to round lots in multiples of 100 or 1000 shares, some bidders may receive allocations of shares that reflect a greater percentage decrease in their original bid than the average pro rata decrease. Thus, for example, if a bidder has confirmed a bid for 200 shares, and there is an average pro rata decrease of all bids of 30%, the bidder may receive an allocation of 100 shares (a 50% decrease from 200 shares) rather than receiving an allocation of 140 shares (a 30% decrease from 200 shares). In addition, some bidders may receive allocations of shares that reflect a lesser percentage decrease in their original bid than the average pro rata decrease. For example, if a bidder has confirmed a bid for 100 shares, and there is an average pro rata decrease of all bids of 30%, the bidder may receive an allocation of all 100 shares to avoid having the bid rounded down to zero.

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  WR Hambrecht+Co or a participating dealer notifies successful bidders by e-mail, telephone or facsimile or mail that the auction has closed and that their confirmed bids have been accepted. Other bidders are notified that their bids have not been accepted.

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  Potential investors may at any time expressly request that all, or any specific, communications between them and WR Hambrecht+Co and participating dealers be made by specific means of communication, including e-mail, telephone and facsimile.

        WR Hambrecht+Co and selected dealers that participate in this offering may request prospective investors to confirm their bids prior to the effective date of the registration statement, if that practice is used by these institutions in connection with initial public offerings that are not conducted using the OpenIPO process. Bidders should carefully review the procedures of, and communications from, the institution through which they bid to purchase our shares. In general, approximately two business days before the registration statement is declared effective, WR Hambrecht+Co and these dealers request potential investors to reconfirm the bids that they have submitted. If a bid is not reconfirmed prior to the close of the auction, it is rejected. If a bid is reconfirmed, it may still be modified or revoked prior to the auction closing; however, if the reconfirmed bid is not revoked prior to the effectiveness of the registration statement and the closing of the auction, it is considered a firm bid and may be accepted at the closing of the auction. WR Hambrecht+Co and these dealers also seek reconfirmation of bids in the event that the price range of the offering is changed, or if the initial public offering price is set at a price that is outside the range that has previously been provided to potential investors.

Determination of Public Offering Price

        The public offering price for this offering is ultimately determined by negotiation between WR Hambrecht+Co and us after the auction closes and does not necessarily bear any direct relationship to our assets, current earnings or book value or to any other established criteria of value, although these factors are considered in establishing the initial public offering price. Prior to the offering, there has been no public market for our common stock. The principal factor in establishing the public offering price is the clearing price resulting from the auction.

        The clearing price is the highest price at which all of the shares offered, including the shares that may be purchased by WR Hambrecht+Co to cover any over-allotments, may be sold to potential investors, based on the valid bids at the time the auction is run. The shares subject to WR Hambrecht+Co's over- allotment option are used to calculate the clearing price whether or not the option is actually exercised.

        Factors considered in determining the initial public offering price include an assessment of our management, operating results, capital structure and business potential and the demand for similar securities of comparable companies. Changes, if any, in the public offering price are based primarily on the bids received.

        The public offering price may be lower, but will not be higher, than the clearing price based on negotiations between WR Hambrecht+Co and us. The public offering price always determines the allocation of shares to potential investors. Therefore, if the public offering price is below the clearing price, all bids that are at or above the public offering price receive a pro rata portion of the shares bid for. If sufficient bids are not received, or if we do not consider the clearing price to be adequate, or if we and WR Hambrecht+Co are not able to reach agreement on the public offering price, then we and WR Hambrecht+Co will either postpone or cancel this offering. Alternatively, we may file a post-effective amendment to the registration statement in order to conduct a new auction.

        The following simplified example illustrates how the public offering price is determined through the auction process:

  Company X offers to sell 1,000 shares in its public offering through the auction process. WR Hambrecht+Co, on behalf of Company X, receives five bids to purchase, all of which are kept confidential until the auction closes.

  The first bid is to pay $10.00 per share for 200 shares. The second bid is to pay $9.00 per share for 300 shares. The third bid is to pay $8.00 per share for 600 shares. The fourth bid is to pay $7.00 per share for 400 shares. The fifth bid is to pay $6.00 per share for 800 shares.

  Assuming that all of these bids are confirmed and not withdrawn or modified before the auction closes, and assuming that no additional bids are received, the clearing price used to determine the public offering price would be $8.00 per share, which is the highest price at which all 1,000 shares offered may be sold to potential investors who have submitted valid bids. However, the shares may be sold at a price below $8.00 per share based on negotiations between Company X and WR Hambrecht+Co.

  If the public offering price is the same as the $8.00 per share clearing price, WR Hambrecht+Co would confirm bids at or above $8.00 per share. Because 1,100 shares were bid for at or above the clearing price, each of the three potential investors who bid $8.00 per share or more would receive approximately 90% of the shares for which bids were made. The two potential investors whose bids were below $8.00 per share would not receive any shares in this example.

  If the public offering price is $7.00 per share, WR Hambrecht+Co would confirm bids that were made at or above $7.00 per share. No bids made at a price of less than $7.00 per share would be accepted. The four potential investors with the highest bids would receive a pro rata portion of the 1,000 shares offered, based on the 1,500 shares they requested, or two- thirds of the shares for which bids were made. The potential investor with the lowest bid would not receive any shares in this example.

  Because bids that are reduced on a pro rata basis may be rounded down to round lots, a potential investor may be allocated less than two-thirds of the shares bid for. Thus, the potential investor who bid for 200 shares may receive a pro rata allocation of 100 shares (one-half of the shares bid for), rather than receiving a pro rata allocation of 133 shares (two-thirds of the shares bid for).

        The following table illustrates the example described above, before rounding down any bids to the nearest round lot, assuming that the initial public offering price is set at $8.00 per share. The table also assumes that these bids are the final bids, and that they reflect any modifications that have been made to reflect any prior changes to the offering range, and to avoid the issuance of fractional shares.

	Bid Information			Auction Results
	Shares Requested	Cumulative Shares Requested	Bid Price	Shares Allocated	Approximate Allocated Requested Shares	Clearing Price	Amount Raised
	200	200	$10.00	180	90%	$8.00	$1,440
	300	500	9.00	270	90	8.00	2,160
Clearing Price	600	1,100	8.00	550	90	8.00	4,400
	400	1,500	7.00	—	—	—	—
	800	2,300	6.00	—	—	—	—

Total:				1,000			$8,000

Requirements for Valid Bids

        Valid bids are those that meet the requirements, including eligibility, account status and size, established by WR Hambrecht+Co or participating dealers. In order to open a brokerage account with WR Hambrecht+Co, a potential investor must deposit $2,000 in its account. This brokerage account will be a general account subject to WR Hambrecht+Co's customary rules, and will not be limited to this offering. In addition, once the registration statement becomes effective and the auction closes, a prospective investor submitting a bid through a WR Hambrecht+Co brokerage account must have an account balance equal to or in excess of the amount of its bid or its bid is not accepted by WR Hambrecht+Co. However, other than the $2,000 described above, prospective investors are not required to deposit any money into their accounts until after the registration statement becomes effective. No funds will be transferred to WR Hambrecht+Co, and any amounts in excess of $2,000 may be withdrawn at any time until the acceptance of the bid and the subsequent closing of this offering. Conditions for valid bids, including eligibility standards and account funding requirements of participating dealers other than WR Hambrecht+Co, may vary.

The Closing of the Auction and Allocation of Shares

        The auction closes on a date estimated and publicly disclosed in advance by WR Hambrecht+Co on its Websites at www.wrhambrecht.com and www.openipo.com. The                         shares offered by this prospectus, or                        shares if WR Hambrecht+Co's over-allotment option is exercised in full, will be purchased from us by WR Hambrecht+Co and sold through WR Hambrecht+Co and participating dealers to investors who have submitted valid bids at or higher than the public offering price. These investors are notified by e-mail, telephone, voice mail, facsimile or mail as soon as practicable following the closing of the auction that their bids have been accepted.

        Each participating dealer has agreed with WR Hambrecht+Co to sell the shares it purchases from WR Hambrecht+Co in accordance with the auction process described above, unless WR Hambrecht+Co otherwise consents. WR Hambrecht+Co reserves the right to reject bids that it deems manipulative or disruptive in order to facilitate the orderly completion of this offering, and it reserves the right, in exceptional circumstances, to alter this method of allocation as it deems necessary to ensure a fair and orderly distribution of the shares of our common stock. For example, large orders may be reduced to ensure a public distribution and bids may be rejected or reduced by WR Hambrecht+Co or participating dealers based on eligibility or creditworthiness criteria. In addition, WR Hambrecht+Co or the participating dealers may reject or reduce a bid by a prospective investor who has engaged in practices that could have a manipulative, disruptive or otherwise adverse effect on the offering.

        Some dealers participating in the selling group may submit firm bids that reflect indications of interest from their customers that they have received at prices within the initial public offering price range. In these cases, the dealer submitting the bid is treated as the bidder for the purposes of determining the clearing price and allocation of shares.

        Price and volume volatility in the market for our common stock may result from the somewhat unique nature of the proposed plan of distribution. Price and volume volatility in the market for our common stock after the completion of this offering may adversely affect the market price of our common stock.

        We have granted to WR Hambrecht+Co an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to an aggregate of                        additional shares of our common stock at the offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that WR Hambrecht+Co exercises this option, it will have a firm commitment to purchase the additional shares and we will be obligated to sell the additional shares to WR Hambrecht+Co. WR Hambrecht+Co may exercise the option only to cover over-allotments made in connection with the sale of shares offered. The underwriting agreement provides that we will indemnify WR Hambrecht+Co against specified liabilities, including liabilities under the Securities Act, or contribute to payments that WR Hambrecht+Co may be required to make.

        We have agreed not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock, or any options or warrants to purchase common stock other than the shares of common stock or options to acquire common stock issued under our stock plans, for a period of 180 days after the date of this prospectus, except with the prior written consent of WR Hambrecht+Co. Each of our directors and executive officers and additional holders of a substantial majority of our outstanding capital stock have agreed to restrictions on their ability to sell, offer, contract or grant any option to sell, pledge, transfer or otherwise dispose of shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of WR Hambrecht+Co. The persons signing the lock-up agreements will be able to transfer their shares of common stock as a bona fide gift, to immediate family members or to a trust or partnership or other business entity, or as a distribution without compensation, to partners, members or shareholders of a business entity, subject to the transferees agreeing to enter into a lock-up agreement.

        In connection with the offering, WR Hambrecht+Co may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by WR Hambrecht+Co of a greater number of shares than it is required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than WR Hambrecht+Co's option to purchase additional shares from us in the offering. WR Hambrecht+Co may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, WR Hambrecht+Co will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. WR Hambrecht+Co must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if WR Hambrecht+Co is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by WR Hambrecht+Co in the open market prior to the completion of the offering.

        These activities by WR Hambrecht+Co may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the WR Hambrecht+Co at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

        WR Hambrecht+Co currently intends to act as a market maker for the common stock following this offering. However, WR Hambrecht+Co is not obligated to do so and may discontinue any market making at any time.

        WR Hambrecht+Co is an investment banking firm formed in February 1998. In addition to this offering, WR Hambrecht+Co has engaged in the business of public and private equity investing and financial advisory services since its inception. The manager of WR Hambrecht+Co, William R. Hambrecht, has 40 years of experience in the securities industry.

LEGAL MATTERS

        The validity of our common stock offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Salt Lake City, Utah. Certain legal matters in connection with this offering will be passed upon for the underwriters by Morrison & Foerster LLP, San Francisco, California.

EXPERTS

        The consolidated financial statements of Overstock.com, Inc. as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Gear.com, Inc., included in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report thereto, and are included herein in reliance upon the authority of such firm as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-1 with the SEC with respect to the common stock we are offering by this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Overstock and the common stock, reference is hereby made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at http://www.sec.gov.

        Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms, our Website and the Website of the SEC referred to above.

Report of Independent Accountants

To the Board of Directors and
Shareholders of Overstock.com, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity, and cash flows present fairly, in all material respects, the financial position of Overstock.com, Inc. and its subsidiary (the "Company") at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/  PricewaterhouseCoopers LLP

Salt Lake City, Utah
March 4, 2002

Overstock.com, Inc.

Consolidated Balance Sheets

	December 31,
	2000	2001
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$8,348	$3,729
Accounts receivable	791	1,565
Inventories, net	8,666	7,586
Prepaid expenses and other assets	1,397	476

Total current assets	19,202	13,356
Property and equipment, net	4,984	5,018
Other long-term assets, net	6,215	3,340

Total assets	$30,401	$21,714

Liabilities, Redeemable Securities and Shareholders' Equity
Current liabilities:
Accounts payable	$5,212	$3,680
Accrued liabilities	4,319	2,093
Note payable	3,000	4,258
Capital lease obligations, current	231	254

Total current liabilities	12,762	10,285
Capital lease obligations, non-current	360	165

Total liabilities	13,122	10,450

Commitments and contingencies (Note 10)
Redeemable securities:
Series A redeemable preferred stock, no par value, 50,000 shares authorized, no shares issued and outstanding	—	—
Redeemable common stock, no par value, 23,793 shares and 23,593 shares issued and outstanding as December 31, 2000 and 2001, respectively	4,830	5,176

Shareholders' equity:
Common stock, no par value, 450,000 shares authorized, 258,288 and 293,180 shares issued at December 31, 2000 and 2001, respectively	42,331	52,287
Accumulated deficit	(29,882)	(44,084)
Unearned stock-based compensation	—	(2,015)
Treasury stock, 1,000 shares at cost	—	(100)

Total shareholders' equity	12,449	6,088

Total liabilities, redeemable securities and shareholders' equity	$30,401	$21,714

The accompanying notes are an integral part of these consolidated financial statements.

Overstock.com, Inc.

Consolidated Statements of Operations

	Year ended December 31,
	1999	2000	2001
	(in thousands, except per share data)
Direct revenue	$1,835	$21,762	$35,243
Partner revenue	—	867	3,965
Warehouse revenue	—	2,894	795

Total revenue	1,835	25,523	40,003
Cost of goods sold	2,029	27,812	34,640

Gross (loss) profit	(194)	(2,289)	5,363

Operating expenses:
Sales and marketing expenses	4,948	11,376	5,798
General and administrative expenses	3,230	7,556	10,076
Amortization of goodwill	—	226	3,056

Total operating expenses	8,178	19,158	18,930

Operating loss	(8,372)	(21,447)	(13,567)
Interest income	52	241	461
Interest expense	(37)	(73)	(729)
Other (expense) income, net	—	(33)	29

Net loss	(8,357)	(21,312)	(13,806)
Deemed dividend related to redeemable common stock	(4)	(209)	(396)

Net loss attributable to common shares	$(8,361)	$(21,521)	$(14,202)

Net loss per common share-basic and diluted	$(0.16)	$(0.13)	$(0.05)
Weighted average common shares outstanding- basic and diluted (Note 3)	51,139	167,821	311,674

The accompanying notes are an integral part of these consolidated financial statements.

Overstock.com, Inc.

Consolidated Statements of Shareholders' Equity

	Common stock
			Accumulated deficit	Unearned stock-based compensation	Treasury stock
	Shares	Amount				Total
	(amounts in thousands)
Balance at December 31, 1998	25,431	$(839)	$—	$—	$—	$(839)
Issuance of common stock	69,165	11,035	—	—	—	11,035
Deemed dividend related to redeemable common stock			(4)			(4)
Net loss	—	—	(8,357)		—	(8,357)

Balance at December 31, 1999	94,596	10,196	(8,361)	—	—	1,835
Issuance of common stock with warrants	105,414	21,033	—	—	—	21,033
Exercise of stock options	32	5	—	—	—	5
Issuance of common stock and options in connection with the Gear.com acquisition (Note 4)	58,246	11,097	—	—	—	11,097
Deemed dividend related to redeemable common stock			(209)			(209)
Net loss	—	—	(21,312)		—	(21,312)

Balance at December 31, 2000	258,288	42,331	(29,882)	—	—	12,449
Issuance of common stock	34,282	6,915	—	—	—	6,915
Exercise of stock options	410	73	—	—	—	73
Purchase of treasury stock	—	—	—	—	(100)	(100)
Unearned stock-based compensation from options issued to employees	—	2,534	—	(2,534)	—	—
Amortization of unearned stock-based compensation	—	—	—	727	—	727
Issuance of stock options to consultants in exchange for services	—	384	—	(208)	—	176
Lapse of recission rights on redeemable common stock	200	50				50
Deemed dividend related to redeemable common stock			(396)			(396)
Net loss	—	—	(13,806)	—	—	(13,806)

Balance at December 31, 2001	293,180	$52,287	$(44,084)	$(2,015)	$(100)	$6,088

The accompanying notes are an integral part of these consolidated financial statements.

Overstock.com, Inc.

Consolidated Statements of Cash Flows

	Year ended December 31,
	1999	2000	2001
	(amounts in thousands)
Cash flows from operating activities:
Net loss	$(8,357)	$(21,312)	$(13,806)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	98	706	1,735
Amortization of goodwill	—	226	3,056
Amortization of unearned stock-based compensation	—	—	727
Issuance of stock options to consultants for services	—	—	176
Issuance of stock to employees	—	—	63
Amortization of debt discount	—	—	291
Changes in operating assets and liabilities:
Accounts receivable	(110)	(682)	(774)
Inventories, net	(1,080)	(4,025)	1,081
Prepaid assets	(620)	(277)	920
Other long-term assets	(34)	(143)	(263)
Accounts payable	2,249	2,781	(1,532)
Accrued liabilities	182	327	(2,133)

Net cash used in operating activities	(7,672)	(22,399)	(10,459)

Cash flows from investing activities:
Expenditures for property and equipment	(814)	(3,263)	(1,669)
Expenditures for other long-term assets	(111)	—	(35)
Cash received from the acquisition of Gear.com	—	3,499	—

Net cash (used in) provided by investing activities	(925)	236	(1,704)

Cash flows from financing activities:
Cash overdraft	(56)	—	—
Payments on capital lease obligations	(19)	(207)	(248)
Payments on note payable	(300)		(3,000)
Proceeds from note payable	—	3,000	4,500
Issuance of common stock and redeemable common stock	11,535	25,150	6,319
Exercise of stock options	—	5	73
Purchase of treasury stock	—	—	(100)

Net cash provided by financing activities	11,160	27,948	7,544

Net increase (decrease) in cash and cash equivalents	2,563	5,785	(4,619)
Cash and cash equivalents, beginning of year	—	2,563	8,348

Cash and cash equivalents, end of year	$2,563	$8,348	$3,729

Supplemental disclosures of cash flow information:
Interest paid	$12	$58	$271

Equipment acquired under capital leases	$397	$420	$75

Deemed dividend on redeemable common stock	$4	$209	$396

Lapse of recission rights on redeemable common stock	$—	$—	$50

The accompanying notes are an integral part of these consolidated financial statements.

Overstock.com, Inc.

Notes to Consolidated Financial Statements

(all amounts in thousands, except per share data)

1. BUSINESS AND ORGANIZATION

        Overstock.com, Inc. (the "Company") is an Internet retailer of high-quality, brand name excess and close-out consumer merchandise. The Company sells home and office products, housewares, electronics, sporting goods, travel/leisure products, gifts, toys and jewelry.

        The Company was formed on May 5, 1997 as D2—Discounts Direct, a limited liability company. On December 30, 1998, the Company was reorganized as a C Corporation in the State of Utah. On October 25, 1999, the Company changed its name to Overstock.com, Inc.

        The Company is subject to risks common to rapidly growing Internet-based companies, including rapid technological change, growth and consumer acceptance of the Internet, dependence on principal products, new product development, new product introductions and other activities of competitors, and a limited operating history in Internet related e-commerce activities.

2. LIQUIDITY

        The Company has been successful in securing private equity financing and sold $6,319 of additional common stock during 2001 to previous investors and $6,607 of Series A preferred stock in March 2002 to private and previous investors. However, the Company has incurred substantial losses and negative cash flows from operations in every fiscal period since inception. For the year ended December 31, 1999, the Company incurred a loss from operations of $8,357 and negative cash flows from operations of $7,672. For the year ended December 31, 2000, the Company incurred a loss from operations of approximately $21,312 and negative cash flows from operations of $22,399. For the year ended December 31, 2001, the Company incurred a loss from operations of approximately $13,806 and negative cash flows from operations of $10,459. As of December 31, 2001, the Company had an accumulated deficit of $44,084. Management anticipates that operating losses and negative cash flows may continue in 2002 and could increase from current levels because of additional costs and expenses related to brand development, marketing and other promotional activities, continued expansion of operations, expansion of product offerings and development of relationships with other businesses.

        Management believes that the cash currently on hand, as supplemented by the February 2002 proceeds from the sale of Series A preferred stock, and the available lines of credit will be sufficient to continue operations through 2002. Also, while there can be no assurance that if additional financing is necessary it will be available, or, if available, that such financing can be obtained on terms satisfactory to the Company, management believes that the current investors will continue to support the business if and when cash needs arise. However, failure to generate sufficient revenues or raise additional capital could have a material adverse effect on the Company's ability to continue as a going concern and to achieve its intended business objectives.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany account balances and transactions have been eliminated in consolidation.

  Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Reclassifications

        Certain amounts in the prior years financial statements have been reclassified to be consistent with the current year presentation.

  Cash and cash equivalents

        Cash equivalents include short-term, highly liquid instruments with original maturities of 90 days or less. At December 31, 2000 and 2001, the Company's cash and cash equivalents were held by three banks. The Company does not believe that, as a result of this concentration, it is subject to any unusual financial risk beyond the normal risk associated with commercial banking relationships.

  Accounts receivable

        Accounts receivable consist primarily of amounts due from credit cards billed but not yet received at period end. The Company has determined that no allowance for doubtful accounts was necessary at December 31, 2000 and 2001.

  Inventories

        Inventories consist of merchandise purchased for resale and are stated at the lower of average cost or market.

  Property and equipment

        Property and equipment, which includes capitalized leases, are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets or the term of the related lease, whichever is shorter, as follows:

Years
Computer software	3
Computer hardware	5
Furniture and equipment	5

        Leasehold improvements are amortized over the shorter of the term of the related leases or estimated service lives. Upon sale or retirement of assets, cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations.

  Other long-term assets

        Other long-term assets include deposits, the cost of acquiring the Overstock.com and other related domain names and goodwill. The cost of the domain names is being amortized using the straight-line method over 5 years. Goodwill represents the excess of the purchase price paid over the fair value of the tangible and indentifiable intangible net assets acquired for the purchase of Gear.com (see Note 4). From November 28, 2000, the date of the Gear.com acquisition, to December 2001, the goodwill was being amortized on a straight-line basis over a 2 year period. Effective January 2002, under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," the remaining $2,784 of unamortized goodwill will not be amortized but will be evaluated periodically for impairment.

  Impairment of assets

        The Company reviews property and equipment and other long-lived assets, including enterprise level goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the assets' carrying amount to future undiscounted net cash flows the assets are expected to generate. Cash flow forecasts are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future cash flows arising from the assets or their fair values, whichever is more determinable.

  Revenue recognition

        Revenue from direct sales is recognized when the following four revenue recognition criteria are met: (1) persuasive evidence of an arrangement exists; (2) products are shipped and the customer takes ownership and assumes the risk of loss; (3) the selling price is fixed or determinable; and (4) collectibility is reasonably assured. The Company generally requires payment by credit card at the point of sale. Amounts received prior to shipment of goods to customers are recorded as deferred revenue. Gross sales are reduced by returns, chargebacks and coupons redeemed by customers and other discounts to obtain such sales.

        Revenue from partner commissions is recognized when the following four revenue recognition criteria are met: (1) persuasive evidence of an arrangement exists; (2) services have been rendered (generally when verification of the shipment of the partner's product is communicated to the Company from the partner); (3) the selling price is fixed or determinable; and (4) collectibility is reasonably assured. For partner commission revenue, the Company recognizes as revenue only the commission portion of the price its customers pay for the purchased products since the Company is acting as an agent in such transactions. Commissions are also reduced by the impact of returns, chargebacks and coupons redeemed by customers and other discounts to obtain such sales. Any portion of the sales of partners' products that has not yet been remitted to the partner at period end is recognized as a liability and included in accrued liabilities. The Company sold partner products with total sales values of $0, $7,627 and $25,657 off its websites during 1999, 2000, and 2001, respectively; however, it recognized $0, $867 and $3,965 in partner commission revenue during 1999, 2000 and 2001, respectively.

        Revenue from warehouse sales is recognized when the following four revenue recognition criteria are met: (1) persuasive evidence of an arrangement exists; (2) the customer takes ownership, carries the products from the warehouse and assumes the risk of loss; (3) the selling price is fixed or determinable; and (4) collectibility is reasonably assured. For warehouse sales, the Company generally requires payment by cash or credit card at the point of sale. Gross sales are reduced by chargebacks and discounts to obtain such sales.

  Cost of goods sold

        Cost of goods sold include product costs, warehousing costs, inbound and outbound shipping costs, handling and fulfillment costs, customer service costs and credit card fees, and are recorded in the same period in which related revenues have been recorded.

  Income taxes

        Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be ultimately realized. Income tax expense (benefit) is the tax payable (receivable) for the period and the change during the period in the deferred tax assets and liabilities.

  Stock-based compensation

        The Company measures compensation expense to employees for its equity incentive plan using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, and provides pro forma disclosures of net income as if the fair value based method prescribed by Statement of Financial Accounting Standards No. 123 ("FAS 123"), Accounting for Stock-Based Compensation, had been applied (Note 14). Stock-based awards to non-employees are accounted for under the provisions of FAS 123 and Emerging Issues Task Force Issue 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

  Earnings per share

        Earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share assumes the exercise of all options and warrants which are dilutive, whether exercisable or not. The following table sets forth the computation of basic and diluted earnings per share for the periods indicated:

	Year ended December 31,
	1999	2000	2001
Net loss attributable to common shares	$(8,361)	$(21,521)	$(14,202)
Weight average common shares-basic	51,139	167,821	311,674
Effect of dilutive securities:
Warrants	—	—	—
Employee stock options	—	—	—

Weighted average common shares-diluted	51,139	167,821	311,674

Earnings per common share-basic:	$(0.16)	$(0.13)	$(0.05)
Earnings per common share-diluted:	$(0.16)	$(0.13)	$(0.05)

        The average shares of stock options and warrants outstanding were not included in the computation of diluted earnings per share because to do so would have been antidilutive. However, the weighted average number of shares of stock options and warrants outstanding during each year was 953 shares, 6,638 shares and 27,935 shares for 1999, 2000 and 2001, respectively, of which 919 shares, 3,217 shares and 27,689 shares would have been included in the calculation of diluted earnings per share if the effect had been dilutive.

  Internal use software

        The Company expenses all costs incurred for the development of internal use software that relate to the planning and post implementation phases of the development. Direct costs incurred in the development phase are capitalized and recognized over the software's estimated useful life of 3 years. Software costs capitalized were $436 and $81 in 2000 and 2001, respectively. Research and development costs and other computer software maintenance costs related to software development are expensed as incurred.

  Advertising Expense

        The Company recognizes advertising expenses in accordance with SOP 93-7 "Reporting on Advertising Costs." As such, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the cost of communicating advertising in the period during which the advertising space or airtime is used. Internet advertising expenses are recognized based on the terms of the individual agreements, which is generally: 1) during the period customers are acquired; or 2) based on the number of clicks generated during a given period over the term of the contract. Advertising expenses totaled $4,475, $10,752 and $4,802 during the years ended December 31, 1999, 2000 and 2001, respectively.

  Recently issued Accounting Pronouncements

        In June 2001, Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") were issued. SFAS 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting and also requires identified intangible assets acquired in a business combination be recognized as an asset apart from goodwill if they meet certain criteria. The impact of the adoption of SFAS 141 on our reported operating results, financial position and existing financial statement disclosure is not expected to be material.

        SFAS 142 applies to all goodwill and identified intangible assets acquired in a business combination. Under the new standard, all goodwill and long-lived intangible assets, including that acquired before initial application of the standard will not be amortized, but will be tested for impairment at least annually. The new standard is effective for the fiscal year beginning after December 15, 2001.

        SFAS 142 requires that goodwill be tested annually for impairment using a two-step process. The first step is to identify a potential impairment and, in transition, this step must be measured as of the beginning of the fiscal year. However, a company has six months from the date of adoption to complete the first step. The Company expects to complete that first step of the goodwill impairment test during the second quarter of 2002. The second step of the goodwill impairment test measures the amount of the impairment loss (measured as of the beginning of the year of adoption), if any, and must be completed by the end of the Company's fiscal year. Intangible assets deemed to have an indefinite life will be tested for impairment using a one-step process which compares the fair value to the carrying amount of the asset as of the beginning of the fiscal year, and pursuant to the requirements of SFAS 142 will be completed during the second quarter of 2002. Any impairment loss resulting from the transitional impairment tests will be reflected as the cumulative effect of a change in accounting principle in the second quarter 2002. The Company has not yet determined what effect these impairment tests will have on the Company's results of operations, financial position or existing financial statement disclosures; however, it will no longer record $2,784 of amortization related to the goodwill recorded in connection with the Gear.com acquisition.

        The Financial Accounting Standards Board ("FASB") also issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," that is applicable to financial statement issued for fiscal years beginning after June 15, 2002. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets. The Company anticipates the provisions of this Standard will not have a significant effect on the Company's financial position or operating results.

        The FASB also recently issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," that is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The FASB's new rules on asset impairment supersede Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and portions of Accounting Principles Bulletin Opinion 30, "Reporting the Results of Operations." This Standard provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value and carrying amount. This Standard also requires expected future operating losses from discontinued operations to be displayed in the periods in which the losses are incurred, rather than as of the measurement date as presently required. The provisions of this Standard are not expected to have a significant effect on the Company's financial position or operating results.

4. ACQUISITION OF GEAR.COM, INC.

        On November 28, 2000, the Company completed the acquisition of Gear.com, Inc. (the "Gear Acquisition"), valued at $11,097 through the issuance of 58,246 shares of the Company's common stock and 5,134 options to purchase common stock. Also as part of the Gear Acquisition, the Company assumed $2,105 in liabilities. The Gear Acquisition was accounted for by the purchase method of accounting. Results of operations of Gear.com have been included in the Company's consolidated financial statements since the date of acquisition.

        The acquired assets and assumed liabilities consist of the following:

Cash	$3,499
Inventory	3,561
Prepaid expenses and other current assets	495
Property and equipment	787
Goodwill	6,160
Accounts payable and accrued liabilities	(3,405)

Common stock and options issued	$11,097

        As a result of the acquisition of Gear.com, the Company incurred expenses for the incremental costs to exit and consolidate activities at Gear.com locations, to involuntarily terminate Gear.com employees, and for other costs to integrate operating locations and other activities of Gear.com with the Company totaling $1,300. Generally accepted accounting principles require that these acquisition integration expenses, which are not associated with the generation of future revenues and have no future economic benefit, be reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired.

        The components of the acquisition integration liabilities included in the purchase price allocation for Gear.com are as follows:

	Original Costs	Utilized	Reversed Against Goodwill	Balance Remaining at December 31, 2001
Lease exit costs	$650	$556	$94	$—
Workforce reductions	250	250	—	—
Fulfillment contract termination costs	400	400	—	—

	$1,300	$1,206	$94	$—

        The lease exit costs represented the remaining minimum payments on an office lease, less anticipated sublease revenue. The workforce reductions represented the expected termination of 45 of 49 total Gear.com employees. As of December 31, 2001, all 45 have been terminated. The fulfillment contract termination cost represented the early termination penalty on a fulfillment contract which the Company terminated in October 2001. A final adjustment to the estimated lease exit costs of $94 was included in the allocation of the purchase price of Gear.com, as the adjustment was determined within the purchase price allocation period.

        Assuming the acquisition of Gear.com had been made as of January 1, 1999, the Company's pro forma consolidated revenues for the year ended December 31, 1999 would have been $4,143 (unaudited), the pro forma consolidated net loss would have been $17,028 (unaudited) and the pro forma basic and diluted loss per share would have been $0.27 (unaudited); the Company's pro forma consolidated revenues for the year ended December 31, 2000 would have been $35,394 (unaudited), the pro forma consolidated net loss would have been $34,564 (unaudited) and the pro forma basic and diluted loss per share would have been $0.19 (unaudited).

5. INVENTORIES

        Inventories consist of the following:

	December 31,
	2000	2001
Product inventory	$10,416	$8,529
Less: allowance for obsolescence	(1,750)	(943)

	$8,666	$7,586

6. PREPAID EXPENSES AND OTHER ASSETS

        Prepaid expenses and other assets consist of the following:

	December 31,
	2000	2001
Inventory paid for in advance of receipt	$1,203	$263
Other prepaid expenses	194	213

	$1,397	$476

7. PROPERTY AND EQUIPMENT

        Property and equipment consists of the following:

	December 31,
	2000	2001
Computer hardware and software	$4,155	$4,541
Furniture and equipment	1,624	2,984
Leasehold improvements	12	12

	5,791	7,537
Less: accumulated depreciation	(807)	(2,519)

	$4,984	$5,018

        Depreciation of property and equipment totaled $94, $684, and $1,712 for the years ended December 31, 1999, 2000 and 2001, respectively.

        Property and equipment included assets under capital leases of $756 and $831 at December 31, 2000 and 2001, respectively and accumulated amortization related to assets under capital leases of $194 and $359, respectively.

8. OTHER LONG-TERM ASSETS

        Other long-term assets consist of the following:

	December 31,
	2000	2001
Goodwill	$6,160	$6,066
Domain names	111	146
Deposits	196	459

	6,467	6,671
Less: accumulated amortization	(252)	(3,331)

	$6,215	$3,340

        Amortization for other long-term assets totaled $4, $248 and $3,079 for the years ended December 31, 1999, 2000 and 2001, respectively.

9. ACCRUED LIABILITIES

        Accrued liabilities consist of the following:

	December 31,
	2000	2001
Inventory received but not invoiced	$368	$434
Reserve for returns	350	496
Accrued payroll	667	400
Other accrued expenses	1,855	738
Deferred revenue	29	25
Accrued lease and fulfillment costs	1,050	—

	$4,319	$2,093

10. COMMITMENTS AND CONTINGENCIES

        The Company leases office and warehouse facilities in Salt Lake City, Utah and also leases computer equipment under non-cancelable operating leases. Minimum future payments under these leases are as follows:

Year Ending December 31,
2002	$1,260
2003	1,243
2004	1,111
2005	856
2006	303
Thereafter	25

Total minimum lease payments	$4,798

        Rental expense for operating leases totaled $157, $694 and $1,180 for the years ended December 31, 1999, 2000 and 2001, respectively.

        In February 2002, the Company relocated its corporate headquarters and entered into a facilities lease agreement. Future minimum payments under the agreement are included in the table above. The Company also has a facilities lease obligation for the former headquarters location through December 2003, the future minimum payments for which are also included in the table above. Management anticipates that it will be able to sublease the office space within a reasonable period of time, however, the sublease rental rate is anticipated to be less than the rental rate that the Company is obligated to pay. The anticipated loss for amounts to be paid on the unused space prior to receiving any sublease income, as well as the cumulative loss for the difference in anticipated rental rates, is estimated to be $263. This amount has not been accrued at December 31, 2001, as management did not make a determination to relocate until 2002. Due to the uncertainty of rental rates and when the office space will be subleased, an additional loss may result.

        The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. Company management currently believes that resolution of such legal matters will not have a material adverse impact on the Company's financial position, results of operations or cash flows.

11. BORROWINGS

  Note payable

        On November 2000, the Company issued a note payable to a bank in the amount of $3,000 which bore interest at 7.56%. The note was due and paid in full on February 28, 2001.

        In March 2001, the Company entered into a credit agreement with a related party (Note 18), which provides for borrowings of up to the lesser of $6,000 or 50% of the value of the Company's inventory balance for working capital purposes, of which $4,500 was outstanding on December 31, 2001. The borrowings bear interest at 3.5% above prime (prime was 4.75% on December 31, 2001) and are collateralized by substantially all of the Company's assets. The agreement is subject to financial and non-financial covenants. As of December 31, 2001, the Company was not in compliance with one financial covenant; however, as allowed by the credit agreement, the Company cured its non compliance within the time allotted.

        In September 2001, the Company entered into a separate $7,000 credit agreement with a related party (Note 18) for the purposes of acquiring inventory. Principle amounts outstanding under the agreement bear interest at 2% per month until paid. The agreement matures in June 2002 and is collateralized by all inventory acquired under the agreement. The agreement contains certain financial covenants. The Company has complied with such covenants. As of December 31, 2001, the Company has no borrowings outstanding under the agreement.

  Capital leases

        Future minimum lease payments under capital leases are as follows:

Year Ending December 31,
2002	$290
2003	127
2004	42
2005	10
2006	—

Total minimum lease payments	469
Less: amount representing interest	(50)

Present value of capital lease obligations	419
Less: current portion	(254)

Capital lease obligations, non-current	$165

12. REDEEMABLE SECURITIES

  Series A Mandatorily Redeemable Convertible Preferred Stock

        In March 2002, the Company sold approximately 27,167 shares of mandatorily redeemable convertible preferred stock ("preferred stock") for approximately $6,607. The preferred stock will automatically convert upon an initial public offering (as described below) or if 65% of the holders of the preferred stock elect to automatically convert. The preferred stock is convertible at the option of the holder into common stock on an initial 1:1 basis. If a holder has not elected to convert prior to March 2006 and the preferred stock has not otherwise converted, the preferred stock is mandatorily redeemable at the option of the holder in two equal yearly installments beginning in March 2007. As the fair value of the common stock to be received upon conversion is greater than the conversion price of the preferred stock at the date the preferred stock was issued, a beneficial conversion feature results in the amount of approximately $6,607 which was calculated in accordance with Emerging Issues Task Force No. 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios." This beneficial conversion feature will be reflected as a deemed dividend in the statement of operations for the quarter ending March 31, 2002.

        In the event of a liquidation, dissolution, or winding up of the Company, the holders of the preferred stock will be entitled to be paid out of the assets in preference to the holders of the Company's common stock.

        The holders of preferred stock are entitled to receive dividends prior and in preference to declaration of any dividend on the common stock. The preferred shareholders are entitled to dividends at the rate of 8% of the original purchase price per annum, on a non-cumulative basis, payable when and if declared by the Board of Directors. In the event that the Company has not completed an initial public offering by March 31, 2003, the preferred stock will cumulate dividends at the rate of 8% of the original purchase price per annum commencing on April 1, 2003.

        The voting rights, conversion rights and preferences of the preferred stock are as follows: (1) the Series A convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock then issuable upon conversion of such shares of Series A convertible preferred stock, (2) the Series A convertible preferred stock is convertible into common stock on a share for share basis at the option of the holder anytime after the issuance date, subject to adjustment for dilution, (3) the Series A convertible preferred stock shall be automatically converted into common stock upon (i) the closing of a firmly underwritten public offering of shares of common stock of the Company at a per share price not less than 1.5 times the original purchase price of the Series A convertible preferred stock (as adjusted for stock splits, dividends and the like) and for a total offering of not less than $20 million (before deduction of underwriters' commissions and expenses) or (ii) the consent of at least the holders of 65% of the shares initially issued, (4) the liquidation preference amount of the Series A convertible preferred stock is equal to the original purchase price plus any accrued, but unpaid dividends and the preferred stock participates with the common stock, after the payment of the common stock liquidation preference, in the remaining assets of the Company.

  Redeemable Common Stock

        Included in redeemable securities are amounts related to warrants and securities that are subject to rescission. Sales of 23,793 shares of the common stock and the issuance of 5,242 warrants to certain individuals did not fully comply with certain requirements under applicable State Blue Sky Laws. The offer and sale of these securities were not made pursuant to a registration statement and the Securities Act of 1933, nor were the offer and sale registered or qualified under any state security laws. Although the Company believed at the time that such offers, sales and conversion were exempt from such registration or qualification, they may not have been exempt in several states. As a result, purchasers of our common stock in some states have the right under federal or state securities laws to rescind their purchases for the amount an amount equal to the purchase price paid for the shares, plus interest from the date of purchase until the rescission offer expires, at the annual rate mandated by the state in which such shares were purchased. These interest rates range from 8% to 10% per annum. The rescission rights lapse on various dates through September 2006.

        The Company has classified $4,830 and $5,176 related to the rescission for the years ended December 31, 2000 and 2001 outside of shareholders' equity, as the redemption features are not within the control of the Company. However, management does not anticipate that holders of the redeemable common stock will exercise their rescission rights. Interest attributable to these securities is recorded as a deemed dividend and reflected as a deduction to arrive at net loss attributable to common shares in the Statements of Operations.

13. SHAREHOLDERS' EQUITY

  Common Stock

        Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to prior rights of holders of all classes of stock outstanding having priority rights as to dividends. No dividends have been declared or paid on the Company's common stock through December 31, 2001. In October 2001, the Company's Board of Directors authorized the purchase of 1,000 treasury shares from a former employee for $100.

  Warrants

        In 2000, the Company issued warrants to certain shareholders in connection with the purchase of additional shares of common stock. At December 31, 2001, warrants to purchase 31,802 shares of common stock of the Company were outstanding, as follows:

Date of Issue	Exercise Price per Share	Warrants Outstanding	Expiration Date
May 1, 2000	$0.25	7,499	April 30, 2005
May 15, 2000	0.25	7,599	May 14, 2005
September 21, 2000	0.15	16,704	September 20, 2005

        No warrants were exercised in 2000 or 2001.

        The Company has reserved sufficient shares of common stock to meet its stock option and warrant obligations. As stated in Note 12, 5,242 of these warrants are subject to rescission.

14. 1999 STOCK OPTION PLAN

        During 1999, the Company's board of directors adopted the 1999 Stock Option Plan (the "Plan"). Under the Plan, the Board of Directors may issue incentive stock options to employees and non-qualified stock options to consultants or non-employee directors of the Company. Options granted under this Plan expire at the end of five years and vest in accordance with a vesting schedule determined by the Company's Board of Directors, usually over four years from the grant date. The Plan provided for the grant of up to 35,000 shares, of which 6,629 shares were reserved for future issuance at December 31, 2001.

        In February 2002, the Company's Board of Directors approved an increase in the number of shares reserved for issuance under the Plan from 35,000 shares to 50,000.

        The following is a summary of stock option activity:

	1999		2000		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Weighted Average Fair Value
Outstanding—beginning of year	—	$—	3,493	$0.15	11,780	$0.18
Granted at fair value	3,578	0.15	9,755	0.19	—	—
Granted at price below fair value	—	—	—	—	28,920	0.17	$0.36
Exercised	—	—	(32)	0.17	(410)	0.18
Cancelled/forfeited	(85)	0.14	(1,436)	0.17	(7,378)	0.17

Outstanding—end of year	3,493	0.15	11,780	0.18	32,912	0.17
Options exercisable at year-end	—	—	6,429	0.16	7,365	0.16

        The following table summarizes information about stock options as of December 31, 2001:

	Options Outstanding at December 31, 2001			Options Exercisable at December 31, 2001
Range of Exercise Prices	Shares	Weighted Average Exercise Price	Weighted Average Years Remaining	Shares	Weighted Average Exercise Price
$0.02-$0.13	8,367	$0.10	3.42	2,805	$0.08
$0.15-$0.18	21,916	0.18	3.63	3,212	0.18
$0.25-$0.63	2,629	0.28	2.94	1,348	0.30

	32,912	0.17	3.52	7,365	0.16

        Had compensation expense for the Company's option plan been determined based on fair value at the grant dates, as prescribed in SFAS 123, the Company's net loss would have been as follows:

	Years ended December 31,
	1999	2000	2001
Net loss
As reported	$(8,357)	$(21,312)	$(13,806)
Pro forma	(8,382)	(21,516)	(14,360)
Earnings per common share-basic and diluted-as reported	$(0.16)	$(0.13)	$(0.05)
Earnings per common share-basic and diluted-pro forma	(0.16)	(0.13)	(0.05)

        The weighted-average grant-date fair value of options granted during 1999, 2000 and 2001 was $0.12, $0.14 and $0.36 per share. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	1999	2000	2001
Risk-free interest rate	6.02%	6.18%	5.17%
Expected life (in years)	4	4	4
Expected volatility	100.00%	100.00%	100.00%
Expected dividend yield	0.00%	0.00%	0.00%

  Stock-based compensation

        In connection with certain stock option grants to employees during the year ended December 31, 2001, the Company recognized approximately $2,534 of unearned stock-based compensation for the excess of deemed fair value of shares of common stock subject to such options over the exercise price of these options at the date of grant. Such amounts are included as a reduction of shareholders' equity and are being amortized over the vesting period in accordance with FASB Interpretation Number 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plan." The Company recorded stock-based compensation expense of $727 during the year ended December 31, 2001. No unearned stock-based compensation was recorded in prior years.

        During the year ended December 31, 2001, the Company granted 1,200 options to consultants. The Company recorded unearned stock-based compensation of $384 related to these grants, of which $176 was recognized in operations in 2001. The fair value for these options was calculated using a Black-Scholes option pricing model using a weighted-averages risk-free rate of 4.65%, an expected life of 5 years, expected volatility of 100% and a dividend yield of 0%. Because there has been no public market for the Company's common stock, the fair value of the underlying common stock was estimated.

15. EMPLOYEE STOCK PURCHASE PLAN

        Effective January 24, 2001, the Company adopted an Employee Stock Purchase Plan (the "ESPP") to provide certain employees, directors and consultants an opportunity to purchase shares of its common stock annually, up to 5% of eligible compensation. Participants can purchase shares of stock at a value determined by the Company's board of directors. The ESPP expires in May 2011. A total of

10,000 shares are available for purchase under the ESPP. There were 387 shares issued under the ESPP during 2001. The Company recognized approximately $63 of stock-based compensation for the excess of the fair value of the shares of common stock over the purchase price.

16. EMPLOYEE RETIREMENT PLAN

        The Company has a 401(k) defined contribution plan which permits participating employees to defer up to a maximum of 15% of their compensation, subject to limitations established by the Internal Revenue Code. Employees who have completed a half-year of service and are 21 years of age or older are qualified to participate in the plan. The Company matches 50% of the first 6% of each participant's contributions to the plan. Participant contributions are immediately vested. Company contributions vest based on the participant's years of service at 20% per year over five years. The Company's cash contribution totaled $0, $32 and $68 during 1999, 2000 and 2001, respectively.

17. INCOME TAXES

        The components of the Company's deferred tax assets and liabilities as of December 31, 2000 and 2001 are as follows:

	December 31,
	2000	2001
Deferred tax assets:
Net operating loss carryforwards	$16,631	$20,996
Accrued expenses and other	701	312
Reserves	902	575

	18,234	21,883

Deferred tax liabilities:
Depreciation	(117)	(121)

	(117)	(121)

Valuation allowance	(18,117)	(21,762)

Net asset	$—	$—

        As a result of the Company's history of losses, a valuation allowance has been provided for the full amount of the Company's net deferred tax assets. Based on the weight of available evidence, it is more likely than not that such benefits will not be realized.

        At December 31, 2001, the Company had net operating loss carryforwards of approximately $36,200 which may be used to offset future taxable income. An additional $18,230 of net operating losses are limited under Section 382 to $963 a year. These carryforwards begin to expire in 2018.

        The income tax benefit differs from the amount computed by applying the U.S. federal income tax rate of 35% to loss before income taxes for the following reasons:

	1999	2000	2001
U.S. federal income tax benefit at statutory rate	$2,925	$7,459	$4,832
State income tax benefit, net of federal expense	302	769	338
Nondeductible goodwill amortization	—	(86)	(1,070)
Other	13	(9)	(455)
Unrecognized benefit due to valuation allowance	(3,240)	(8,133)	(3,645)

Income tax benefit	$—	$—	$—

18. RELATED PARTY TRANSACTIONS

        In March 2001, the Company entered into a credit agreement with a related party, High Meadows Finance L.C. Under the terms of the agreement, High Meadows Finance L.C. was allowed to purchase 5,596 shares of common stock at $0.18 per share. Amounts borrowed under the agreement will bear interest at 3.5 percentage points above prime (prime was 4.75% on December 31, 2001) and will be collaterized by substantially all the Company's assets. The excess of the fair value of the common stock issued in conjunction with this agreement over the price paid for the common stock was recorded as a debt discount, which is being amortized over the term of this agreement.

        In September 2001, the Company entered into a credit agreement with another related party, Norwich Associates L.C. Under the terms of the agreement, Norwich Associates L.C. was given 300 shares of common stock. Principle amounts outstanding bear interest at 2% per month until paid. As of December 31, 2001, the Company had no borrowings under the agreement. The fair value of the common stock issued in conjunction with this agreement was recorded as a debt discount, which is being amortized over the term of this agreement.

        In July 2001, the Company's Chief Executive Officer, who is also a significant shareholder in the Company, agreed to personally guarantee the Company's merchant account with a bank. The bank agreed to accept this personal guarantee in lieu of a demand deposit of $1,000 with the bank. In exchange for his personal guarantee, the Company compensated the Chief Executive Officer with options to purchase 1,000 shares of the Company's common stock. These options vest over a three year period based on the renewal of the guarantee. The Company recognized $151 of expense in 2001 related to this arrangement. The fair value for these options was calculated using a Black-Scholes option pricing model using a weighted-averages risk-free rate of 4.59%, an expected life of 3 years, expected volatility of 100% and a dividend yield of 0%. Because there has been no public market for the Company's common stock, the fair value of the underlying common stock was estimated.

        In addition, Haverford Internet and certain of its affiliates have provided us with certain management and administrative services. In consideration for these services, we have paid Haverford Internet $120, $241 and $251 in 1999, 2000 and 2001, respectively.

19. BUSINESS SEGMENTS

        Segment information has been prepared in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information." Segments were determined based on products and services provided by each segment. Accounting policies of the segments are the same as those described in Note 2. There were no intersegment sales or transfers during 1999, 2000 or 2001. The Company evaluates the performance of its segments and allocates resources to them based primarily on gross profit. The table below summarizes information about reportable segments.

	Direct operations	Partner operations	Warehouse operations	Consolidated
1999
Revenue	$1,835	$—	$—	$1,835
Cost of goods sold	2,029	—	—	2,029

Gross loss	$(194)	$—	$—	(194)
Operating expenses				(8,178)
Other income (expense), net				15

Net loss				$(8,357)

2000
Revenue	$21,762	$867	$2,894	$25,523
Cost of goods sold	23,923	381	3,508	27,812

Gross (loss) profit	$(2,161)	$486	$(614)	(2,289)
Operating expenses				(19,158)
Other income, net				135

Net loss				$(21,312)

2001
Revenue	$35,243	$3,965	$795	$40,003
Cost of goods sold	31,341	1,578	1,721	34,640

Gross profit (loss)	$3,902	$2,387	$(926)	5,363
Operating expenses				(18,930)
Other expense, net				(239)

Net loss				$(13,806)

        The direct segment includes revenues, direct costs, and cost allocations associated with sales made to individual consumers and businesses directly through the Company's Websites. Costs for this segment include product cost warehousing, fulfillment, credit card fees and customer service costs.

        The partner segment includes revenues, direct costs and cost allocations associated with the Company's strategic partners. Partner commissions are earned from selling the merchandise of strategic partners over the Company's Websites.

        The warehouse segment includes revenues, direct costs, and cost allocations associated with sales made to individual consumers at the Company's warehouse store. Costs for this segment include warehousing and credit card fees.

        Assets are not broken out between the segments for management purposes, and as such, they are not presented here.

        In 1999, 2000 and 2001, virtually all sales were made to customers in the United States of America. No individual geographical area or customer accounted for more than 10% of net sales in any of the periods presented. At December 31, 2000 and 2001, all of the Company's fixed assets were located in the United States of America.

Report of Independent Public Accountants

To the Stockholders'
of Gear.com, Inc.:

        We have audited the accompanying statements of operations, stockholders' equity and cash flows of Gear.com, Inc. (a Washington Corporation) for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Gear.com, Inc. for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP
Seattle, Washington,
March 31, 2000 (except with respect to the matter discussed in Note 5, as to which the date is June 30, 2000)

Gear.com, Inc.

Statement of Operations

For the Year Ended December 31, 1999

1999
NET SALES	$2,308,638
COST OF SALES	3,505,285

Gross loss	(1,196,647)

OPERATING EXPENSES:
Marketing and sales	5,059,493
Technology and content	1,518,289
General and administrative	1,184,025

Total operating expenses	7,761,807

LOSS FROM OPERATIONS	(8,958,454)
INTEREST INCOME, NET	291,285

NET LOSS	$(8,667,169)

The accompanying notes are an integral part of this financial statement.

Gear.com, Inc.
Statement of Stockholders' Equity
December 31, 1999

	Series A Convertible Preferred Stock
			Common Stock
					Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
BALANCE, December 31, 1998	—	$—	4,444,434	14,815	399,185	(391,650)	22,350
Sale of common stock	—	—	2,319,765	7,732	1,742,268	—	1,750,000
Sale of Series A preferred stock	2,167,630	21,676	—	—	14,978,324	—	15,000,000
Net loss	—	—	—	—	—	(8,667,169)	(8,667,169)

BALANCE, December 31, 1999	2,167,630	21,676	6,764,199	22,547	17,119,777	(9,058,819)	8,105,181

The accompanying notes are an integral part of these financial statements.

Gear.com, Inc.

Statement of Cash Flows

For the Year Ended December 31, 1999

1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,667,169)
Adjustments to reconcile net loss to net cash used in operating activities-
Depreciation	135,638
Allowance for sales returns	100,000
Changes in assets and liabilities-
Merchandise inventory, net	(3,854,868)
Other current assets	(266,574)
Other assets	(158,094)
Accounts payable	3,320,752
Accrued liabilities	202,100

Net cash used in operating activities	(9,188,215)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,042,295)

Net cash used in investing activities	(1,042,295)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock	1,750,000
Proceeds from the sale of preferred stock	15,000,000

Net cash provided by financing activities	16,750,000

NET INCREASE IN CASH AND EQUIVALENTS	6,519,490
CASH AND EQUIVALENTS, beginning of year	60,576

CASH AND EQUIVALENTS, end of year	$6,580,066

The accompanying notes are an integral part of this financial statement.

Gear.com, Inc.

Notes to Financial Statements

December 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  The Company

        Gear.com, Inc. ("Gear.com" or the "Company") is an all-sport online clearance retailer operating through the Gear.com web site. The Company sells closeout outdoor and sporting equipment and apparel. The Company was incorporated in the state of Washington on January 1, 1998 and has its headquarters in Seattle, Washington.

        The Company is subject to the risks and challenges associated with other companies at a similar stage of development including dependence on key individuals, successful development and marketing of its products and services, competition from substitute products and services, inventory obsolescence and competition from larger companies with greater financial, technical management and marketing resources, and the ability to secure adequate financing to support future growth.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Property and Equipment

        Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the shorter of the estimated useful lives of the assets, generally three to five years, or the term of the lease if applicable.

        Expenditures for major repairs and betterments that extend the useful lives of equipment are capitalized. Maintenance and minor repairs are charged to expense when incurred.

        Property and equipment includes the cost of internal-use software, including software used in connection with the Company's web sites. The Company expenses all costs related to the development of internal-use software other than those incurred during the application development stage. Costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the software (generally five years).

  Organization Costs

        Organization costs are expensed as incurred.

  Revenue Recognition

        Net revenue includes gross revenues from sales of merchandise and related shipping fees, net of discounts and a provision for sales returns based on historical data. Revenue is recognized upon the shipment of merchandise, which occurs only after credit card authorization is obtained.

        In December 1999, the SEC released Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" (SAB 101). SAB 101 becomes effective for the year ended December 31, 2000.

This bulletin more clearly defined revenue recognition criteria than previously existing accounting pronouncements. The Company believes that its revenue recognition practices are in conformity with the guidelines prescribed in SAB 101.

  Cost of Sales

        Cost of goods sold consists primarily of the cost of products sold to customers, including allowances for shrinkage and slow moving inventory, as well as outbound and inbound shipping costs and credit card processing fees.

  Technology and Content

        Technology and content costs consist primarily of payroll and related expenses for personnel engaged in maintaining and making minor upgrades and enhancements to the Company's web site and content. These expenses also include payroll and related expenses for information technology personnel, Internet access and hosting charges and website content and design expenses.

  Fulfillment Costs

        Included in marketing and sales expense are fulfillment and order processing costs. Fulfillment and order processing expenses include packaging supplies, per-unit fulfillment fees charged by third parties, and payroll and related expenses for personnel engaged in customer service, purchasing and distribution and fulfillment activities. Fulfillment costs of $1,300,314 are included in marketing and sales.

  Advertising Costs

        The cost of advertising is expensed as incurred. For the year ended December 31, 1999, the Company incurred advertising expense of $2,259,626. Advertising expense includes $66,000 paid to the holders of the Series A Preferred Stock under an advertising agreement.

  Stock-Based Compensation

        The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees(APB No. 25), and related interpretations, in accounting for its employee stock options rather than the alternative fair value accounting prescribed by Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. APB No. 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock options granted. SFAS No. 123 requires that companies that continue to follow APB No. 25 provide a pro forma disclosure of the impact of applying the fair value method of SFAS No. 123.

  Income Taxes

        The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company provides a valuation allowance for deferred tax assets when it does not believe that it is more likely than not that the deferred tax assets will be realized.

  Segment and Geographic Information

        The Company has adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires companies to disclose certain information about operating segments. Based on the criteria within SFAS No. 131, the Company has determined that it currently operates in one principal business segment in the United States. There were no revenues from shipments to customers outside of the United States or transfers between geographic areas during the years ended December 31, 1999.

2. COMMITMENTS AND CONTINGENCIES:

        The Company leases office space and various office and computer equipment under noncancelable operating leases that call for fixed rental payments through the term of the lease. Total rent expense for the year ended December 31, 1999 was $270,657.

        Future minimum lease payments under noncancelable operation leases are as follows:

2000	$1,050,804
2001	1,048,002
2002	795,302
2003	107,269

$3,001,377

3. STOCKHOLDERS' EQUITY:

  Stock Option Plan

        In May 1998, the Board of Directors adopted the 1998 Stock Option Plan (the "Plan")providing for the issuance of incentive and nonqualified stock options to employees, directors, officers, consultants, agents, advisors and independent contractors of the Company. Under the plan, 2,340,000 shares are reserved for future issuance.

        The options are granted by the Company's Board of Directors at an exercise price of not less than the fair market value of the Company's common stock at the date of grant. Each option has a term of ten years from the date of grant. Options granted under the Plan generally become exercisable 25% after one year, then 6.25% at the end of each succeeding three-month period until fully vested at the end of year four.

        The following table summarizes the Company's stock option activity:

	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price
BALANCE, December 31, 1998	1,418,082	921,918	0.105
Options granted	(433,500)	433,500	1.318
Options cancelled	—	—	—
Options exercised	—	—	—

BALANCE, December 31, 1999	984,582	1,355,418	$0.493

        The following table summarizes information about options outstanding and exercisable at December 31, 1999:

	Options Outstanding
				Options Exercisable
		Weighted Average Remaining Contractual Life
Exercise Price	Number Of Shares		Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$0.067-$0.133	826,668	8.4 years	$0.101	402,249	$0.093
0.133	95,250	8.8 years	0.133	25,078	$0.133
0.383	21,000	9.3 years	0.383	750	$0.383
0.383	70,500	9.4 years	0.383	—	—
1.433	144,000	9.5 years	1.433	—	—
1,667	45,000	9.7 years	1.667	—	—
1,667	153,000	9.9 years	1.667	—	—

$0.067-$1.667	1,355,418	8.8 years	$0.493	428,077	$0.096

        The Company follows the intrinsic value method in accounting for its stock options. Had compensation cost been recognized based on the fair value at the date of grant for options granted in 1999, the pro forma amounts of the Company's net loss for the year ended December 31, 1999 would have been as follows:

Net loss—as reported	$(8,667,169)
Net loss—pro forma	$(8,715,517)

        The fair value for each option grated was estimated at the date of grant using a Black-Scholes option-pricing model, assuming no expected dividends, an average risk-free rate of 6.85% and an average expected life of five years. Since there is currently no public market for the Company's stock, no volatility factor is assumed.

4. INCOME TAXES:

        The Company did not provide any current or deferred income tax provision or benefit in 1999 because it has experienced operating losses since inception, and has provided full valuation allowances on deferred tax assets because of the uncertainty regarding their realizability. Deferred taxes consist primarily of net operating loss carryforwards.

        At December 31, 1999, the Company had net operating loss carryforwards of approximately $9 million, which will expire at various times commencing in 2018.

        Utilization of net operating loss carryforwards is subject to certain limitations under Section 382 of the Internal Revenue Code.

5. SUBSEQUENT EVENT—ISSUANCE OF PREFERRED STOCK:

        In April, May and June 2000, the Company issued 5,217,414 shares of series B preferred stock in a private placement offering in exchange for gross cash proceeds of $12,052,243.

6. SUBSEQUENT EVENT—ACQUISITION BY OVERSTOCK.COM, INC. (UNAUDITED):

        On November 28, 2000, all of the outstanding common and preferred stock of the Company was acquired by Overstock.com, Inc. (a Utah corporation) in exchange for 58,246,000 shares of Overtock.com common stock. In addition, Overstock.com issued 5,134,000 options to purchase its common stock in exchange for all of the options to purchase common stock of Gear.com that were outstanding immediately prior to the acquisition.

Gear.com, Inc.

Statements of Operations

For the Nine Months Ended September 30, 1999 and 2000 (unaudited)

	1999	2000
	(unaudited)	(unaudited)
NET SALES	$1,447,446	$5,763,007
COST OF SALES	1,418,416	5,860,830

Gross loss	29,030	(97,823)

OPERATING EXPENSES:
Marketing and sales	1,118,041	7,230,592
Technology and content	753,439	1,714,042
General and administrative	2,171,729	2,751,855

Total operating expenses	(4,043,209)	(11,696,489)

LOSS FROM OPERATIONS	(4,014,179)	(11,794,312)
INTEREST INCOME, NET	204,441	256,315

NET LOSS	$(3,809,738)	$(11,537,997)

The accompanying notes are an integral part of this financial statement.

Gear.com, Inc.

Notes to Financial Statements

(unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  The Company

        Gear.com, Inc. ("Gear.com" or the "Company") is an all-sport online clearance retailer operating through the Gear.com web site. The Company sells closeout outdoor and sporting equipment and apparel. The Company was incorporated in the state of Washington on January 1, 1998 and has its headquarters in Seattle, Washington.

        The Company is subject to the risks and challenges associated with other companies at a similar stage of development including dependence on key individuals, successful development and marketing of its products and services, competition from substitute products and services, inventory obsolescence and competition from larger companies with greater financial, technical management and marketing resources, and the ability to secure adequate financing to support future growth.

  Basis of Presentation:

        The unaudited statements of operations have been prepared in accordance with generally accepted accounting principles for interim financial reporting and pursuant to the rules and regulations of the Securities and Exchange Commission. While these statements reflect all normal recurring adjustments which are, in the opinion of management, necessary for fair presentation of the results of the interim periods, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the financial statements and footnotes thereto included elsewhere in this prospectus and registration statement.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fulfillment Costs

        Included in marketing and sales expense are fulfillment and order processing costs. Fulfillment and order processing expenses include packaging supplies, per-unit fulfillment fees charged by third parties, and payroll and related expenses for personnel engaged in customer service, purchasing and distribution and fulfillment activities. Fulfillment costs of $266,936 (unaudited) and $2,178,372 (unaudited) at September 30, 1999 and 2000 are included in marketing and sales.

  Advertising Costs

        The cost of advertising is expensed as incurred. For the nine-month period ending September 30, 1999 and 2000, the Company incurred advertising expense of $758,476 (unaudited) and $3,322,351 (unaudited). Advertising expense in the nine-month period ending September 30, 2000 includes $66,000 paid to the holders of the Series A Preferred Stock under an advertising agreement.

  Segment and Geographic Information

        The Company has adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires companies to disclose certain information about operating segments. Based on the criteria within SFAS No. 131, the Company has determined that it currently operates in one principal business segment in the United States. There were no revenues from shipments to customers outside of the United States or transfers between geographic areas during the nine-month periods ending September 30, 2000 and 1999, respectively.

2. COMMITMENTS AND CONTINGENCIES:

        The Company leases office space and various office and computer equipment under noncancelable operating leases that call for fixed rental payments through the term of the lease. Total rent expense for the nine-month periods ending September 30, 1999 and 2000 were $146,269(unaudited) and $759,671(unaudited), respectively.

                          Shares

Overstock.com

Common Stock

        Until             , 2002 (25 days after the date of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Overstock.com, Inc. in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee	$3,386
NASD filing fee	4,180
Nasdaq National Market listing fee	95,000
Printing and engraving costs
Legal fees and expenses
Accounting fees and expenses
Blue sky fees and expenses
Transfer agent and registrar fees
Miscellaneous expenses

Total

Item 14. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

        Article V of our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

        Article 5 of our Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of Overstock.com, Inc. if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of Overstock.com, Inc., and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

        We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

Item 15. Recent Sales of Unregistered Securities

        During the last three years, we have issued unregistered securities to a limited number of persons, as described below. As indicated below, we have relied on Regulation D, Rule 506 thereof, Rule 701 or Section 4(2) of the Securities Act with respect to the issuance of these securities.

1.
On March 9, 1999, we issued an aggregate 581,373 shares of common stock to two investors for an aggregate purchase price of $100,000.

2.
On March 10, 1999, we issued 581,373 shares of common stock to an individual investor for an aggregate purchase price of $100,000.

3.
On June 8, 1999, we issued 27,796,875 shares of common stock to Haverford Internet, LLC for an aggregate purchase price of $3,750,000.

4.
On September 24, 1999, we issued 8,260,068 shares of common stock to Haverford Internet, LLC and six other persons for an aggregate purchase price of $994,541.

5.
On September 24, 1999, we issued 810,482 shares of common stock to an individual investor for an aggregate purchase price of $189,862.34.

6.
During September and October of 1999, we issued an aggregate of 15,919,160 shares of common stock to Haverford Internet, LLC and nine other persons for an aggregate of $1,999,999.31.

7.
In November of 1999, we issued an aggregate of 16,000,000 shares of common stock to Haverford Internet, LLC and twenty-eight other persons for an aggregate purchase price of $4,000,000.

8.
On December 28, 1999, we issued 1,000,000 shares of common stock to an individual investor for an aggregate purchase price of $250,000 in exchange for a full recourse promissory note in the principal amount of $250,000.

9.
On May 1, 2000, we issued 30,000,000 shares of common stock and warrants to purchase an additional 7,480,000 shares of common stock to Haverford Internet, LLC and seventeen other persons for an aggregate purchase price of $7,500,000.

10.
On May 1, 2000, we issued to one person a warrant to purchase 20,000 shares of common stock with an exercise price of $0.25 per share.

11.
On May 15, 2000, we issued an aggregate of 30,395,617 shares of common stock and warrants to purchase an additional 6,652,547 shares of common stock to Haverford Internet, LLC and sixteen other persons for an aggregate purchase price of $7,598,904.25.

12.
On May 15, 2000, we issued to seven persons warrants to purchase an aggregate of 746,358 shares of common stock with an exercise price of $0.25 per share.

13.
On June 22, 2000, we issued to one individual a warrant to purchase 200,000 shares of common stock with an exercise price of $0.25 per share.

14.
On September 12, 2001, we issued to Norwich Associates L.C. a senior revolving promissory note in the principal amount of up to $7,000,000.

15.
On September 21, 2000, we issued an aggregate of 66,812,349 shares of common stock and warrants to purchase an additional 16,703,089 shares of common stock to Haverford Internet, LLC and twenty-eight other persons for an aggregate purchase price of $10,021,825.35.

16.
On November 11, 2000, we issued a promissory note to First Security Bank, N.A. in the principal amount of $3,000,000.

17.
On November 17, 2000, we issued an aggregate of 63,482,207 shares of common stock to the stockholders of Gear.com, Inc. stock in connection with our acquisition of Gear.com, Inc.

18.
On February 2, 2001, we issued an aggregate of 27,979,855 shares of common stock to Haverford Internet, LLC and one other individual for an aggregate purchase price of $5,000,000.

19.
On March 27, 2001, we issued a secured promissory note in the principal amount of up to $6,000,000 to High Meadows Finance L.C.

20.
On May 24, 2001, we issued 5,595,971 shares of common stock to High Meadows Finance, L.C. for an aggregate of $1,000,000.

21.
On September 17, 2001, we issued 300,000 shares of common stock to Norwich Associates L.C. as partial payment on outstanding debt under a $7,000,000 line of credit from Norwich Associates L.C.

22.
Since January 1, 1999, we have granted stock options under our stock option plans to purchase an aggregate of 32,912,241 shares of common stock (net of expirations, exercises and cancellations) at a weighed average exercise price of $0.17 per share.

23.
Since January 1, 1999, we have issued 561,565 shares of common stock (net of cancellations) under our 2001 Stock Purchase Plan at a weighted average purchase price of $0.1787.

24.
On March 4, 2002, we issued 27,166,936 shares of Series A Preferred Stock investors for an aggregate purchase price of $6,607,000.

        The foregoing transactions were exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration, as provided by Rule 701, pursuant to Section 4(2) thereof or Regulation D, Rule 506 thereof on the basis that the transactions did not involve a public offering. None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

Item 16. Exhibits and Financial Statement Schedules

        (a)    Exhibits

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement
3.1A*	Amended and Restated Articles of Incorporation of Overstock.com, Inc. currently in effect
3.1B*	Form of Certificate of Incorporation of Overstock.com, Inc. to be effective after the reincorporation of Overstock.com, Inc. in Delaware
3.1C*	Form of Amended and Restated Certificate of Incorporation of Overstock.com, Inc. to be in effect after the completion of the offering made pursuant to this Registration Statement
3.2A*	Bylaws of Overstock.com, Inc. currently in effect
3.2B*	Form of Bylaws of Overstock.com, Inc. to be in effect after the reincorporation of Overstock.com, Inc. in Delaware
3.2C*	Form of Amended and Restated Bylaws of Overstock.com, Inc. to be in effect after the closing of the offering made pursuant to this Registration Statement
4.1*	Form of specimen certificate for Overstock.com, Inc.'s common stock
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1*	Form of Indemnification Agreement between Overstock.com, Inc. and each of its directors and officers
10.2	1999 Stock Option Plan and form of agreements thereunder
10.3	2001 Stock Purchase Plan and form of agreements thereunder
10.4	Gear.com Restated 1998 Stock Option Plan and form of agreements thereunder
10.5*	2002 Stock Plan and form of agreements thereunder
10.6	Agreement and Plan of Merger dated November 3, 2000 by and between Overstock.com, Inc. and Gear.com, Inc.
10.7*	Severance Package Agreement with Scott Stewart dated June 17, 1999
10.8	Lease Agreement dated January 23, 2002 between Overstock.com, Inc. and Holladay Building East L.L.C.
10.9*	Lease Agreement dated November 27, 2001 between Overstock.com and Holladay Building East L.L.C.
10.10	First Lease Extension Agreement dated January 25, 2002 by and between Overstock.com, Inc. and Holladay Building East L.L.C.
10.11*	Lease Agreement, as amended, between 2855 E. Cottonwood Parkway, L.C., and Discountsdirect, dated December 21, 1998

10.12	Lease Agreement by and between Overstock.com, Inc. and Marvin L. Oates Trust dated March 15, 2000
10.13*	Severance Package Agreement with Douglas Greene dated June 17, 1999
23.1	Consent of Independent Accountants
23.2	Consent of Arthur Andersen LLP
23.3	Consent of Counsel (included in Exhibit 5.1)
24.1	Power of Attorney (see Page II-5)

*
To be filed by amendment

        (b)    Financial Statement Schedules

        Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

        The undersigned hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification by Overstock.com, Inc. for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Overstock.com, Inc. pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Overstock.com, Inc. of expenses incurred or paid by a director, officer, or controlling person of Overstock.com, Inc. in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Overstock.com, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on the 5th day of March, 2002.

OVERSTOCK.COM, INC.
By:	/s/ PATRICK BYRNE Patrick Byrne, President, Chief Executive Officer and Director

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick Byrne and Jason Lindsey and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ PATRICK BYRNE (Patrick Byrne)	President, Chief Executive Officer and Director (Principal Executive Officer)	March 5, 2002
/s/ JASON LINDSEY (Jason Lindsey)	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	March 5, 2002
/s/ JOHN PETTWAY (John Pettway)	Director	March 5, 2002
/s/ JOHN J. BYRNE (John J. Byrne)	Director	March 5, 2002
/s/ GORDON MACKLIN (Gordon Macklin)	Director	March 5, 2002
/s/ GARY KENNEDY (Gary Kennedy)	Director	March 5, 2002

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement
3.1A*	Amended and Restated Articles of Incorporation of Overstock.com, Inc. currently in effect
3.1B*	Form of Certificate of Incorporation of Overstock.com, Inc. to be effective after the reincorporation of Overstock.com, Inc. in Delaware
3.1C*	Form of Amended and Restated Certificate of Incorporation of Overstock.com, Inc. to be in effect after the completion of the offering made pursuant to this Registration Statement
3.2A*	Bylaws of Overstock.com, Inc. currently in effect
3.2B*	Form of Bylaws of Overstock.com, Inc. to be in effect after the reincorporation of Overstock.com, Inc. in Delaware
3.2C*	Form of Amended and Restated Bylaws of Overstock.com, Inc. to be in effect after the closing of the offering made pursuant to this Registration Statement
4.1*	Form of specimen certificate for Overstock.com, Inc.'s common stock
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1*	Form of Indemnification Agreement between Overstock.com, Inc. and each of its directors and officers
10.2	1999 Stock Option Plan and form of agreements thereunder
10.3	2001 Stock Purchase Plan and form of agreements thereunder
10.4	Gear.com Restated 1998 Stock Option Plan and form of agreements thereunder
10.5*	2002 Stock Plan and form of agreements thereunder
10.6	Agreement and Plan of Merger dated November 3, 2000 by and between Overstock.com, Inc. and Gear.com, Inc.
10.7*	Severance Package Agreement with Scott Stewart dated June 17, 1999
10.8	Lease Agreement dated January 23, 2002 between Overstock.com, Inc. and Holladay Building East L.L.C.
10.9*	Lease Agreement dated November 27, 2001 between Overstock.com and Holladay Building East L.L.C.
10.10	First Lease Extension Agreement dated January 25, 2002 by and between Overstock.com, Inc. and Holladay Building East L.L.C.
10.11*	Lease Agreement, as amended, between 2855 E. Cottonwood Parkway, L.C., and Discountsdirect, dated December 21, 1998
10.12	Lease Agreement by and between Overstock.com, Inc. and Marvin L. Oates Trust dated March 15, 2000
10.13*	Severance Package Agreement with Douglas Greene dated June 17, 1999
23.1	Consent of Independent Accountants
23.2	Consent of Arthur Andersen LLP
23.3	Consent of Counsel (included in Exhibit 5.1)
24.1	Power of Attorney (see Page II-5)

*
To be filed by amendment.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
Overstock.com, Inc.
The Offering
Summary Financial Data
RISK FACTORS
Risks Relating to Overstock
Risks Relating to the Internet Industry
Risks Relating to this Offering of Our Securities
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Summary Compensation Table
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
Eligibility of Restricted Shares For Sale in Public Market
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
Report of Independent Accountants
Overstock.com, Inc. Consolidated Balance Sheets
Overstock.com, Inc. Consolidated Statements of Operations
Overstock.com, Inc. Consolidated Statements of Shareholders' Equity
Overstock.com, Inc. Consolidated Statements of Cash Flows
Overstock.com, Inc. Notes to Consolidated Financial Statements (all amounts in thousands, except per share data)
Report of Independent Public Accountants
Gear.com, Inc. Statement of Operations For the Year Ended December 31, 1999
Gear.com, Inc. Statement of Cash Flows For the Year Ended December 31, 1999
Gear.com, Inc. Notes to Financial Statements December 31, 1999
Gear.com, Inc. Statements of Operations For the Nine Months Ended September 30, 1999 and 2000 (unaudited)
Gear.com, Inc. Notes to Financial Statements (unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
Item 14. Indemnification of Directors and Officers
Item 15. Recent Sales of Unregistered Securities
Item 16. Exhibits and Financial Statement Schedules
Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX